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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
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Securities Exchange Act of 1934

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Kraton Corporation

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2020

NOTICE OF ANNUAL GENERAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

KRATON™

Letter to our Stockholders
from our Chair and our
Chief Executive Officer

Dear Fellow Stockholders,
The Board values this opportunity to share our perspective regarding some of the work we undertook for our stockholders during 2019. Our objective is to guide and oversee management in the creation of sustainable, long-term value. We have focused our attention on, among numerous other actions, the execution of a sound business strategy, Board composition and refreshment, and a commitment to corporate ethics, employee engagement and talent development. As we progress through 2020, we not only remain focused on these actions but are also dedicated in guiding the Company through the current unprecedented landscape surrounding the global COVID-19 virus pandemic.
Strategic Planning and Oversight
At each Board meeting and during our annual strategy planning session, our Board engages with the Company's senior leadership in diligent discussions about the Company's strategic goals, business priorities, emerging industry dynamics, and long-term growth opportunities. In 2019, the Company announced the planned disposition of its Cariflex™ business, which has now closed. As stewards of the Company, the Board engaged in a robust and iterative consideration of this transaction, and we believe that it soundly aligns with the Company's core strategy to continually manage its portfolio to drive long-term, sustainable value creation. The Board and management are committed to enhancing the Company's core businesses while strengthening the balance sheet to position the Company to take advantage of future growth opportunities and drive innovation and market development.
Board Composition and Refreshment
Our Nominating, Governance and Sustainability Committee invested substantial time in considering Board composition and refreshment to ensure that our Board is comprised of independent, engaged and diverse directors who provide a balance of fresh perspectives and significant institutional knowledge. Women comprise over 40 percent of our current Board, and we have welcomed three new directors to our Board over the last three years. We continuously review, evaluate and assess our Board, its committees and its individual directors, including through our annual evaluation process.
Employee Engagement and Talent Development
The diversity of our Company's global employees is fundamental to becoming an admired specialty chemical company delivering exceptional value to our stockholders, customers and employees. Therefore, our Board and its committees play a key role in the oversight of the Company's development and retention of top talent. Our Board discussed the results of the Company's 2019 employee engagement survey and its talent development program with senior leadership, and we are dedicated to the continued investment in talent, training, culture and employee engagement.
On behalf of the Board, we thank you for your continued support and investment in Kraton Corporation.

Dan F. Smith	Kevin M. Fogarty
Chair, Board of Directors	President and CEO

KRATON CORPORATION
15710 John F. Kennedy Boulevard, Suite 300
Houston, Texas 77032
NOTICE OF ANNUAL GENERAL MEETING OF STOCKHOLDERS
To be held May 22, 2020, at 1:00 p.m., central time
NOTICE IS HEREBY GIVEN that the Annual General Meeting of Stockholders of Kraton Corporation (the “Annual Meeting”) will be held on Wednesday, May 22, 2020, at 1:00 p.m., central time, at The Sheraton North Houston, 15700 John F. Kennedy Boulevard, Houston, Texas 77032(1) for the following purposes:

1.	To elect three Class II directors, each to serve for a three-year term, or until a successor is duly elected and qualified;

2.	To conduct an advisory vote to approve the compensation of our named executive officers;

3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2020 fiscal year;

4.	To approve an amendment and restatement to the Kraton Corporation 2016 Equity and Cash Incentive Plan to, among other things, eliminate the fungible share pool model; and

5.	To transact other business that may properly come before the meeting and any postponement or adjournment of the meeting.
Our board of directors fixed the close of business on March 23, 2020 as the record date for determining our stockholders who are entitled to notice of, and to vote at, the Annual Meeting. A list of such stockholders will be open to examination by any stockholder at the Annual Meeting and for a period of ten days prior to the Annual Meeting during ordinary business hours at our executive offices located at 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032.
On or about April 9, 2020, we plan to commence mailing a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (our “2019 Annual Report”) via the Internet and how to vote online. The Notice of Internet Availability of Proxy Materials also contains instructions on how you can receive a paper copy of the proxy materials. Our 2019 Annual Report, Notice of Internet Availability of Proxy Materials and proxy card are also first being made available online on or about April 9, 2020.
_______________

(1)
As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the meeting may be held virtually over the Internet. If we take this step, we will announce the decision to do so by April 29, 2020 via a press release and posting details on our website that will also be filed with the SEC as proxy material. As always, we encourage you to vote your shares prior to the Annual Meeting.

HOUSTON, TEXAS	By Order of the Board of Directors of Kraton Corporation,

/s/ JAMES L. SIMMONS
James L. Simmons,
Senior Vice President, General Counsel and Secretary
April 9, 2020

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY TELEPHONE, OVER THE INTERNET OR BY MARKING, SIGNING AND RETURNING YOUR PROXY OR VOTING INSTRUCTION CARD AS SOON AS POSSIBLE, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING.

TABLE OF CONTENTS

Proxy Statement Summary	1
Annual Meeting Information	1
Proposals and Voting Recommendations	1
Director Nominees	1
Corporate Governance Highlights	2
Executive Compensation Highlights	3
Business and Strategic Highlights	5
Questions and Answers About the Meeting and Voting	6
Proposal 1 – Election of Class II Directors	9
Nominees for Election as Class II Directors: Term Expiring 2020	9
Incumbent Class III Directors: Term Expiring 2021	11
Incumbent Class I Directors: Term Expiring 2022	12
Our Executive Officers	14
Corporate Governance	17
Our Board of Directors	17
Meetings of the Board	18
Communications with the Board	18
Committees of the Board	19
Primary Responsibilities of each Committee	19
Role in Risk Oversight	20
Board and Committee Effectiveness	21
Board Selection and Refreshment	22
Leadership Structure	23
Director Resignation Policy	23
Involvement in Certain Legal Proceedings	24
Compensation Committee Interlocks and Insider Participation	24
Certain Relationships and Related Party Transactions	24
Independence of the Board and its Committees	25
Governance Policies	25
Sustainability	26
Stock Ownership Information	27
Holdings of Major Stockholders	27
Holdings of Officers and Directors	28
Compensation Discussion and Analysis	29
Principal Components of Compensation	30
Business Performance	31
Stockholder Engagement	33
Roles in Determining Executive Compensation	34
Selecting Performance Metrics and Setting Associated Goals	36
Principles and Philosophy of the Compensation Program	39
Compensation Decisions and Results	43
Other Compensation for our NEOs	51
Other Compensation Policies	52
Compensation Committee Report	55
Named Executive Officer Compensation Tables	56
Summary Compensation Table	56
Pay Ratio	57

Equity Compensation Plan Information	58
Grants of Plan-Based Awards	58
Outstanding Equity Awards at 2019 Fiscal Year-End	59
Option Exercises and Stock Vested	60
Pension Benefits	60
Nonqualified Deferred Compensation	61
Termination and Change in Control Payments	62
Director Compensation	66
Components of Non-Management Director Compensation	66
Director Compensation for Fiscal 2019	66
Proposal 2 – Advisory Vote to Approve the Compensation of our Named Executive Officers	67
Audit Committee Report	68
Primary Responsibilities	68
Oversight of Independent Registered Public Accounting Firm	68
2019 Audited Financial Statements	69
Proposal 3 – Ratification of the Appointment of our Independent Registered Public Accounting Firm	70
Fees Paid to Independent Registered Public Accounting Firm	70
Audit Committee Pre-Approval Policies and Procedures	71
Proposal 4 - Approval of the Amended and Restated Kraton Corporation 2016 Equity and Cash Incentive Plan	72
Background and Purpose of the Proposal	72
Material Changes to the 2016 Plan	72
Other Changes to the 2016 Plan	73
Selected Data on Current Outstanding and Unissued Awards	74
Selected Terms of the A&R Plan	74
Federal Income Tax Consequences of Awards	78
Consequences of Failing to Approve the Proposal	79
Stockholder Proposals and Nominations for our 2021 Annual Meeting	80
Inclusion of Proposal in Our Proxy Statement and Proxy Card under the SEC's Rules	80
Bylaw Requirements for Stockholder Submission of Nominations and Proposals	80
Additional Information	81
Incorporation by Reference	81
Annual Report on Form 10-K	81
Delivery of Documents to Stockholders Sharing an Address	81
Proxy Card
Annex A - Amended and Restated Kraton Corporation 2016 Equity and Cash Incentive Plan
Annex B - Non-GAAP Reconciliation

PROXY STATEMENT SUMMARY

This summary does not contain all of the information you should consider before voting and is qualified in its entirety by the full proxy statement. Please read the entire proxy statement before voting. We refer to our website throughout this proxy statement; however, no information on our website or any other website is incorporated by reference into or otherwise made a part of this proxy statement. References in this proxy statement to (1) “we,” “us,” “our,” or the “Company” refers to Kraton Corporation and, as the context requires, our direct and indirect subsidiaries, (2) "Board" refers to our board of directors, (3) "NEO" refers to named executive officer, (4) "other NEOs" refer to our NEOs, excluding our CEO, as a group, and (5) "Compensation Committee," "Audit Committee" or "NGS Committee" refers to the compensation committee, audit committee or nominating, governance and sustainability committee, respectively, of the Board.

2020 Annual Meeting of Stockholders

DATE AND TIME: May 22, 2020, 1:00 p.m. local time
PLACE: The Sheraton North Houston, 15700 John F. Kennedy Blvd., Houston, TX 77032(1)
RECORD DATE: March 23, 2020
AVAILABILITY OF MATERIALS: Online on April 9, 2020
_______________

(1)
As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the meeting may be held virtually over the Internet. If we take this step, we will announce the decision to do so by April 29, 2020 via a press release and posting details on our website that will also be filed with the SEC as proxy material. As always, we encourage you to vote your shares prior to the Annual Meeting.

Proposals and Voting Recommendations

Proposals		Board of Directors' Recommendation	Page
Item No. 1	Election of Class II Directors	FOR ALL	9
Item No. 2	Advisory Vote to Approve the Compensation of our Named Executive Officers	FOR	67
Item No. 3	Ratification of the Appointment of KPMG LLP as our Independent Registered Public Accounting Firm	FOR	70
Item No. 4	Approval of the Amended and Restated Kraton Corporation 2016 Equity and Cash Incentive Plan	FOR	72
Director Nominees
We ask that you vote for the election of each of our Class II directors. Detailed information about each director can be found in “Proposal 1 — Election of Class II Directors” beginning on page 9.

Name	Age	Director Since	Other Current Public Boards	Committee Membership
Current Position
Dominique Fournier	69	2012	None	Compensation and NGS(1)
CEO and Chairman of Interface Polymer Limited
John J. Gallagher, III	56	2011	None	Audit(1) and NGS
CEO of Stellar CJS Holdings, LLC
Billie I. Williamson	67	2018	2	Audit
Retired Senior Global Client Service Partner of Ernst & Young LLP
________________

(1)	Chairperson

Kraton Corporation                                         1

Corporate Governance Highlights

We Have the Right Board at the Right Time for Kraton
Ensuring the Board is composed of directors who bring diverse viewpoints and perspectives, exhibit a variety of skills, professional experience, and backgrounds, and effectively represent the long-term interests of stockholders is a priority of our Board and the NGS Committee. Our director criteria and recruitment initiatives align the Board’s capabilities with the execution of the Company’s long-term strategy developed to enhance stockholder value. Accordingly, in the past three years the Board has added three new directors, and 44% of our board is comprised of women. These new directors complement our directors’ mix of skills and diversity by bringing key leadership, financial, chemical industry and international expertise to the Board. For a detailed discussion of why we have the right Board for Kraton, see “Proposal 1—Election of Class II Directors” starting on page 9 and "Corporate Governance" starting on page 17.

Composition of our Board

Our governance policies and structure promote thoughtful consideration of business action and appropriate risk taking with the continuing goal of strengthening long-term stockholder value and ensuring sustainable growth. Please read “Corporate Governance,” beginning on page 17, for a description of our program, highlights of which include:

Corporate Governance Highlights
• Resignation Policy for Uncontested Director Elections	• Code of Ethics and Business Conduct for All Directors and Employees
• Fully Independent Board Committees	• Board Orientation and Continuing Education
• Board Risk Oversight	• Fully Independent Board (Excluding our CEO)
• Diverse Board	• Independent Directors Meet without Management
• Board and Committees May Hire Outside Advisors Independently of Management	• Strategy and Risk Oversight by the Full Board and Committees
• Commitment to Sustainability and Corporate Social Responsibility	• Robust Stock Ownership Guidelines and Clawback Policy
• Market-based Director Compensation	• Annual Board and Committee Self-evaluations
• Engage in Stockholder Outreach

Kraton Corporation                                         2

Executive Compensation Highlights
We provide highlights of our executive compensation program below. Please review the sections entitled "Compensation Discussion and Analysis" and "Named Executive Officer Compensation Tables" of this Proxy Statement for a complete understanding of our executive compensation program.

Executive Compensation Actions and Results for 2019
Key 2019 Actions
•
Grants of restricted stock performance units ("PRSUs") in 2019 represented two-thirds of the variable equity compensation mix and have a three-year performance period with 50% tied to relative total stockholder return.
•
Grants of restricted stock awards ("RSUs") had a three-year ratable vesting schedule.
•
Our short-term incentive compensation program in 2019 was tied to the attainment of consolidated net debt reduction and achievement of Adjusted EBITDA, as adjusted for safety performance.
Key 2019 Results
•
Performance for the three-year vesting period under the 2017 grants of PRSUs was 0%.
•
Actual performance under our annual cash incentive compensation program in 2019 was 21.2% of target for our NEOs, which includes a reduction by 10% due to Company safety performance.

Principles and Philosophy of the Compensation Program
Our Compensation Committee focuses on (1) a pay-for-performance philosophy, (2) establishing total direct compensation at or near the 50th percentile of our peer group, and (3) granting variable compensation, primarily in the form of long-term equity incentives. These principles are intended to ensure a direct alignment between executive compensation and the creation of long-term stockholder value. Our Compensation Committee’s philosophy and principles are further discussed in the section entitled “Compensation Discussion and Analysis” beginning on page 29.
The tables below depict the targeted amounts for the key compensation elements for our CEO and for our other NEOs for 2019, and highlight our Compensation Committee’s focus on variable compensation tied to specific quantitative performance criteria.

CEO Targeted Direct Compensation	Other NEOs Targeted Direct Compensation

Analysis of Total Direct Targeted Compensation	CEO	Other NEOs
Proportion of pay subject to specific quantitative performance criteria	60%	51%
Proportion of pay at-risk (variable compensation)	81%	65%
Proportion of pay delivered in the form of long-term equity	61%	42%

Kraton Corporation                                         3

Adherence to Executive Compensation Best Practices
To mitigate compensation-related risk, drive performance and increase long-term stockholder value, our Compensation Committee is committed to, among other principles, the following executive compensation best practices:

What We Do	What We Don't Do
• Emphasis on Pay-for-Performance	• No Single-Trigger Change in Control Plans
• Stock Ownership and Retention Guidelines	• No Individual Employment Agreements
• Clawback Policy	• No Excise Tax Gross-Ups
• Minimum Vesting Periods for Awards	• No Liberal Share Recycling
• Annual Compensation Risk Assessment	• No Equity Plan Evergreen Provision
• Engagement of Independent Compensation Consultant	• No Tax Gross-Ups for Non-Relocation Based Personal Benefits
• Annual Stockholder Engagement	• No Hedging or Pledging

2019 Summary Compensation Snapshot
For additional information on the table below, please see, “Named Executive Officer Compensation Tables — Summary Compensation Table” on page 56.

Name	Salary ($)	Bonus ($)	Stock Awards ($)	Non-equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Kevin M. Fogarty	1,000,000	—	4,003,915	212,000	164,061	5,384,833
Atanas H. Atanasov(1)	311,490	250,000	1,319,036	46,993	60,903	1,988,422
Christopher H. Russell(1)	286,250	49,533	184,788	30,740	37,120	588,431
Holger R. Jung	400,000	—	689,896	59,360	67,404	1,216,660
Marcello C. Boldrini	425,000	—	554,398	59,360	53,963	1,067,721
James L. Simmons	400,000	—	554,398	58,565	70,664	1,108,627
_______________

(1)
Effective May 6, 2019, the Board appointed Atanas H. Atanasov to serve as the Company's Senior Vice President and Chief Financial Officer. Upon Mr. Atanasov's appointment, Mr. Christopher H. Russell, the Company's Vice President and Chief Accounting Officer, ended his service as the Company's interim Chief Financial Officer.

Continuing Stockholder Outreach in 2019
At our 2019 Annual General Meeting of Stockholders, approximately 98% of stockholders who cast an advisory vote on our say on pay proposal voted in favor of our executive compensation programs. Throughout 2019, our Compensation Committee continued its outreach efforts to discuss our compensation policies and procedures with our major stockholders. Our Compensation Committee values these discussions and encourages stockholders to provide feedback about our executive compensation programs as described under “Corporate Governance—Communications with the Board ” on page 18. For a more thorough discussion of our stockholder outreach, see “Compensation Discussion and Analysis—Stockholder Engagement” on page 33.

Kraton Corporation                                         4

Business and Strategic Highlights
Full-Year 2019 Results Overview
For 2019, the results related to the performance metrics under our incentive compensation plans were as follows:

Debt of $1,391 million	3-Year Relative TSR at the 24.6th Percentile(2)	Net Income of $55.8 million

and		and
Consolidated Net Debt of $1,356 million(1)		Adjusted EBITDA of $320.6 million(1)

_______________

(1)	For a reconciliation of GAAP to non-GAAP financial measures, please refer to “Annex A — Non-GAAP Reconciliations.”

(2)
Based on relative total stockholder return ("TSR") from December 31, 2016 to December 31, 2019 using the 2017 TSR Peer Group (adjusted for peers that were no longer operating as an independent company).

Our Strategy to Enhance Stockholder Value
Our long-term strategy consists of three pillars: organic growth, capability systems, and portfolio management. Our Board and management believe that execution against these three pillars will enhance long-term stockholder value.
As we continue to pursue our long-term strategic objectives, the Board and management continue to evaluate market conditions for opportunities that will benefit our stockholders. In 2019, we announced the sale of the Cariflex business to Daelim Industrial, which we completed in March 2020. We intend to use the proceeds to improve our leverage profile and strengthen our balance sheet, positioning us for growth in our core businesses.

Sustainability Drives Our Long-Term Value Creation
Our strategy is supported by an active approach to sustainability in our operations, our innovation efforts and product offerings, and our interactions with our stakeholders. We are not a single-use plastic company, and we believe sustainability is ultimately a driver of long-term value creation in a resource-constrained world. Sustainability, in its various forms, is at the core of everything we do - from reducing the environmental footprint of our manufacturing facilities and ensuring the safety of our employees and the communities in which we operate to working with our customers to deliver advanced technologies.
For more information on Sustainability at Kraton, please read "Corporate Governance — Sustainability" and our Sustainability Report available at www.kraton.com.

Kraton Corporation                                         5

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING
Who is making this solicitation of proxies?

This solicitation is made by Kraton Corporation on behalf of its Board. A Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) is first being mailed on or about April 9, 2020 to stockholders of Kraton Corporation. We will bear the cost of this proxy solicitation. We may furnish copies of our proxy solicitation material to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of our common stock, and ordinary course handling charges may be paid for such forwarding service.
Our officers and other management employees, who will receive no additional compensation for their services, may solicit proxies by mail, email, Internet, facsimile, telephone or in person.
Where will the Annual Meeting take place?

The Annual Meeting will be held on Wednesday, May 22, 2020, at 1:00 p.m., central time, at The Sheraton North Houston, 15700 John F. Kennedy Boulevard, Houston, Texas 77032.
What happens if a change to the Annual Meeting location is necessary due to exigent circumstances?

As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the meeting may be held virtually over the Internet. If we take this step, we will announce the decision to do so by April 29, 2020 via a press release and posting details on our website that will also be filed with the U.S. Securities and Exchange Commission ("SEC") as proxy material. A virtual meeting will have no impact on shareholders’ ability to provide their proxy by using the Internet or telephone or by completing, signing, dating and mailing their proxy card, each as explained in this proxy statement. As always, we encourage you to vote your shares prior to the Annual Meeting.
Who may vote at the Annual Meeting?

All stockholders of record as of the close of business on March 23, 2020, the record date for the Annual Meeting, are entitled to vote at the meeting. Holders of our common stock are entitled to one vote per share. At the close of business on the record date, there were 31,829,149 shares of our common stock outstanding.
Who may attend the Annual Meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting.
How do I vote?

Because many stockholders cannot attend the Annual Meeting, it is necessary that a large number of stockholders be represented by proxy. You may vote in person or by proxy in one of the following ways:

•	In Person - we will provide a ballot to our stockholders who attend the Annual Meeting and wish to vote in person;

•	In Writing - if you request a paper proxy card, simply complete, sign and date the proxy card, then follow the instructions on the proxy card; or

•
By Telephone or Internet - follow the instructions on the Notice of Internet Availability or proxy card and have the Notice of Internet Availability or proxy card available when you access the Internet website or place your telephone call.

If you hold shares through a brokerage firm, bank or other custodian, you may vote by telephone or the Internet only if the custodian offers that option. Please refer to your proxy card or

Kraton Corporation                                         6

the information provided by your brokerage firm, bank or other custodian to determine which options are available for voting the proxy. You may receive more than one proxy card, depending on how you hold your shares. You should vote each proxy card provided to you using one of the methods described above.
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Under rules adopted by the SEC, we have decided to use the Internet as the primary means of furnishing proxy materials to our stockholders. Accordingly, on or about April 9, 2020, we will mail the Notice of Internet Availability to our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability or request a printed set of the proxy materials.
If you received the Notice of Internet Availability, then you will not receive a paper copy of the proxy materials unless you request one. We encourage our stockholders to take advantage of the availability of the proxy materials on the Internet to contribute to our sustainability endeavors and to help reduce cost to us associated with the physical printing and mailing of proxy materials.
What am I being asked to vote on, how does the Board recommend that I vote, and what are the standards for determining whether a proposal has been approved?

Proposal		Recommended Vote	Voting Approval Standard(1)	Effect of Abstention	Effect of Broker Non-Vote(3)
1	Election of Class II directors	FOR ALL	More votes “FOR” than “WITHHELD”(2)	No effect	No effect
2	Advisory Vote to Approve the Compensation of our Named Executive Officers	FOR	Majority of the votes cast	No effect	No effect
3	Ratify the Appointment of our Independent Registered Public Accounting Firm	FOR	Majority of the votes cast	No effect	Not applicable
4	Approve the Amended and Restated Kraton Corporation 2016 Equity and Cash Incentive Plan	FOR	Majority of the votes cast	Vote against	No effect

(1)
Shares present in person or by proxy must be at least a majority of the shares entitled to vote to constitute a quorum. “Shares present” includes shares represented in person or by proxy at the Annual Meeting.

(2)
Any director nominee in an uncontested election who receives a greater number of votes “withheld” than votes “for” in such election shall, promptly following the certification of the voting results for such election, tender an offer of resignation for consideration by our NGS Committee. See “Corporate Governance—Director Resignation Policy”.

(3)
A broker non-vote occurs when a broker holding shares for a beneficial owner votes on some matters on the proxy card, but not on others, because the broker does not have instructions from the beneficial owner or discretionary authority (or declines to exercise discretionary authority) with respect to those other matters.

What happens if I do not indicate how I wish to vote on one or more of the proposals?

If you return your signed proxy card but do not indicate how you wish to vote, the persons named as proxies herein will vote your shares “FOR ALL” with respect to the election of our Class II director nominees (Proposal No. 1), “FOR” the resolution to approve, on an advisory basis, the compensation of our named executive officers (Proposal No. 2), “FOR” the ratification of our appointment of KPMG LLP (Proposal No. 3), and "FOR" approval of the amendment and restatement of our equity and cash incentive plan (Proposal No. 4). We are not aware of any other matters that may come before the Annual Meeting. If any other matter properly comes before the Annual Meeting, the proxy holders will vote the proxies according to their judgment.

Kraton Corporation                                         7

What happens if I vote by proxy and later change my mind?

If you are the record holder of your shares, you may revoke your proxy by:

•	writing to our Secretary at our principal executive office;

•	delivering a properly executed proxy card dated after the date of the proxy card you want to revoke;

•	voting at a later time, but prior to 11:59 p.m. eastern time on May 21, 2020, by telephone or the Internet; or

•	attending the Annual Meeting and casting your vote in person.
If you are a beneficial owner of your shares, you must contact your brokerage firm, bank or other custodian to revoke any prior voting instructions.
Who are the proxies for the Annual Meeting?

The named proxies for the Annual Meeting, Atanas H. Atanasov and James L. Simmons (or their duly authorized designees), will follow submitted proxy voting instructions. They will vote as the Board recommends as to any submitted proxies that do not direct how to vote on any item, and will vote on any other matters properly presented at the Annual Meeting in their judgment.
What constitutes a quorum?

We need a quorum of stockholders in order to transact business at our Annual Meeting. A quorum is the presence, in person or by proxy, of the holders of record of a majority in voting power of the outstanding shares of common stock entitled to vote at the Annual Meeting. If you have properly voted by proxy, via mail, telephone or the Internet, you will be considered part of the quorum. We will count abstentions, withhold votes and broker non-votes as present for the purpose of establishing a quorum. If a quorum is not present, the chairman or the holders of a majority of the shares of common stock present in person or by proxy at the Annual Meeting may adjourn the meeting, without notice other than an announcement at the meeting, until the required quorum is present.
If my broker holds my shares in “street name,” will my broker automatically vote my shares?

Under the rules of the New York Stock Exchange ("NYSE"), if your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will have discretion to vote your shares on our sole “routine” matter – the ratification of the appointment of our independent registered public accounting firm. Your broker will not have discretion to vote on any of the other proposals, absent direction from you, because they are considered “non-routine” matters. It is therefore very important that you vote your proxy or voting instruction card so that your vote can be counted.
Who will count the votes?

Representatives of Broadridge will tabulate the votes.
What shares are reflected on my proxy card?

The shares listed on your proxy card represent, as of the record date, all the shares of our common stock held in your name, as distinguished from shares held by a broker in “street” name. You should receive a separate voting instruction card from your broker if you hold shares in “street” name.
What is the Company’s contact information for purposes of the proxy solicitation?

You can contact us by mail sent to the attention of the Secretary at our principal executive offices located at 15710 John F. Kennedy Boulevard, Suite 300 Houston, Texas 77032. You can call us by dialing 281-504-4700. You can access our proxy materials online at www.proxyvote.com.

Kraton Corporation                                         8

PROPOSAL 1
ELECTION OF CLASS II DIRECTORS

Our Board is presently comprised of nine directors, divided into three classes, designated as Class I, Class II and Class III, each serving staggered three-year terms. With the exception of Kevin M. Fogarty, our President and Chief Executive Officer ("CEO"), all of our directors are independent for purposes of applicable NYSE listing standards and rules adopted by the SEC.
The Board has nominated for election Dominique Fournier, John J. Gallagher, III and Billie I. Williamson, as Class II directors, to serve until the annual general meeting of stockholders held in 2023, their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
Each of Messrs. Fournier and Gallagher and Ms. Williamson have consented to being named in this proxy statement and to serving as a director if elected at the Annual Meeting. If for any reason, any of Messrs. Fournier and Gallagher and Ms. Williamson becomes unable or unwilling to serve at the time of the Annual Meeting, the Board may reduce the size of the Board accordingly, or the persons named as proxies in the proxy will have the authority to vote for substitute nominees. We do not anticipate that any nominee named in the proxy statement will be unable or unwilling to serve.
The Board recommends that stockholders vote “FOR” each of the Company’s named nominees for Class II director.
Set forth below is a brief biography and discussion of the specific experiences, qualifications, attributes or skills of our Class II director nominees and all other members of the Board who will continue in office. For a further discussion of the guidelines and qualifications our NGS Committee considers when considering nominees for our Board, please see “Corporate Governance — Board Selection and Refreshment,” below.
Nominees for Election as Class II Directors: Term Expiring 2020

Dominique Fournier
Age: 69 Director since: 2012 Board Committees: Executive, Compensation, and NGS (Chair) Independent	Chief Executive Officer and Chairman of Interface Polymer Limited
Other Current Public Boards None

Biography
Mr. Fournier is the interim Chief Executive Officer and Chairman of the board of directors of Interface Polymer Limited. Mr. Fournier was the Chief Executive Officer of Infineum International Limited, a joint venture specialty chemical company between Shell and ExxonMobil, from 2005 until 2011. From 1976 to 2004, he held various manufacturing and marketing positions in ExxonMobil’s chemical businesses as well as senior leadership positions, including AIB Vice President, from 1998 to 2004, and Managing Director – Exxon Chemical France, from 1996 to 1997.

Skills and Qualifications of Particular Relevance to Kraton
•
Knowledge of the industry, including manufacturing, marketing and executive management, and executive level knowledge of the Company and the specialty chemicals business by virtue of commercial relationships
•
International business experience in Asia and knowledge of joint venture operations
•
Brings geographical diversity to the Board, as a French national

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John J. Gallagher, III
Age: 56 Director since: 2011 Board Committees: Audit (Chair), NGS Independent	Chief Executive Officer of Stellar CJS Holdings, LLC
Other Current Public Boards None

Biography
Mr. Gallagher is the Chief Executive Officer of Stellar CJS Holdings, LLC, a private investment company. Previously, Mr. Gallagher was the Chief Operating Officer, (MDCS and Fluids) of Milacron LLC, a supplier of plastics processing equipment, technologies and services from 2014 to 2016. From 2005 to 2007, Mr. Gallagher was EVP and Chief Financial Officer of Celanese Corporation, and from 2007 to 2009, was EVP and President, Acetyls of Celanese Asia. From 1995 to 2005, Mr. Gallagher served as an executive at Great Lakes Chemical Corp., UOP, LLC, and AlliedSignal, Inc. From 1986 to 1994, Mr. Gallagher worked at Price Waterhouse, LLP. He is a certified public accountant.

Skills and Qualifications of Particular Relevance to Kraton
•
Significant expertise in corporate finance, public company accounting and financial reporting, including as a chief financial officer
•
Senior leadership, possessing international business experience in Asia
•
Over twenty years of industry knowledge of the chemical business

Prior Public Directorships (Last Five Years) Milacron Holdings Corp.

Billie I. Williamson
Age: 67 Director since: 2018 Board Committee: Audit Independent	Senior Global Client Service Partner of Ernst & Young LLP (retired)
Other Current Public Boards • Pentair plc • Cushman & Wakefield plc

Biography
Ms. Williamson served in various roles at Ernst & Young LLP ("EY") from 1974 to 1993 and from 1998 to 2011, most recently as Senior Global Client Service Partner. Ms. Williamson was also EY's Americas Inclusiveness Officer, a member of its Americas Executive Board, which functions as the Board of Directors for EY dealing with strategic and operational matters, and a member of the EY U.S. Executive Board.

Skills and Qualifications of Particular Relevance to Kraton
•
Sophisticated public company experience having served on eight public company boards
•
Broad experience in senior corporate positions with knowledge of financial and strategic oversight
•
Strong corporate finance, public company accounting and financial reporting experience, having served at EY for over 30 years

Prior Public Directorships (Last Five Years) Energy Future Holdings Corp., XL Group Ltd., CSRA Inc., Janus Capital Group, ITT Exelis Inc. and Annie’s Incorporated

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Incumbent Class III Directors: Term Expiring 2021

Shelley J. Bausch
Age: 54 Director since: 2017 Board Committee: NGS Independent	President of Fluid Technologies at Carlisle Companies, Inc.
Other Current Public Boards None

Biography
Ms. Bausch is the President of Carlisle Fluid Technologies at Carlisle Companies, Incorporated, a diversified, global portfolio of niche brands and businesses with highly engineered products. From 2014 to October 2017, Ms. Bausch served as the Global Vice President, Global Industrial Coatings at PPG Industries, Inc., a global supplier of paints, coatings and specialty materials. Ms. Bausch began her career at Dow Corning Corporation in 1988, and most recently served as its Business Vice President, Finished Products from 2011 to 2014.

Skills and Qualifications of Particular Relevance to Kraton
•
Significant experience in the chemicals industry and with manufacturing operations
•
Broad experience in marketing, commercial operations, strategic planning, and organizational management
•
Senior leadership experience, including internationally

Kevin M. Fogarty
Age: 54 Director since: 2009 Board Committee: Executive	President and Chief Executive Officer of Kraton Corporation
Other Current Public Boards P.H. Glatfelter Company

Biography
Mr. Fogarty was appointed our President and CEO in January 2008. Prior to being appointed President and CEO, Mr. Fogarty served as our Executive Vice President of Global Sales and Marketing from June 2005. Mr. Fogarty joined us from Invista, where he had served as President for Polymer and Resins since May 2004. For the 13 years prior to his most recent position with Invista, Mr. Fogarty held a variety of roles within the Koch Industries, Inc. family of companies, including KoSa. Mr. Fogarty serves on the board of the American Chemistry Council.

Skills and Qualifications of Particular Relevance to Kraton
•
As the CEO of our Company, Mr. Fogarty sets the strategic direction of the Company under the guidance of the Board and provides valuable insight to the Board into the day to day business issues facing our Company
•
Extensive sales, marketing and high-level leadership experience in the chemical industry, including experience in the specialty chemicals business, with broad international business experience

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Karen A. Twitchell
Age: 64 Director since: 2009 Board Committee: Compensation (Chair) Audit Independent	Chief Financial Officer of Landmark Aviation (retired)
Other Current Public Boards • Trecora Resources (Chair)

Biography
From 2010 to 2013, Ms. Twitchell served as the Executive Vice President and Chief Financial Officer of Landmark Aviation. From 2001 to 2009, Ms. Twitchell was a Vice President and Treasurer of LyondellBasell Industries and Lyondell Chemical Company. Prior to that, she served as a Vice President and Treasurer of Kaiser Aluminum Corporation and Southdown, Inc. Before joining Southdown, Ms. Twitchell was an investment banker with Credit Suisse First Boston in its corporate finance department.

Skills and Qualifications of Particular Relevance to Kraton
•
Broad experience in financial management and corporate finance, including investment banking, treasury and investor relations
•
Extensive chemical industry experience
•
Longstanding experience in senior corporate positions with knowledge of financial management oversight and enterprise risk management

Prior Public Directorships (Last Five Years) KMG Chemical, Inc.
Incumbent Class I Directors: Term Expiring 2022

Mark A. Blinn
Age: 58 Director since: 2017 Board Committee: Audit Independent	Chief Executive Officer of Flowserve Corporation (retired)
Other Current Public Boards • Texas Instruments, Inc. • Leggett & Platt, Incorporated • Emerson Electric Co.

Biography
Mr. Blinn served in various positions at Flowserve Corporation, including as the Chief Executive Officer and President from 2009 to March 2017 and Chief Financial Officer from 2004 to 2009. Prior to Flowserve, Mr. Blinn held senior finance, treasury and planning positions at FedEx Kinko’s Office and Print Services, Inc., Centex Corp., FirstPlus Financial Inc., Electronic Data Systems Corp. and Commercial Capital Funding Inc. Mr. Blinn was formerly an attorney with Smith, Barshop, Stoffer and Millsap, where he represented large financial institutions, foreign corporations and insurance companies in litigation issues.

Skills and Qualifications of Particular Relevance to Kraton
•
Strong corporate finance, public company accounting and financial reporting experience, having served as a Chief Financial Officer
•
Longstanding experience in senior corporate positions, including as Chief Executive Officer, with knowledge of financial management oversight
•
Public company board experience, with knowledge on corporate governance and board function

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Anna C. Catalano
Age: 60 Director since: 2011 Board Committees: Compensation, NGS Independent	Group Vice President, Global Marketing of BP plc. (retired)
Other Current Public Boards • FrontDoor, Inc. • HollyFrontier Corporation • Willis Towers Watson

Biography
Ms. Catalano served in various capacities for BP plc, and its predecessor Amoco Corporation, from 1979 until her retirement in 2003, including from 2000 to 2003, as Group Vice President, Global Marketing, for BP plc.

Skills and Qualifications of Particular Relevance to Kraton
•
International experience, having served as President of Amoco Orient Oil Company, lived in Beijing for two years, and is fluent in Mandarin
•
Senior leadership experience, possessing extensive knowledge of marketing and communications
•
Broad public company experience, with a wealth of knowledge on corporate governance, executive compensation and board function

Prior Public Directorships (Last Five Years) Mead Johnson Nutrition Company and Chemtura Corporation

Dan F. Smith
Age: 73 Director since: 2009 Board Committees: Compensation, Executive (Chair) Independent, Chairman of the Board	Chief Executive Officer of Lyondell Chemical Company (retired)
Other Current Public Boards • Orion Engineered Carbons S.A. • Magnolia Oil & Gas Corporation

Biography
Mr. Smith began his career as an engineer with Atlantic Richfield Company in 1968. He was elected President of Lyondell Chemical Company in August 1994 and Chief Executive Officer in December 1996. He was also elected Chief Executive Officer of Equistar Chemicals, LP in December 1997 and Millennium Chemicals Inc. in November 2004, each a wholly-owned subsidiary of Lyondell. Mr. Smith retired from each of these Chief Executive Officer positions in December 2007.

Skills and Qualifications of Particular Relevance to Kraton
•
Industry knowledge with a long and distinguished career in the chemical industry and a degree in chemical engineering
•
Senior leadership with several years of service as the Chief Executive Officer of a major chemical company
•
Sophisticated public company experience having served as Chairman of the board of directors of Lyondell Chemical Company

Prior Public Directorships (Last Five Years) Northern Tier Energy LLC and Nexeo Solutions, Inc.

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OUR EXECUTIVE OFFICERS

Our Board elects our officers, and our officers serve until their resignation or termination or until their successors are duly elected and qualified. Mr. Fogarty, our Chief Executive Officer, serves on our Board. For his biography, please refer to "Proposal 1 - Election of Class II Directors — Incumbent Class III Directors: Term Expiring 2022" on page 11.

Kevin M. Fogarty	Atanas H. Atanasov	Marcello C. Boldrini

Melinda S. Conley	Holger R. Jung	Vijay Mhetar

Suzanne Pesgens	Christopher H. Russell	James L. Simmons

Atanas H. Atanasov. Mr. Atanasov, age 47, our Senior Vice President, Chief Financial Officer and Treasurer was appointed our principal financial officer in May 2019. Prior to joining Kraton, Mr. Atanasov served as Chief Financial Officer of Empire Petroleum Partners, LLC. Prior to joining Empire, Mr. Atanasov held various positions at NGL Energy Partners LP, a NYSE-traded midstream master limited partnership. Mr. Atanasov joined NGL in November 2011 as Treasurer and Senior Vice President of Finance and was promoted to Chief Financial Officer in May 2013. Prior to NGL, Mr. Atanasov spent nine years at GE Capital in various roles of increasing responsibility. Mr. Atanasov earned a Master of Business Administration from the University of Tulsa and a Bachelor of Science in Accounting from Oral Roberts University. Mr. Atanasov is a Certified Public Accountant.

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Marcello C. Boldrini. Mr. Boldrini, age 58, our Senior Vice President and Chemical Segment President was appointed in April 2017. Prior to joining Kraton, Mr. Boldrini was the President Asia and President Global Metals and Mining for Houghton International. From October 2014 to July 2015, Mr. Boldrini was an independent management consultant. From 2010 to 2014, Mr. Boldrini held various executive management positions with Momentive, a global specialty chemical company, including most recently, the Executive Vice President and Chief Marketing Officer. Prior to his experience at Momentive, Mr. Boldrini spent over nineteen years at multiple chemical companies including Ashland, Unilever and Quaker Chemical. Mr. Boldrini holds an MS in Chemistry from the University of Milan, Italy and an M.B.A. from Bocconi University in Italy.
Melinda S. Conley. Ms. Conley, age 54, our Senior Vice President and Chief Human Resources Officer, was appointed as our principal human resources officer in May 2012. Prior to joining us, from 2006 to 2011, Ms. Conley served in various capacities; including as Vice President, Total Rewards and as Vice President, Human Resources for Dean Foods Company. Ms. Conley previously held multiple human resources positions within the United States and England, with increasing responsibility, at companies including Capital One Financial Corporation, Monsanto Corporation, AlliedSignal, and Ford Motor Company. In addition, she practiced litigation at the firm of Figari & Davenport. Ms. Conley earned a B.A. in Speech Communication and an M.A. from the School of Labor and Employment Relations at the University of Illinois at Urbana-Champaign, and received her J.D. from Southern Methodist University.
Holger R. Jung. Dr. Jung, age 57, our Senior Vice President and Polymer Segment President, is responsible for all sales, marketing and market development activities for our Polymer segment. Dr. Jung joined us from Invista, a Koch Industries subsidiary, where he held a number of positions of increasing responsibility, serving most recently since 2008 as Vice President of Invista’s North American Polyester & Intermediates business, overseeing the successful sale of that business to Indorama in 2011. Dr. Jung commenced his employment with Hoechst AG in 1990 prior to the sale of Hoechst’s polyester businesses to Koch in 1998, in positions including research and development chemist, technical service manager, and positions with oversight for quality management, strategic planning, and for the marketing and sales functions of KoSa’s European Polyester Specialty Polymer Business. Dr. Jung holds a Ph.D. in polymer chemistry from the University of Marburg in Germany.
Vijay Mhetar. Dr. Mhetar, age 49, our Senior Vice President, Chief Technology Officer, was appointed in January 2017.  Dr. Mhetar is responsible for global research & development and technical service activities as well as implementation of our company-wide innovation strategy. Dr. Mhetar joined us from General Cable Corporation, a wire and cable manufacturer, where he held a number of positions from 2008 through 2017, including most recently as Senior Vice President - Global Technology.  Prior to his employment at General Cable, Dr. Mhetar was employed by General Electric Company, Plastics as their Global Technology Manager.  Dr. Mhetar holds a Ph.D., Chemical Engineering from Texas A&M University and a Masters in Technology from the Indian Institute of Technology in Bombay, India. Dr. Mhetar is also Six-Sigma Black Belt certified.
Suzanne Pesgens. Ms. Pesgens, age 49, our Vice President and Chief Procurement Officer, was appointed in January 2016. Ms. Pesgens joined us from Arizona Chemical Company, LLC where she was the Director of Global Procurement since 2010. Prior to Arizona Chemical Company, LLC, she held a variety of roles from 1993 to 2010 in technology, procurement and marketing at a joint venture between Akzo Nobel and Monsanto Corporation (now Eastman Chemical Company). Ms. Pesgens earned a Master of Science degree in Chemical Engineering from Eindhoven University of Technology (Eindhoven, Netherlands) and an M.B.A. from Rotterdam School of Management at Erasmus University (Rotterdam, Netherlands).

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Christopher H. Russell. Mr. Russell, age 54, our Vice President and our Chief Accounting Officer, was appointed our principal accounting officer in June 2015 and served as interim CFO from November 2018 to May 2019. From 2014 to 2015, Mr. Russell served as Chief Accounting Officer for Prince International Corporation. Previously, from 2011 to 2014, Mr. Russell was employed with GE Power and Water, a subsidiary of General Electric Company, as the Global Controller for its Aero Derivatives business. Before that, he served as Vice President, Financial Reporting and Technical Accounting for Intelsat, a provider of satellite communications worldwide. Mr. Russell worked with Ernst & Young LLP from 1995 to 2007. Mr. Russell earned a B.S. in accounting from the University of North Texas and is a Certified Public Accountant.
James L. Simmons. Mr. Simmons, age 54, our Senior Vice President, General Counsel and Secretary, was appointed our chief legal officer in December 2014. Mr. Simmons joined us in January 2010 and served in various capacities in the legal department, including as Deputy General Counsel and Assistant Secretary. From 2004 to 2010, Mr. Simmons served in a number of roles, with increasing responsibilities, in the legal department of HCC Tokio Marine, including as Vice President & Corporate Secretary from 2007 to 2010. Mr. Simmons earned B.A. and M.A. degrees from Stephen F. Austin State University and his J.D. degree from the University of Houston Law Center.

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CORPORATE GOVERNANCE

Our Board of Directors
Our Board is comprised of nine members. The exact number of members of our Board will be determined from time to time by resolution of a majority of our Board, but may at no time consist of fewer than three members, nor more than nine. Our Board is divided into three classes, with each director serving a three-year term and one class being elected at each year’s annual general meeting of stockholders.

					Committee Memberships
Board Member	Age	Director Since	Independent	Class	Audit	Comp.	NGS	Exec.
Shelley J. Bausch	54	2017	●	III			●
Mark A. Blinn	58	2017	●	I	●
Anna C. Catalano	60	2011	●	I		●	●
Kevin M. Fogarty	54	2009		III				●
Dominique Fournier	69	2012	●	II		●	Chair	●
John J. Gallagher, III	56	2011	●	II	Chair		●
Dan F. Smith	73	2009	●	I		●		Chair
Karen A. Twitchell	64	2009	●	III	●	Chair
Billie I. Williamson	67	2018	●	II	●

Three new directors in the last three years	Average age of directors is 62	Average tenure of 6 years	100% Independent (excluding our CEO)	44% Women

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Director Skills and Experiences
Our Board and the NGS Committee endeavor to ensure that the Board is composed of directors who bring diverse perspectives and exhibit a variety of skills, professional experience and backgrounds. The following chart summarizes the competencies represented on our current Board, the details of which are included in each director's profile. The absence of a "●" for a particular skill does not mean the director in question is unable to contribute to the decision-making process in that area.

Skill/Experience	Bausch	Blinn	Catalano	Fogarty	Fournier	Gallagher	Smith	Twitchell	Williamson
Financial Expert		●				●		●	●
Capital Markets and Banking		●		●		●	●	●	●
Chemical or Manufacturing Industry	●		●	●	●	●	●	●
Executive Compensation			●		●		●	●
Research & Development	●	●	●	●	●	●	●		●
Sustainability	●		●		●	●	●
Cybersecurity						●		●	●
Sales & Commercial	●	●	●	●	●	●			●
Organizational Management	●	●	●	●	●	●	●	●	●
C-Suite Experience	●	●	●	●	●	●	●	●	●
Other Public Company Boards	0	3	3	1	0	0	2	1	2

All Directors Possess:
• High Integrity & Ethical Behavior • Strategic Thinking & Planning • Knowledge of Corporate Governance • Organizational Management Experience	• Risk Management & Compliance Expertise • Diverse Cultural Experiences • Willingness to Effectively Challenge Management
Meetings of the Board
Our Board met six times during 2019 and acted on other occasions by written consent. During 2019, no incumbent director attended fewer than 75 percent of the aggregate of the total number of meetings of the full Board (held during the period of service) and the total number of meetings of all committees of the Board on which he or she served (held during the period of service).
We encourage our directors to attend our Annual Meeting, but their attendance is not required. All of our current directors, who were serving at the time of the 2019 Annual General Meeting of Stockholders, attended the meeting with the exception of Mr. Mark A. Blinn, who sent his regrets.
Communications with the Board
You may contact the Chairman of the Board, the Board as a whole, or individual directors:

BY MAIL	Kraton Corporation [Director Name] c/o Secretary 15710 John F. Kennedy Boulevard, Suite 300 Houston, Texas 77032
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Committees of the Board
We have four standing committees of the Board: Audit Committee, Compensation Committee, NGS Committee and Executive Committee. The charter for each committee can be found in the Investor Relations section of our website at www.kraton.com. In 2019, our Audit Committee met nine times, our Compensation Committee met five times, our NGS Committee met four times and our Executive Committee did not meet.

Primary Responsibilities of each Committee

AUDIT COMMITTEE
•
Manage the engagement of our independent auditors. Please refer to "Audit Committee Report" for further details.
•
Monitor the qualifications, independence and performance of, and approve the fees of, our independent auditors.
•
Assess and monitor the qualifications and performance of our internal auditors.
•
Discuss with management, the independent auditors, and the internal auditors the accuracy, effectiveness and integrity of the Company’s accounting policies, internal controls, audit results, financial statements, financial reporting practices, and other select financial matters.
•
Evaluate the hiring of current/former employees of our independent auditors.
•
Monitor compliance with legal and regulatory requirements, listing standards and corporate governance, including our Code of Ethics and Business Conduct, related party transactions, whistleblower activity and disclosure policy.
•
Assist the Board in fulfilling its risk oversight, particularly with regard to market based risk, financial reporting, corporate liquidity and effectiveness of the Company’s compliance programs.

COMPENSATION COMMITTEE
•
Manage the engagement, compensation, evaluation, and independence determination of compensation advisers.
•
Oversee and manage our executive compensation policies, plans, programs, and practices, and make recommendations to the Board on the same.
•
Determine our compensation philosophy and objectives.
•
Advise our Board on director compensation and perquisites.
•
Oversee our executive talent development.
•
Review public disclosure regarding executive compensation.
•
Assist the Board in fulfilling its risk oversight, particularly with respect to compensation programs and practices.
•
Monitor fiduciaries under any funded employee benefit plan and appoint and oversee any subcommittee administering such plans.
•
Determine stock ownership guidelines for directors and officers.
•
Please refer to "Compensation Discussion and Analysis" for further details on the primary responsibilities of the Compensation Committee.

NOMINATING, GOVERNANCE & SUSTAINABILITY COMMITTEE
•
Develop candidate selection criteria and identify and recommend director candidates and committee assignments to the Board.
•
Review, develop and recommend governance principles applicable to the Company.
•
Evaluate the independence, tenure and re-election of each director.
•
Provide environmental, social and governance risk oversight.
•
Oversee the evaluation of the Board and monitor the orientation and continuing education of directors.
•
Review compliance with the Code of Business Conduct and Ethics and make recommendations to the Board with respect to enforcement actions.

EXECUTIVE COMMITTEE	• Act on matters (1) when, due to an emergency or crisis, a meeting of the full Board cannot be convened in a timely manner and (2) as delegated to the committee by the Board.

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Role in Risk Oversight
The Board has oversight responsibility for the Company's risk management framework, which is designed to identify, measure, assess, prioritize, mitigate, monitor and communicate risk across the Company's operations, and foster a corporate culture of integrity and risk awareness. The following depicts our risk oversight structure between the Board, its committees and our management:

THE FULL BOARD
Our Board oversees our executive team in the execution of its risk management function. Our Board executes its oversight duties through:
•
Assigning specific oversight duties to the Board committees; and
•
Periodic briefing and informational sessions by management on the types of risk the company faces and enterprise risk management.
For most enterprise risk management issues, the Board receives timely reports from management or the appropriate Board committee regarding its review of the issues. Areas of full Board oversight include: Cybersecurity, Corporate Strategy, CEO Performance, Succession Planning, and Capital Allocation.

COMMITTEES

AUDIT	COMPENSATION	NOMINATING, GOVERNANCE & SUSTAINABILITY
Oversees the development and execution of enterprise risk management processes, including assessments with internal auditors & independent public accounting firm.
Oversees risk that could have a financial impact, such as financial reporting, taxes, accounting, disclosure, internal controls, legal matters, and our compliance program.

Manages risks associated with personnel and compensation issues, including executive compensation, benefits and talent planning.

Together with the independent compensation consultants, evaluates risk that may be created by our compensation plans, practices and policies.

See also, "Compensation Discussion and Analysis - Principles and Philosophy of the Compensation Program - Compensation Risk Assessment"

Manages risk associated with governances issues, such as the independence of the Board, Board effectiveness, corporate governance and director succession planning.

Oversees risk related to sustainability initiatives including environmental and social risks.

MANAGEMENT
Our executive management team is responsible for managing the risks inherent in our business.

•
Annually, internal audit conducts a risk assessment to assist management in the identification and assessment of risks.
•
The results of the risk assessment are communicated to executive management for evaluation and identification of the most significant risks facing the Company, including a description of any mitigating controls in place and further mitigating actions that may be planned.
•
Management manages identified risks through their ongoing oversight of operational activities and continued evaluation of the Company’s business goals and objectives.
•
On a quarterly basis, the executive management team meets to reassess the significant risks and effects of mitigating actions, as well as to consider the status of any emerging risks.

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Board and Committee Effectiveness
Annual Self-Evaluation
The Board and its Committees are committed to a rigorous annual self-evaluation process to ensure their effective functioning. Through evaluation, directors review the performance of the Board as a whole and the Committees on which they serve. The evaluation covers areas where the Board feels it functions effectively, and importantly, areas where the Board believes it can improve.

Our Board and its Committees evaluate, among others, the following topics:
• Effectiveness at discharging their respective allocated duties and responsibilities
• Organization of the Board and respective Committees, including composition, diversity, structure and refreshment
• Board and Committee meetings, information needs and quality of materials presented
• Satisfaction with individual director performance, including Committee and Board chairs
• Access to management, internal and external resources, and continuing education possibilities
• Areas where the Board and Committees should increase their focus

Comprehensive Steps to Achieve Board and Committee Effectiveness
Initiation	è
Our NGS Committee reviews and approves the proposed self-evaluation process for the Board, each Committee and each director nominee up for election at the next Annual General Meeting of Stockholders. Upon approval, our General Counsel, or his delegate, initiates the process. The process generally consists of written questionnaires with interviews conducted by an independent third party approximately every third year.

â
Evaluation	è
The evaluations solicit each director's insights, recommendations and opinions regarding the full Board and their applicable Committees, on various topics, including those listed above. The full Board also completes a full peer evaluation of the directors to be nominated at the next Annual Meeting of Stockholders.

â
Consolidation	è
The results and comments are aggregated and consolidated for presentation to the full Board and each Committee, highlighting areas of concern, recommended actions, and trends. Responses are not attributed to individuals to promote candor.

â
Presentation	è	The results from each Committee evaluation and the full Board evaluation are presented to the constituent members for discussion.
â
Action	è	As an outcome of the evaluation process, the Chairman of the Board and the Committee Chairpersons suggest changes for areas of improvement and implement action plans to address such areas.

Onboarding, Continuing Education and Professional Development
During orientation, new directors participate in one-on-one introductory meetings with our business leaders and their fellow directors, and receive presentations on our strategic plans, financial statements and key issues, policies and practices. Board members receive, at our expense, on-going opportunities to obtain education through participating in meetings, subscribing to relevant publications and attending activities and professional development training. The Board periodically participates in site visits to our facilities.

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Board Selection and Refreshment
Our NGS Committee is responsible for reviewing the composition of, and refreshing, the Board and its Committees, through its recommendations to the Board. Our NGS Committee uses a director selection process, highlighted to the left below, to ensure the efficient execution of its responsibilities.

Director Recruitment Process
Assess. Our NGS Committee commences its director recruitment and Board refreshment process by using its business judgment to evaluate the needs of the Board going forward against the composition of the current Board, considering those directors who wish to continue to serve on the Board. The ongoing assessment includes a review of the corporate strategy, input from management on the evolving business needs, the annually updated director skills matrix and the results of the annual Board and Committee self-evaluations.

Assess
Assess the current Board composition and recent Board evaluation results to develop a list of sought after backgrounds, skills and qualifications
â
Identify. Our NGS Committee identifies director candidates through the recommendations of directors, management and stockholders, and the engagement of third-party firms. The NGS Committee provides guidance to the Board, management and third-party firms about the preferred qualifications and backgrounds of a candidate, and may use third-party firms to perform reviews and evaluations. Our NGS Committee will consider director candidates recommended by our stockholders in accordance with our Bylaws. Please refer to the text of our Bylaws (including Section 1.12 “Notice of Stockholder Business and Nominations”), which are on file with the SEC, and “Stockholder Proposals and Nominations for our 2020 Annual Meeting” in this proxy statement for additional information.

Identify
Identify candidates from third-party firms, stockholders, management and directors
â
Evaluate
Review the universe of information on, and interview, prospective nominees
â
Appoint and Recommend
Evaluate. Our NGS Committee evaluates all incumbent directors being considered for re-nomination and all director nominees, regardless of the person or entity recommending such candidate, according to established Board-approved criteria. Our NGS Committee considers all candidates in light of the entirety of their credentials made available to the committee.

Appoint director(s) and recommend approval of director(s) at the next stockholder meeting covering the applicable class of directors

In compliance with our NGS Committee’s charter, our Board has guidelines for nominees selected to serve on our Board.

Guidelines for Nominees Selected to Serve on Our Board
• ability to meet any requirements of applicable law
• ability to meet any requirements of NYSE listing standards
• integrity and strength of character
• high ethical standards and history in matters of compliance
• ability to represent the interests of all stockholders
• business experience
• specific areas of expertise
• ability to devote sufficient time for attendance at and preparation for Board meetings
In addition to the guidelines for nominees selected to serve on our Board, our Board also determined that prospective nominees should exhibit exemplary qualifications in one or more of the following areas: business leadership experience, especially at the highest executive levels; financial reporting experience, especially as it relates to public companies; corporate finance experience; experience in the chemical industry; expertise in marketing; and/or international business experience.

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Diversity
Our NGS Committee has not adopted a specific policy with respect to diversity. However, the NGS Committee and the Board does consider principles of diversity as an important factor in evaluating potential directors. When evaluating Board composition, the NGS Committee and the Board considers diversity in a broad context, including, without limitation, race, age, sex, nationality, business experience, skills, international experience, education, public company board experience and other relevant factors.
Leadership Structure
Chairman of our Board
Our Board believes it is preferable for one of our independent directors to serve as Chairman of the Board. Therefore, we separate the roles of Chairman of the Board and CEO. Our Chairman of the Board leads the Board’s oversight of the management of the Company and presides at meetings of the Board and the stockholders. Our CEO is responsible for implementing the policies adopted by the Board and exercising general superintendence over all the business and affairs of the Company. At this time, we believe our leadership structure is appropriate for our Company because our independent Chairman, Mr. Smith, can bring his extensive experience in the petrochemical industry, and in executive management generally, to bear on matters relating to our Board’s oversight of the execution of our strategy, while Mr. Fogarty is able to use his extensive experience in the chemical industry and knowledge of the day-to-day operations of our business to focus his abilities on executing that strategy.
Executive Sessions
Our non-management directors, all of whom are independent under NYSE listing standards and SEC rules, meet regularly in executive session. Mr. Smith, as the non-management Chairman of the Board, serves as the presiding director at each executive session.
Executive Succession Planning
Our Board recognizes that thoughtful succession planning is a key component of the Company’s continued success and is critical to creating long-term stockholder value. Pursuant to our Corporate Governance Guidelines, at least on an annual basis, the Board, in its executive sessions, considers and reviews succession candidates for the CEO and other executive leadership positions for both near- and long-term planning. During these meetings the Board identifies key roles (based on business impact and retention risk), assesses likely and possible successors for these roles, including their ability to reinforce our performance culture and promote our core values, and evaluates the readiness of succession candidates, including training and development needs.
Director Resignation Policy
We have adopted a director resignation policy to recognize principles associated with majority voting for directors. Our Corporate Governance Guidelines provide that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall, promptly following the certification of the voting results for such election, tender his or her offer of resignation for consideration by our NGS Committee.
The NGS Committee will recommend to the Board whether to accept the offered resignation or other action to be taken, and the Board will act on the offered resignation within 90 days following the certification of voting results for such election and promptly thereafter publicly disclose its decision regarding the offered resignation and, if applicable, the reasons for rejecting the resignation offer. The NGS Committee and the Board may consider any factors and alternatives they deem appropriate in making their recommendation or decision. Any director who is required to tender his or her offer of resignation pursuant to these provisions will not participate in the NGS Committee recommendation or Board action regarding such offered resignation. In the event that each member of the NGS Committee

Kraton Corporation                                         23

failed to receive the required vote in favor of his or her election, then those independent directors who did not receive a majority withhold vote would appoint a committee amongst themselves to consider the resignation offers and recommend to the Board whether to accept them.
Involvement in Certain Legal Proceedings
None of our current directors or executive officers has, in the past ten years, been involved in any legal proceedings that are material to an evaluation of their ability to serve as a director or executive officer.
Compensation Committee Interlocks and Insider Participation
Mmes. Catalano and Twitchell, and Messrs. Fournier and Smith were members of the Compensation Committee during 2019. None of the members of the Compensation Committee is or has been an executive officer of the Company, nor did any of them have any relationships requiring disclosure by the Company under Item 407 of SEC Regulation S-K. None of the Company's executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, an executive officer of which served as a director of the Company or member of the Compensation Committee during 2019.
Certain Relationships and Related Party Transactions
Our Board adopted a written policy relating to the approval of related party transactions. Under our policy, we encourage our employees, officers and directors to avoid entering into any transaction that may cause a conflict of interest. In addition, they must report any potential conflict of interest, including related party transactions, to their supervisors or our legal department. Pursuant to its charter, our Audit Committee is required to evaluate each related party transaction for the purpose of making recommendations, to the disinterested members of our Board, whether the transactions are fair, reasonable and within our policy, and should be ratified and approved by the Board.
In evaluating such proposed transactions, the Audit Committee is required to consider the relevant facts and circumstances and the controls implemented to protect our interests and the interests of our stockholders, including:

•	the benefits of the transaction to our Company;

•	the terms of the transaction and whether they are arm’s-length and in the ordinary course of our Company’s business;

•	the direct or indirect nature of the related party’s interest in the transaction;

•	the size and expected term of the transaction; and

•	other facts and circumstances that bear on the materiality of the related party transaction under applicable law and listing standards.
Since the beginning of 2019, there were no, and there are no currently proposed, transactions in which the Company was, or is to be, a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest.

Kraton Corporation                                         24

Independence of the Board and its Committees
Our Board has determined that each of our non-management directors is independent under the listing standards of the NYSE and SEC rules, and references in this proxy statement to these directors as “independent directors” are in that capacity. Mr. Fogarty is not considered to be an independent director because he is our President and CEO. In making its subjective determination that each non-management director is independent, the Board reviewed and discussed information with regard to each director’s business and personal activities as they may relate to our Company and management. The Board considered the information in the context of the NYSE’s objective listing standards and the disclosure rules of the SEC regarding transactions with related parties.
In assessing the independence of any director who served on the Board at any time during the 2019 fiscal year, the Board took into account certain transactions, relationships, and arrangements involving certain directors and concluded that such transactions, relationships, and arrangements did not impair the independence of the director. The Board considered payments in the past three years in the ordinary course of business between the Company and: (i) for Mr. Blinn, Leggett & Platt and Emerson Electric Co., (ii) for Ms. Bausch, Carlisle Companies, Inc., and (iii) for Ms. Catalano, HollyFrontier Corporation and Willis Towers Watson. No such payments between the Company and any above-listed company were significant for either party.
Our Board has determined that all members of each of the Audit Committee, NGS Committee and Compensation Committee are independent for purposes of applicable NYSE listing standards and SEC rules, and that each of Messrs. Blinn, Gallagher and Goldstein, and Mmes. Twitchell and Williamson qualify as a “financial expert.” None of our Compensation Committee members were formerly, or during 2019, an officer of ours or employed by us. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or our Compensation Committee.
Governance Policies
Corporate Governance Guidelines
We are committed to having sound corporate governance practices that maximize stockholder value in a manner consistent with legal requirements and the highest standards of integrity. In that regard, our Board adopted guidelines that provide a framework for the governance of our company. We periodically review these guidelines and regularly monitor developments in the area of corporate governance. Our Corporate Governance Guidelines are posted under the Investor Relations section on our website at www.kraton.com and are available to any stockholder upon request.
Code of Ethics and Business Conduct
We have adopted a Code of Ethics and Business Conduct (the "Code") that is applicable to all of our directors, officers and other employees. The Code is posted under the Investor Relations section on our website at www.kraton.com and is available to stockholders upon request. If there are any material changes to, or material waivers of, the Code that apply to our CEO and/or senior financial officers, we will disclose them on our website in the same location.
Prohibition on Hedging and Pledging
For a description of the Company's polices on the prohibition of hedging and pledging, please see "Compensation Discussion and Analysis — Hedging, Pledging and Trading in Stock Derivatives" on page 54.

Kraton Corporation                                         25

Sustainability
Kraton is working toward its vision of becoming an admired Fortune 500 specialty chemicals company. Sustainability remains a fundamental part of that vision. Our sustainability program is implemented through a cross-functional team ensuring that sustainability is embedded across multiple functions and in existing company processes. The NGS Committee oversees our sustainability objectives and regularly monitors our progress towards achieves our them. We are also active in discussing these objectives with our stakeholders and soliciting their feedback on any areas of improvement

Part of Kraton's commitment to operating responsibly includes promoting transparency and a commitment to reporting on our Environmental, Social and Governance efforts through our annual Sustainability Report. To learn more about our corporate sustainability efforts and view the report, please visit http://kraton.com/sustainability/sustainability.php. Please note, however, that information contained on the website or in the Sustainability Report is not incorporated by reference in this Proxy Statement or considered to be a part of this document. The chart below describes several of the key aspects of our sustainability program and our achievements in 2019.

Our Endless Innovation	Our Environment and Safety

We depend on patents, product recipes, procedures, a carefully-built reputation and other knowledge-based assets to develop, manufacture and market our sustainable solutions. As part of our endless innovation, we have:
•
a portfolio of 121 certified products under the European Biobased Certification Scheme; and
•
submitted our NexarCool™ technology to the Global Cooling Prize project. The technolgoy provide for an innovative and energy efficient water-based air conditioner without the use of a refrigerant, which are a significant source of ozone depletion and global warming.

Kraton is committed to environmental stewardship, health and safety through sustainable operations. We go beyond compliance by investing in projects intended to improve environmental performance. For example, we
•
conducted 2 life cycle assessments in 2019;
•
reduced greenhouse gas intensity by 18% since 2014;
•
have certified all but one of our manufacturing facilities within the US to Responsible Care 14001; and
•
deployed a task force to evaluate and improve personal and process safety practices and awareness.

Our Community and Our People	Our Responsible Operations

We work every day to attract, develop and retain our talented 1,944 employees worldwide (as of December 31, 2019) and to make a 'Positive Difference' in the communities in which we live and work. In 2019,
•
105 leaders participated in a leadership essentials course;
•
15 leaders received one-on-one executive coaching;
•
we completed an employee engagement survey with an 89% response rate; and
•
our employees contributed approximately 2,700 volunteer hours to communities in which we work.

Integrity is our primary core value and we strive to conduct business with reliable suppliers and customers in alignment with environmental, social and ethical standards. In 2019, we:
•
conducted in person compliance training to 50 third-party representatives in Asia and Latin America;
•
enhanced our due diligence practices and procedures for third-party representatives;
•
completed over 9,500 hours of employee online compliance training;
•
conducted 20 physical supplier audits covering security of supply, safety, and other topics; and
•
trained our buyers on our responsible procurement program and the EcoVadis scorecard.

Kraton Corporation                                         26

STOCK OWNERSHIP INFORMATON

Beneficial ownership of our stock is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Except as disclosed in the footnotes to the tables below, and subject to applicable community property laws, we believe that each stockholder identified in the tables possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.
Holdings of Major Stockholders
Percentages of beneficial ownership by beneficial owners of 5% or more of the shares of our common stock reported below are based on 31,829,149 shares of common stock outstanding on the March 23, 2020 record date plus securities deemed outstanding pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934 ("Exchange Act"):

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc. 55 East 52nd St., New York, NY 10055	4,908,630 (1)	15.24%
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	3,591,090 (2)	11.15%
Dimensional Fund Advisors LP Building One, 6300 Bee Cave Rd., Austin, TX 78746	2,664,950 (3)	8.27%
_______________

(1)
Information is based on a Schedule 13G/A filed with the SEC on February 4, 2020. As of December 31, 2019, BlackRock, Inc. held sole power to vote 4,831,214 shares and sole power to dispose of 4,908,630 shares held by the following subsidiaries: BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock (Luxembourg) S.A. and BlackRock Investment Management, LLC, with BlackRock Fund Advisors beneficially owning 5% or more of the outstanding shares of common stock.

(2)
Information is based on a Schedule 13G/A filed with the SEC on February 11, 2020. As of December 31, 2019, The Vanguard Group, an investment adviser, held sole power to vote 41,963 shares, sole power to dispose of 3,548,085 shares, shared power to vote 6,543 shares and shared power to dispose of 43,005 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 36,462 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 12,044 shares as a result of its serving as investment manager of Australian investment offerings.

(3)
Information is based on a Schedule 13G/A filed with the SEC on February 12, 2020. Dimensional Fund Advisors LP (“Dimensional”), reports the sole power to vote 2,572,363 shares and the sole power to dispose of 2,664,950 shares, as of December 31, 2019. Dimensional, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). All securities reported on the Schedule 13G/A are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. The Funds have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities held in their respective accounts. To the knowledge of Dimensional, the interest of any one such Fund does not exceed 5% of the class of securities.

Kraton Corporation                                         27

Holdings of Officers and Directors
Percentages of beneficial ownership by our directors, our NEOs, and by all directors and executive officers as a group reported below are based on 31,829,149 shares of common stock outstanding on the March 23, 2020 record date, plus securities deemed outstanding pursuant to Rule 13d-3(d)(1) under the Exchange Act.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class
Atanas H. Atanasov	-	*
Shelley J. Bausch	15,638	*
Mark A. Blinn	15,638	*
Marcello C. Boldrini	12,138	*
Anna C. Catalano	35,653	*
Kevin M. Fogarty	557,454	1.73%
Dominique Fournier	34,410	*
John J. Gallagher, III	45,470	*
Holger R. Jung	36,469	*
Christopher H. Russell	6,309	*
James L. Simmons	23,950	*
Dan F. Smith	69,261	*
Karen A. Twitchell	36,255	*
Billie I. Williamson	13,228	*
All Directors and Executive Officers as a Group (17 persons)	946,050	2.94%
_______________

*	Represents beneficial ownership of less than 1%.

(1)	The address for the beneficial owners is 15710 John F. Kennedy Boulevard, Suite 300 Houston, Texas 77032.

(2)
Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. For Mr. Fogarty, the total in this column includes 298,728 shares, beneficial ownership of which he has the right to acquire within 60 days of the Record Date.

Kraton Corporation                                         28

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the material elements of the executive compensation program of our Compensation Committee for our NEOs, who are the following for 2019:

Kevin M. Fogarty President and Chief Executive Officer	Holger R. Jung Senior Vice President and Polymer Segment President
Atanas H. Atanasov(1) Senior Vice President, Chief Financial Officer and Treasurer	Marcello C. Boldrini Senior Vice President and Chemical Segment President
Christopher H. Russell(1) Vice President and Chief Accounting Officer	James L. Simmons Senior Vice President, General Counsel, Corporate Secretary
_______________

(1)
Effective May 6, 2019, the Board appointed Atanas H. Atanasov to serve as the Company's Senior Vice President and Chief Financial Officer. Upon Mr. Atanasov's appointment, Mr. Christopher H. Russell, the Company's Vice President and Chief Accounting Officer, ended his service as the Company's interim Chief Financial Officer.

Key Topics Covered in Our Compensation Discussion and Analysis
Principal Components of Compensation		30

Business Performance	Our Company	31
	Company Performance Related to Executive Compensation	31
	Our Corporate Strategy	32
	Safety: Continuous Improvement	32

Stockholder Engagement		33

Roles in Determining Executive Compensation	Our Compensation Committee	34
	Our CEO and Executive Management	35
	Our Compensation Consultant and Its Independence	35

Selecting Performance Metrics and Setting Associated Goals		36

Principles and Philosophy of the Compensation Program	Total Direct Compensation Philosophy	39
	Focus on Equity and Variable Compensation	39
	Our Peer Groups and Survey Data	39
	Compensation Risk Assessment	41
	Pay-For-Performance	42

Compensation Decisions and Results	Base Salary	43
	Annual Cash Incentive Compensation	44
	Long-Term Equity Incentive Compensation	47

Other Compensation for Our NEOS		51

Other Compensation Policies		52

Kraton Corporation                                         29

Principal Components of Compensation
Our executive compensation program includes a mix of fixed and variable pay with performance periods ranging from one to three years. Our Compensation Committee established performance metrics for our annual cash incentive program ("ICP") and our long-term incentive program ("LTIP") that align with the Company’s strategy and stockholder interests. The following table outlines the primary elements of our Compensation Committee’s executive compensation program for 2019:

	Element(1)		Description & Metrics	Purpose

F I X E D	Base Salary		Delivered in cash and evaluated each year, effective April 1, based primarily on surveys and market data	Provide competitive pay to attract and retain our executive officers

V A R I A B L E	Annual Cash Incentive Compensation ("ICP")		Delivered in cash and based on: (1) Adjusted EBITDA; and (2) attainment of Consolidated Net Debt reduction	Motivate and reward our executives to achieve key annual business objectives

	Long-Term Equity Incentive Compensation ("LTIP")	Restricted Stock Units ("RSUs")	Three-year ratable vest; Based on stock price appreciation/depreciation	Align interests of executives with long-term stockholder value to support our growth strategy and drive long-term performance, particularly in a cyclical industry

		Restricted Stock Performance Units ("PRSUs")	Three-year cliff vest payout based on: (1) cumulative Return on Capital Employed ("ROCE"), and (2) relative Total Stockholder Return ("rTSR")
_______________

(1)
Excludes benefits, which principally include, for our NEOs, contributions to the Kraton Savings Plan and the Benefits Restoration Plan, and premiums for Supplemental Disability Insurance. All elements of compensation are reviewed against (1) our compensation peer group, and (2) a market review of total direct compensation and of each discrete element of total direct compensation (base salary, annual cash incentive compensation, and long-term equity incentive compensation).

The tables below depict the amounts that our Compensation Committee targeted for the above listed key compensation elements for our CEO and for our other NEOs for 2019.

CEO Targeted Direct Compensation	Other NEOs Targeted Direct Compensation

Kraton Corporation                                         30

Business Performance
Our Company
Kraton Corporation is a leading global producer of styrenic block copolymers, specialty polymers and high-value performance products derived from pine wood pulping co-products. Kraton's polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, and medical, packaging, automotive, paving and roofing applications. As the largest global provider in the pine chemicals industry, the company's pine-based specialty products are sold into adhesives, roads and construction and tire markets, and it produces and sells a broad range of performance chemicals into markets that include fuel additives, oilfield chemicals, coatings, metalworking fluids and lubricants, inks, flavors and fragrances and mining. Kraton offers its products to a diverse customer base in numerous countries worldwide.
Company Performance Related to Executive Compensation
For 2019, the results related to the performance metrics under our incentive compensation plans were as follows:

Debt of $1,391 million	3-Year Relative TSR at the 24.6th Percentile(2)	Net Income of $55.8 million

and		and
Consolidated Net Debt of $1,356 million(1)		Adjusted EBITDA of $320.6 million(1)

_______________
(1)    For a reconciliation of GAAP to non-GAAP financial measures, please refer to “Annex A — Non-GAAP Reconciliations.”

(2)	Based on relative TSR from December 31, 2016 to December 31, 2019 using the 2017 TSR Peer Group (adjusted for peers that were no longer operating as an independent company).
The following graph charts the three-year TSR for each of (1) our common stock, and (2) our 2017 TSR Peer Group, in the aggregate, all from December 31, 2016 to December 31, 2019. The calculation assumes a $100 investment on December 31, 2016 and the reinvestment of all dividends:

——●—— Kraton Corporation	——■—— 2017 TSR Peer Group

The decline in Kraton Corporation TSR from December 31, 2017 to December 31, 2018 occurred primarily in the fourth quarter of 2018. In addition to a general period of stock market volatility, the fourth quarter for Kraton was affected by, among other factors, uncertainty around global demand fundamentals, ongoing inflation in logistics costs, and natural disasters, including Hurricane Michael.

Kraton Corporation                                         31

Our Corporate Strategy

Our Corporate Strategy to Deliver Long-Term Value to our Stockholders

Our Significant Progress in 2019 in Advancing each Pillar of our Corporate Strategy
Organic Growth	Capability Systems	Portfolio Management

•
In our Polymer segment, we continued to reposition ourselves to grow our specialties business over the long term.

•
In our Chemical segment, we continued to execute our 5-pronged strategy to maximize the value of our existing business.

•
Established a strategic growth horizon to build continuous layers of organic growth (see detail below).

•
Drove business process transformation through a cross-functional redesign of global processes.

•
Advanced our strategic marketing capability through the implementation of analytical tools, training programs and talent development.

•
Restored full operational capacity at our Panama City facility within five months after Hurricane Michael, a Category 5 hurricane.

•
Announced the sale of our Cariflex business to Daelim Industrial, which we completed in March 2020. The proceeds will improve our leverage profile and strengthen our balance sheet, positioning us for growth in core businesses.

•
Advanced breakthrough technology programs including our programs on desulfurization and separation technology.

•
Initiated six development programs based on research of market hotspots.

Safety: Continuous Improvement
Safety is our number one Core Value. We believe safe operations can only be achieved through a sharp focus on continuous improvement, and we added safety to our incentive scheme to reinforce this focus. We have implemented a continuous improvement plan organized around the areas below:

Safety Continuous Improvement Program
• Improved management systems (e.g., global management system, incident tracking and communication, case management, etc.)
• Better / standardized tools and equipment (e.g., automation, design standards, institutionalized best practices, etc.)
• Heightened focus on people development and a culture of safety (e.g., communications, mentoring, safety skillsets, etc.)
• Improved work environment (e.g., Lean Six Sigma, supervisory leadership, etc.)
• Improved safety, health & environment standards (e.g., upgraded environmental metrics, improved security standards, global industrial hygiene standard, etc.)

Kraton Corporation                                         32

Stockholder Engagement
We received stockholder approval for our executive compensation program in 2019, with approximately 98% of the votes cast voting in favor of the proposal. Our Compensation Committee continually conducts outreach efforts, with our major stockholders, to discuss its compensation philosophy, policies and procedures with the intent to:

1	Solicit candid feedback and encourage discussion on compensation and governance practices	2	Report stockholder views directly to our Compensation Committee and Board	3	Evaluate and design the executive compensation and corporate governance programs

By the Numbers: Stockholder Engagement in 2019 Related to the Proxy Statement

We contacted our Top 34 Stockholders representing over 80% of our outstanding shares	We held telephonic meetings with stockholders representing approximately 28% of our outstanding shares	The Chair of our Compensation Committee attended 100% ( of the telephonic meetings

What We Heard at These Meetings in 2019
• Supportive of incorporating multiple metrics, including those related to safety performance, in the Company's short term incentive compensation planning.
• Supportive of our transition from three-year cliff to three-year ratable vesting for our RSUs.
• Requested the dollar value of the Compensation Committee's targeted total direct compensation for the CEO.
• Commended our approach to Sustainability.
• Commended our approach to Sustainability including, from a governance perspective, our Board's composition, recent refreshment, diversity and range of experiences.
•
Appreciated consistent use of the same long-term performance metrics (relative TSR and ROCE) annually and the applicability of the short-term performance metrics (Adjusted EBITDA and consolidated net debt reduction) to the Company's current strategy. Open to other metrics that drive overall performance.

•
Supported a compensation program focused on company financial, operating, and strategy-based objectives, but were open to adding strategic personal objectives if the Compensation Committee so elected.

• Appreciated meeting with a Board member to discuss compensation philosophies.
• Complimented the disclosure in our proxy statement.

Compensation Philosophies and Proxy Statement Disclosure Following Stockholder Feedback
•
Our Compensation Committee continued the use of a safety related metric in the 2020 annual cash incentive compensation design and we have included disclosure on our continuous safety improvement program. See page 32.

• Included disclosure on dollar value of targeted total direct compensation for our CEO. See page 30.
• Continued our short-term ICP design that includes metrics based on Adjusted EBITDA and the attainment of consolidated net debt reduction, to align with our strategic focus to delever.
In addition to stockholder outreach and engagement related to the Proxy Statement and the compensation philosophy, our CEO, CFO, and Director of Investor Relations engage with stockholders consistently throughout the year through investor conferences, earnings calls, and one-on-one investor calls and meetings. During these engagements, our stockholders covered topics such as strategy, operational and financial performance, market conditions, regulatory developments, and management.

Kraton Corporation                                         33

Roles in Determining Executive Compensation
Our Compensation Committee
Our Compensation Committee discharges the responsibility of the Board in determining and recommending the compensation of our executive officers, including our NEOs. The Compensation Committee’s charter contains detailed information on the Compensation Committee’s duties and function and is available under the Corporate Governance portion of the Investor Relations section on our website at www.kraton.com.
Our Compensation Committee reviews the goals and objectives related to the compensation of our NEOs. During that review, the Compensation Committee considers the balance between short-term compensation and long-term incentive compensation, evaluates market practices, and sets the compensation levels of our NEOs based on that evaluation. In determining appropriate targeted compensation, our Compensation Committee considers individual performance, Company performance, rTSR, and compensation of persons holding comparable positions at our peer companies.
Our Compensation Committee has the ultimate authority and responsibility to engage and terminate any outside consultant to assist in determining appropriate compensation levels for our NEOs. The illustration below details the main items in our Compensation Committee's annual process in discharging its responsibility relating to the compensation of our executive officers:

Review progress against performance metrics
Assess compensation risk
Review individual executive market data
Approve form of long-term incentive agreements
December
February/March
Review progress against performance metrics
Evaluate independence of compensation consultant
Approve compensation philosophy
Certify incentive payouts
Approve TSR Peer Group
Establish upcoming performance targets and targeted compensation
Review Proxy
Process designed to drive performance, increase long-term stockholder value, and mitigate compensation related risk.
All compensation proposals are reviewed with the independent compensation consultant.
File Proxy
September
May
Review progress against performance metrics
Review compensation market trends and best practices
Discuss shareholder outreach
Annual Meeting
Stockholder Outreach
Review progress against performance metrics
Approve Compensation Peer Group
Review ISS/Glass Lewis reports and proxy voting

Kraton Corporation                                         34

Our CEO and Executive Management
Our CEO is typically consulted regarding the compensation of the other NEOs. Our Chief Human Resources Officer regularly attends the meetings of the Compensation Committee and provides input on compensation matters, as requested by the Compensation Committee. Our Compensation Committee then meets in executive session without our CEO, to review and recommend any changes to the CEO’s recommendations and to consider other actions, from time to time, as authorized by the Compensation Committee’s charter.
Our Compensation Consultant and Its Independence
Our Compensation Committee engaged Farient Advisors as its independent compensation consultant. For 2019, Farient evaluated the competitiveness of, and provided recommendations with respect to, the compensation of our executive officers, including our NEOs, and the design of the program for 2019. See also, "Principles and Philosophy of the Compensation Program—Our Peer Groups and Survey Data".
Our Compensation Committee evaluates its compensation consultant yearly, including the satisfaction of independence requirements, and our Compensation Committee has determined that Farient was independent during 2019. Our Compensation Committee assessed: (1) the adviser’s provision of other services to the Company; (2) the amount of fees received from the Company by the adviser, as a percentage of the adviser’s total revenue; (3) the adviser’s policies and procedures that are designed to prevent conflicts of interest; (4) any business or personal relationship of the adviser with a Compensation Committee member or an executive officer of the Company; and (5) any adviser-owned Company stock.

Kraton Corporation                                         35

Selecting Performance Metrics and Setting Associated Goals
Our Compensation Committee takes a holistic approach to selecting performance metrics and setting associated goals under the incentive compensation programs. Our Compensation Committee also believes that a single metric would be insufficient to capture our intended performance trajectory. It recognizes the importance of achieving an appropriate balance between rewarding executives for strong performance over both the short- and long-term and establishing realistic targets that continue to motivate and retain executives. As a result, the incentive compensation programs provide for measurable, rigorous performance targets that are achievable and also challenge executives to drive business results that produce stockholder value. In setting the performance targets, our Compensation Committee considered each of the following elements:

Considerations in Setting Rigorous Performance Metrics and Goals
✓	The Company's short- and long-term strategy
✓	Publicly disclosed long-term financial targets
✓	The Company's historical performance
✓	Peer group data and market statistics regarding executive compensation performance metrics and historical performance
✓	Targets that are established to encourage a level of risk-taking that is appropriate, but not unreasonable in the context of the Company’s business strategy
✓	Targets that are structured to avoid excessive risk-taking by using a variety of performance goals that apply over performance periods of varying lengths
✓	For each of the performance metrics, our Compensation Committee may certify the performance anywhere from 0% to 200% (+/- 10% due to the safety multiplier)
✓	Mix of absolute and relative performance metrics

Performance Metrics for our 2019 Grants of PRSUs and our 2019 ICP

Our Annual Cash Incentive Compensation includes a +/- 10% Safety Multiplier

Kraton Corporation                                         36

´	Why These Performance Metrics?
Our Compensation Committee selected consolidated net debt reduction, Adjusted EBITDA, a safety multiplier, and cumulative ROCE to reflect our Company's strategic goals of encouraging a stable balance sheet, profitable operations, efficient use of capital, and overall growth to support our long term strategic pillars. See, "Executive Compensation Link to Long Term Strategy."

Additionally, our Compensation Committee selected relative TSR as a performance metric for our grants of PRSUs due to the value of relative metrics, alongside absolute metrics. Further, relative TSR ensures a direct alignment between long-term equity compensation and stockholder interests.

Adjusted EBITDA

Threshold 0.3x	Target 1.0x	Stretch 2.0x
$359 million	$405 million	$446 million
For 2019, our Compensation Committee set Adjusted EBITDA targets by evaluating the Company's historical performance, the historical performance of peers, the approved business plan and stockholder expectations.

Consolidated Net Debt

Threshold 0.3x	Target 1.0x	Stretch 2.0x
$1,407 million	$1,339 million	$1,298 million
Recognizing the Company’s strategic deleveraging plan, our Compensation Committee set 2019 consolidated net debt targets in line with stockholder expectations and Company forecasts. For 2019, our Compensation Committee used consolidated net debt to account for the financial performance of our joint venture in Mailiao, Taiwan which we consolidate into our financial statements. Given the Company's exposure to non-U.S. debt through our joint venture in Mailiao, Taiwan and through the Euro tranche of its Term Loan and Euro-denominated Senior Notes, consolidated net debt for purposes of ICP will be calculated to exclude the effect of foreign currency by holding foreign exchange constant based on 12/31 of the prior year.
Safety Multiplier

90%	100%	110%
>0.6 TIRR	0.6-0.4 TIRR	<0.4 TIRR
For 2019, our Compensation Committee set safety targets by looking at past performance and selecting a metric that would reinforce continuous improvement that would provide meaningful progress in safety over the prior year's performance.

Kraton Corporation                                         37

Cumulative ROCE

	Threshold 0.5x	Target 1.0x	Stretch 2.0x
2019	6.6%	7.5%	8.0%
2020	6.7%	7.8%	8.5%

2021	6.9%	8.0%	8.7%
Our Compensation Committee believes that cumulative ROCE, as a performance metric, demonstrates our efficiency at using both equity and debt to generate returns, therefore driving long-term value creation. Cumulative ROCE, rather than a point-to-point evaluation, is designed to promote continuous performance during the performance period. In setting the targets, our Compensation Committee evaluated historical performance and set realistic targets for the Company's current business. Additionally, the cumulative ROCE target goal improvement was designed to align with the Company's peer group, particularly relative to similar high-asset intensity peers.

Relative TSR

Threshold 0.5x	Target 1.0x	Stretch 2.0x
30th Percentile	50th Percentile	75th Percentile
In response to stockholder feedback to include relative measures, our Compensation Committee uses rTSR as a metric to provide an external benchmark of our relative performance. The achievement levels determined by our Compensation Committee have remained the same since inception of the metric and are prevalent from a market perspective. Our Compensation Committee, in consultation with its compensation consultant, has set the two times performance target at the 75th percentile because it is challenging for the Company to achieve top quartile performance repeatedly over multiple performance cycles.

Kraton Corporation                                         38

Principles and Philosophy of the Compensation Program

´	What are our Compensation Committee's Principles and Philosophies?
•
Provide a base salary and incentive compensation that attracts, motivates, retains and rewards high quality executives through competitiveness in the marketplace
•
Target total direct compensation at, or near, the 50th percentile of the Compensation Peer Group
•
Focus on granting compensation in the form of long term equity and variable, or "at risk", compensation to promote alignment of our NEOs’ long-term interests with those of our Company and our stockholders
•
Avoid compensation practices that may encourage excessive risk taking or have a material adverse effect on the Company
•
Ensure compensation design is considered against a compensation peer group and TSR peer group that is appropriate and comparative

Total Direct Compensation Philosophy
Our Compensation Committee looks to total direct compensation for each NEO to determine the individual elements of compensation. To assist our Compensation Committee in designing the 2019 compensation program, Farient Advisors evaluated the total direct compensation paid to our executive officers against that paid to individuals holding comparable roles at companies in our Compensation Peer Group, and additional survey data. Our Compensation Committee considers each component of compensation and aims to establish total direct compensation for our executives at, or near, the 50th percentile of the Compensation Peer Group to facilitate recruitment and retention while avoiding excessive compensation. Our Compensation Committee reserves the right to exercise its independent business judgment in determining the compensation of our NEOs or deviating from this target.
Focus on Equity and Variable Compensation
Targeted total direct compensation for 2019, for all NEOs, reflects our Compensation Committee’s focus on granting a significant portion of total compensation in the form of variable compensation and long-term equity. In the Compensation Committee’s judgment, this focus is intended to align our NEOs’ long-term interests with those of our Company and our stockholders by linking a significant portion of the compensation with our Company’s performance. The value of variable compensation (RSUs, PRSUs and grants under our ICP) fluctuates based on the performance of our Company and the market value of our common stock, taking into account both short-term business performance and long-term share performance. For 2019, our Compensation Committee targeted long-term equity and variable compensation as follows:

Analysis of Total Direct Targeted Compensation	CEO	Other NEOs
Proportion of pay subject to specific quantitative performance criteria	60%	51%
Proportion of pay at-risk (variable compensation)	80%	65%
Proportion of pay delivered in the form of long-term equity	61%	42%
Our Peer Groups and Survey Data
To ensure that our executive compensation program is competitive with a strong link to relative stock performance, our Compensation Committee reviews survey data and proxy data, and maintains two peer groups to evaluate and determine components of our executive compensation program. For our CEO and CFO, pay data is solely comprised of proxy disclosures and for our General Counsel pay data is comprised fifty percent proxy disclosures and fifty percent survey data. For all other executives pay data is comprised solely of survey data.  The survey data is published by, among other entities, Mercer and Willis Towers Watson, which is adjusted by regression analysis to account for company size.

Kraton Corporation                                         39

Compensation Peer Group
Along with survey data, the Compensation Peer Group is used to understand and evaluate how certain NEO’s total direct compensation compares with the total direct compensation provided to individuals in similar roles within this peer group and then determining such NEO’s total targeted compensation. With the assistance of Farient, our Compensation Committee comprehensively reviews, and subsequently revises, the prior peer groups and establishes the new appropriate peer groups. Companies are evaluated as a peer company based on the following screening criteria:

Universe	è	Primary Selection Criteria	è	Refinement Criteria	è	Potential Peer Group
• Traded on major US Exchange • Headquartered in the U.S.		• Specialty / Diversified Chemicals Industry • 0.4x to 2.5x Kraton's Revenue(1)		• Product applications focused on manufacturing processes • Customer Base • % of non-US revenue		Evaluated for exceptions based on strategic relevance or business fit before approving final fiscal year peer group

_______________

(1)	The median revenue for our 2019 Compensation Peer Group is $2.2 billion.

2019 Compensation Peer Group (1)
Ashland Global Holdings	H.B. Fuller Co.	Quaker Chemical Corp.
Albemarle Corp.	Ingevity Corporation	Rayonier Advanced Materials Inc.
Celanese Corp.	Innospec, Inc.	A. Schulman, Inc.
The Chemours Corp.	Int'l Flavors & Fragrances, Inc.	Sensient Technologies Corp.
Element Solutions Inc.	Minerals Technologies, Inc.	Stepan Co.
Ferro Corp.	Newmarket Corp.	Trinseo S.A.
GCP Applied Technologies, Inc.	PolyOne Corp.	W.R. Grace & Co.
_______________

(1)	Peer group companies that are acquired by another company subsequent to approval are removed from the peer group.

TSR Peer Group
The TSR Peer Group is used to (1) assess rTSR performance, (2) determine any payout related to the rTSR portion of our PRSUs, and (3) provide additional data points to assist the Compensation Committee in goal setting pursuant to the performance metric. Our TSR Peer Group includes all companies in the Russell 3000® Index with revenue in excess of $200 million that are classified as diversified chemicals or specialty chemicals, as well as any entities in our Compensation Peer Group that are not captured in such group.

2019 TSR Peer Group(1)
2019 Compensation Peer Group	Flotek Industries, Inc.	PPG Industries, Inc.
Axalta Coating Systems Ltd.	FutureFuel Corp.	PQ Group Holdings Inc.
Balchem Corporation	Huntsman Corporation	RPM International Inc.
Chase Corporation	Innophos Holdings, Inc.	The Sherwin-Williams Company
DowDuPont Inc.	Livent Corporation	Valhi, Inc.
Eastman Chemical Company	LSB Industries, Inc.
Ecolab Inc.	OMNOVA Solutions Inc.
_______________

(1)	Peer group companies that are acquired by another company subsequent to approval are removed from the peer group.

Kraton Corporation                                         40

Compensation Risk Assessment
As part of the process undertaken to design and implement our compensation program, our Compensation Committee evaluated our compensation policies, practices and plans to evaluate whether they encourage excessive risk taking. In undertaking this evaluation, our Compensation Committee reviewed gain-sharing plans at our manufacturing sites, our equity and cash incentive plan, discretionary recognition award programs, and sales compensation plans. In addition, our Compensation Committee consulted with Farient who opined that none of our compensation policies, practices, or plans, encourages employees to take unreasonable risks related to our business. Based upon the Compensation Committee’s detailed review and assessment, the Compensation Committee determined that risks arising from our compensation policies, practices, and procedures are not reasonably likely to have a material adverse effect on the Company.

Kraton Corporation                                         41

Pay-For-Performance
Our Compensation Committee considers realized and realizable pay in determining our CEO’s compensation, which reflects its continuing focus on pay-for-performance. The charts below show, for each of the last three years, the difference between the compensation (1) for our CEO as reported in the summary compensation table, (2) that our CEO actually realized, and (3) that our CEO could have realized at the end of each given year based on our closing stock price on such date.

$ in Thousands
Base Salary	Long Term Equity Incentive Awards	Option Awards	Cash Incentive Compensation	Other Compensation

________________

(1)
The targeted value for our CEOs Long-Term Equity Incentive Awards remained the same for 2018 and 2019, at $3.25 million. However, the Reported value of these awards increased from 2018 to 2019 due to the increased grant date fair value for the market-related TSR component of the PRSUs, which was determined using a Monte Carlo simulation model.

(2)	Reflects the value realized from the vesting of stock awards and the exercise of stock options, each as reported in the Option Exercises and Stock Vested table for the given year.

(3)
Reflects the value that could have been realized from the vesting of stock awards granted in the given year, based on the closing price for our common stock on the NYSE on the last trading day of such year. This valuation: (i) assumes vesting at target levels for the 2018 and 2019 PRSUs; and (ii) uses a certified performance of 0% of target for the 2017 PRSUs.

Factors Affecting Realized and Realizable Pay
2017	2018	2019
The value of the LTIP Awards decreased between Reported and Realizable pay for 2017 primarily due to a 0% performance certification on the 2017 PRSUs.

The value of Realized Pay is largely due to our CEO's exercise of 82,472 stock options.

Realized Pay is largely due to our CEO's exercise of 137,081 stock options.

The LTIP Awards value decreased between Reported and Realizable pay due to a $22 stock price depreciation between the grant date and December 31.

The above-target Realized pay amount for LTIP is due to a $24 stock price appreciation between the award's 2015 grant date and 2018 vest date.

Realized Pay is affected by our CEO's exercise of 37,221 stock options.

The value of the LTIP Awards decreased between Reported and Realizable pay due to a $10 stock price depreciation between the grant date and December 31.

Kraton Corporation                                         42

Compensation Decisions and Results

Fixed	Variable

Base Salary	Cash Incentive Compensation	+	Restricted Stock Units (3-Year Ratable Vest)	+	Restricted Stock Performance Units (3-Year Performance Period)

	Annual Incentive		Long-Term Incentive Compensation

2019
Annual Cash Incentive Compensation	è	Adjusted EBITDA (75%)		Consolidated Net Debt (25%)

Long-Term Incentive Compensation	è	Stock Price Appreciation (33.3%)	Cumulative ROCE (33.3%)	Relative TSR (33.3%)
Base Salary
Our Compensation Committee reviews the base salary of each NEO on an annual basis and determines if a change is warranted. For our CEO and for our CFO, our Compensation Committee reviewed proxy data from the Compensation Peer Group. For our other executive officers, our Compensation Committee reviewed published survey data. Our Compensation Committee targets each NEO’s base salary at, or near, the 50th percentile for base salaries in our Compensation Peer Group, consistent with our overall compensation philosophy.
Our Compensation Committee starts with a review to establish total direct compensation and then determines the component parts. For our CEO, base salary accounted for approximately 19% of 2019 targeted total direct compensation, and for our other NEOs base salary accounted for approximately 35% of 2019 targeted total direct compensation. Our Compensation Committee believes these levels promote the attraction and retention of our NEOs. In addition, our Compensation Committee believes that keeping the balance weighted towards variable performance-based compensation serves the best interests of the Company and its stockholders. The base salary determinations for our CEO and for all NEOs were as follows:

Named Executive Officer	2019 Base Salary($)	Change From 2018	2020 Base Salary($)	Change From 2019
Kevin M. Fogarty	1,000,000	-	1,000,000	-
Atanas H. Atanasov(1)	475,000	-	500,000	5.26%
Christopher H. Russell(1)	290,000	5.45%	300,000	3.44%
Holger R. Jung	400,000	-	410,000	2.5%
Marcello C. Boldrini	400,000	-	410,000	2.5%
James L. Simmons	425,000	-	450,000	5.88%

(1)
Mr. Atanasov joined on May 6, 2019. On May 31, 2019, the Compensation Committee terminated the supplemental cash award of $125,000 (payable in installments in accordance with our payroll practices) payable to Mr. Russell in recognition of the additional responsibilities assumed by him as a result of his appointment as the Company's interim principal financial officer.

Kraton Corporation                                         43

Annual Cash Incentive Compensation
Cash incentive awards for 2019 were made under the Kraton Corporation 2016 Equity and Cash Incentive Plan (the "2016 Plan"). The purpose of annual cash incentive compensation is to promote the interests of our Company and our stockholders by providing variable cash compensation opportunities based on the delivery of key performance metrics. Such purpose is designed to contribute to the short-term performance of our Company.

Our Annual Cash Incentive Compensation also includes a +/- 10% Safety Multiplier

Formula for Annual Cash Incentive Compensation
The following Target Bonus factors, approved in February 2019, were used to calculate cash incentive compensation for our NEOs for the year ended December 31, 2019:

Named Executive Officer	Target Bonus	Change from 2018	Target Bonus ($)(1)	Bonus Range ($)(2)
Kevin M. Fogarty	100% Base Salary	-	1,000,000	0 - 2,000,000
Atanas H. Atanasov	70% x Base Salary	-	332,500	0 - 665,000
Christopher H. Russell	50% x Base Salary	-	145,000	0 - 290,000
Holger R. Jung	70% x Base Salary	10% Base Salary	280,000	0 - 560,000
Marcello C. Boldrini	70% x Base Salary	10% Base Salary	280,000	0 - 560,000
James L. Simmons	65% x Base Salary	5% Base Salary	276,250	0 - 552,500
__________________

(1)	Mr. Atanasov joined on actual May 6, 2019. His target bonus based on his pro-rated salary was $221,667.

(2)	Depending on actual performance, annual cash incentive compensation can range from zero to two times target (+/-10% based on the safety multiplier).

Kraton Corporation                                         44

The Compensation Committee established threshold, target and stretch targets for the performance metrics, which provided a multiplier that could range from 0.3, if the minimum, or threshold, level of performance is achieved, to 2.0, assuming the Company met or exceeded the maximum, or stretch, goal. For 2019, the Company Factor for each NEO was 0.212 ((0.00 + 0.235), less the 10% negative safety multiplier). Our Compensation Committee determined the Company Factor based on the following calculation:

1	ADJUSTED EBITDA (75%)
Our achievement of Adjusted EBITDA contributed to the Company Factor as follows:

	Weight	Threshold 0.3x	Target 1.0x	Stretch 2.0x	2019 Actual	2019 Factor
		($ in millions)			($ in millions)
Adjusted EBITDA(1)	75%	$359	$405	$446	$320.6	0.00

2	CONSOLIDATED NET DEBT (25%)
Our reduction of consolidated net debt contributed to the Company Factor as follows:

	Weight	Threshold 0.3x	Target 1.0x	Stretch 2.0x	2019 Actual	2019 Factor
		($ in millions)			($ in millions)
Consolidated Net Debt(1)	25%	$1,407	$1,339	$1,298	1,345(2)	0.235
__________________

(1)
For discussion on goal setting, please refer to "Selecting Performance Metrics and Setting Associated Goals." For a reconciliation of GAAP financial measures to non-GAAP financial measures, please refer to “Annex A — Non-GAAP Reconciliations.”

(2)
Consolidated net debt for 2019 was $1,391 million. Given the Company's exposure to non-U.S. debt, consolidated net debt for purposes of ICP is calculated to exclude the effect of foreign currency, share repurchases, and bond repurchases.

3	SAFETY MULTIPLIER (+/- 10%)
The total Company Factor calculated from Adjusted EBITDA and Consolidated Net Debt was then adjusted based on safety performance as follows as follows:

Total Incident Rate	<0.4	>0.4 - <0.6	> 0.6	2019 Actual	2019 Factor
				TIRR
Safety multiplier	+10%	-	-10%	0.88	-10%

Kraton Corporation                                         45

2019 Certified Annual Cash Incentive Compensation
Based on calculations outlined in the steps above, we paid total cash incentive compensation to our NEOs in the following amounts for the 2019 performance year:

Named Executive Officer	Company Factor (less 10% Safety Factor)	x	ICP Target ($)	=	2019 Total ($)
Kevin M. Fogarty	0.212		1,000,000		212,000
Atanas H. Atanasov	0.212		221,667		46,993
Christopher H. Russell	0.212		145,000		30,740
Holger R. Jung	0.212		280,000		59,360
Marcello C. Boldrini	0.212		280,000		59,360
James L. Simmons	0.212		276,250		58,565

Safety Factor in Annual Cash Incentive Compensation
For 2019, our Compensation Committee incorporated a Safety Multiplier to the annual cash incentive compensation calculation. Payouts were reduced by 10% since the Total Incident Rate ("TIR") was greater than 0.6. Our Compensation Committee reviewed data from the American Chemistry Council and internal metrics in arriving at these targets. For 2020, payouts will be increased by 10% if the TIR is <0.4 and decreased by 10% if the TIR is >0.75.

2020 Design for Annual Cash Incentive Compensation
Based on analysis from Farient Advisors, our Compensation Committee decided to modify the ICP program in 2020 for Mr. Boldrini and Dr. Jung, due to their roles as Senior Vice Presidents of our Chemical and Polymer segment, respectively. Mr. Boldrini's and Dr. Jung's Adjusted EBITDA metric will be calculated using 50% of the Company's Adjusted EBITDA and 50% of their applicable Segment's Adjusted EBITDA. Any compensation paid under our 2020 ICP will be paid in cash, and we expect that such payments, if any, will be made around March 15, 2021. In 2020, Target Bonus percentages for our NEOs are unchanged from 2019.

Kraton Corporation                                         46

Long-Term Equity Incentive Compensation
For 2019, the targeted long-term equity incentive compensation for our NEOs was comprised of one-third RSUs and two-thirds PRSUs. RSUs are a useful retention tool that require an executive to continue to work for the Company during the three-year ratable vesting period. PRSUs, settled in shares of common stock of the Company, further align the interests of our executives with those of our stockholders because such awards vest, if at all, based upon the achievement of performance targets that indicate the successful operation of our business and the creation of stockholder value.
RSU and PRSU Grants for 2019 and 2020
In each of 2019 and 2020, our Compensation Committee approved long-term equity incentive compensation to our NEOs at targeted amounts, resulting in the following grants:

	2019 Grants		2020 Grants
Named Executive Officer	RSUs (#)(1)	PRSUs (#)(2)	RSUs (#)(1)	PRSUs (#)(2)
Kevin M. Fogarty(3)	30,278	60,555	159,119	159,119
Atanas H. Atanasov(4)	18,550	15,459	44,064	44,064
Christopher H. Russell	1,397	2,795	7,344	7,344
Holger R. Jung	5,217	10,434	27,417	27,417
Marcello C. Boldrini	4,192	8,385	22,032	22,032
James L. Simmons	4,192	8,385	22,032	22,032
________________

(1)	Except as described in footnote 4 below, for the 2019 grants all RSUs are subject to three-year ratable vesting.

(2)
PRSUs are reported at target levels and vest three-years from the date of grant in an amount, if at least the threshold level of performance is achieved, ranging (i) for 2019, from 0.5x to 2.0x target level depending on performance against the Compensation Committee's established metrics for the achievement of cumulative ROCE and rTSR and (ii) for 2020, from 0.3x to 2.0x target level depending on performance against the Compensation Committee's established metrics for the achievement of cumulative Adjusted EBITDA and rTSR.

(3)	The dollar value of Mr. Fogarty's 2020 grant is unchanged from 2019.

(4)
Mr. Atanasov's 2019 PRSUs and RSUs were granted under the Kraton Corporation 2019 Equity Inducement Plan (the "Inducement Plan"). 10,821 of the RSUs are subject to a one-year vesting period, ending on May 6, 2020.

Our Restricted Stock Performance Units
Our Compensation Committee determined that rTSR, as a relative external benchmark, and cumulative ROCE, as an absolute metric, render an appropriate mix of metrics for our PRSUs. Since 2017, our Compensation Committee has weighted the relative and absolute metrics as follows:

´	Why These Performance Metrics?
Our Compensation Committee allocated a 50% weighting to relative TSR because our stockholders value relative metrics alongside absolute metrics and because relative TSR ensures a direct alignment between long-term equity compensation and stockholder interests.

Kraton Corporation                                         47

Cumulative Return on Capital Employed (Cumulative ROCE)
Our Compensation Committee determines cumulative ROCE by comparing the cumulative net operating profit over the three-year performance period against a range of cumulative Return Percentage (defined below) levels over the same three-year performance period. The following steps outline how the Compensation Committee will determine the cumulative ROCE for outstanding PRSUs:

1	Calculate the Cumulative Net Operating Profit (for the three-year period)
We define net operating profit as Adjusted EBIT, net of taxes at a specified rate. We add our net operating profit for each year in the performance period to obtain the cumulative net operating profit.

2	Calculate the Cumulative Return Percentage Levels (for the three-year period)
Each year, our Compensation Committee determines the threshold, target or stretch Return Percentage levels by multiplying our average capital employed (being the annual average of total assets, less excess cash greater than $50 million, less total current liabilities, plus the current portion of long-term liabilities, all determined on a U.S. GAAP basis) by the Return Percentages for each year determined by the Compensation Committee (and disclosed annually) to ensure a meaningful improvement on our performance. For additional discussion of how our Compensation Committee sets 2019 goals, including the specific Return Percentages, please refer to "Selecting Performance Metrics and Setting Associated Goals".

The below provides an example of the calculation described in Step 2:

	Year One		Year Two		Year Three		Cumulative
Threshold (0.5x Target)	Avg. Capital Employed x Return Percentage	+	Avg. Capital Employed x Return Percentage	+	Avg. Capital Employed x Return Percentage	=	Threshold Return Percentage
Target (1.0x Target)	Avg. Capital Employed x Return Percentage	+	Avg. Capital Employed x Return Percentage	+	Avg. Capital Employed x Return Percentage	=	Target Return Percentage
Stretch (2.0x Target)	Avg. Capital Employed x Return Percentage	+	Avg. Capital Employed x Return Percentage	+	Avg. Capital Employed x Return Percentage	=	Stretch Return Percentage

3	Compare the Cumulative Net Operating Profit (Step 1) to the Cumulative Return Percentage Levels (green column from Step 2) to determine the performance factor for cumulative ROCE.
Our Compensation Committee then compares the cumulative net operating profit over the performance period to the range of cumulative Return Percentage levels over the same period to determine the vesting factor.
Relative TSR (rTSR)
Relative TSR is measured by the change in stock price over the three-year performance period (calculated using the closing price on the last trading day of the applicable years), plus reinvestment of dividends on the ex-dividend date. This number is then compared to the applicable TSR Peer Group (as discussed above), with the payout based on our percentile rank relative to such TSR Peer Group.

Kraton Corporation                                         48

The Completed Performance Cycle for our 2017 PRSUs
In 2017 our Compensation Committee granted PRSUs with a three-year performance period through December 31, 2019 ("2017 PRSUs"). For the 2017 PRSUs, our Compensation Committee certified a performance at 0% of target based on the following results:

ROCE (50%)
Threshold (0.5x Target)	$515,685
Target (1.0x Target)	$539,235

Stretch (2.0x Target)	$586,347

Actual Net Operating Profit (with taxes at 29%)	$449,691

Attainment of 0%
¾ Weighting x 0% Attainment = 0%

Relative TSR (50%)
Threshold (0.5x Target)	30th Percentile

Target (1.0x Target)	50th Percentile

Stretch (2.0x Target)	75th Percentile

Actual relative TSR	24.6th Percentile

Attainment of 0%
¼ Weighting x 0% Attainment = 0%

Named Executive Officer(1)	# Shares at Target	Value of Grant(2)	# Shares at Vest	Realized Value
Kevin M. Fogarty	68,100	$2,136,297	0	$0
Christopher H. Russell	3,345	$104,933	0	$0
Holger R. Jung	14,336	$449,720	0	$0
Marcello C. Boldrini	8,659	$284,167	0	$0
James L. Simmons	9,557	$299,803	0	$0
________________

(1)	Mr. Atanasov was not granted any 2017 PRSUs because he was not an employee of the Company at the time.

(2)
The grant-date fair value for PRSUs is computed in accordance with FASB ASC Topic 718 (disregarding the estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions used in calculating the fair value of our stock-based compensation, refer to Note 6, Share-Based Compensation, in the Notes to Consolidated Financial Statements contained in our 2019 Annual Report.

Payouts Resulting From Rigorous Metrics for our PRSUs
Our recent results against the compensation targets for our PRSUs demonstrate that our Compensation Committee sets challenging goals. For the PRSUs granted in 2017, our Compensation Committee certified performance at 0%. For the PRSUs granted in 2016, our Compensation Committee certified performance at 33.5%, with a 0% performance certification for the ROCE component and a 134% performance certification for the rTSR.

Kraton Corporation                                         49

Update on the Outstanding Performance Cycles for our 2018 and 2019 PRSUs
In 2019, we completed the first year of the three-year performance period for our 2019-2021 PRSUs and the second year of the three-year performance period for our 2018-2020 PRSUs. Although the cumulative ROCE levels will not be determined until the end of the performance period, and may vary significantly following each year’s financial results, the following tables shows the current financial status of the cumulative ROCE achievement for our outstanding PRSUs:

2018 - 2020 PRSUs	2018		2019		2020		FY 2019
Threshold (0.5x Target)	$2,613,836 x 6.2% $162,058	+	$2,614,453 x 6.5% $169,939	+	$TBD x 6.9%	=	$331,997

Target	$2,613,836 x 7.1% $185,582	+	$2,614,453 x 7.5% $196,084	+	$TBD x 8.0%	=	$381,666

Stretch (2.0x Target)	$2,613,836 x 7.7% $201,265	+	$2,614,453 x 8.8% $230,072	+	$TBD x 9.8%	=	$431,337

Actual Net Operating Profit (with taxes at 21%)	$180,539	+	$138,586	+	$TBD	=	$319,125

2019 - 2021 PRSUs	2019		2020		2021		FY 2019
Threshold (0.5x Target)	$2,614,453 x 6.6% $172,554	+	$TBD x 6.7%	+	$TBD x 6.9%	=	$172,554
Target	$2,614,453 x 7.5% $196,084	+	$TBD x 7.8%	+	$TBD x 8.0%	=	$196,084

Stretch (2.0x Target)	$2,614,453 x 8.0% $209,156	+	$TBD x 8.5%	+	$TBD x 8.7%	=	$209,156

Actual Net Operating Profit (with taxes at 21%)	$138,586	+	$TBD	+	$TBD	=	$138,586

2020 Design for Long-Term Equity Incentive Compensation
Working with our independent compensation adviser, our Compensation Committee redesigned some elements of the long-term equity incentive program for 2020 based on market data and to attract and retain executive talent. To maintain consistency with the common practice of peer companies, RSUs will comprise 50% of the grants, with the other 50% being comprised of PRSUs having an equal metric weighting of three-year cumulative Adjusted EBITDA and relative TSR, as summarized below:

2019	è	RSUs (33.3%)	Cumulative ROCE (33.3%)	Relative TSR (33.3%)

2020	è	RSUs (50%)	Cumulative AEBITDA (25%)	Relative TSR (25%)
Our Compensation Committee determined the following relative TSR metrics for the 2020 grant cycle. Cumulative Adjusted EBITDA projections are competitively sensitive information; therefore, they will be disclosed only in our future proxy statements as performance periods are completed.

Level	Relative TSR (Percentile Rank)
Threshold (0.3x Target)	30th
Target (1.0x Target)	50th
Stretch (2.0x Target)	75th

Kraton Corporation                                         50

Other Compensation for our NEOs
Fringe Benefits/Perquisites
In 2019, we reimbursed Mr. Atanasov for relocation expenses to cover costs he incurred to relocate to our corporate headquarters upon joining our Company and provided associated tax gross-up payments. No other material fringe benefits or perquisites were provided to our NEOs in 2019.
Supplemental Disability Insurance
Our senior managers and executives, including our NEOs, participate in a supplemental disability insurance program for which the premiums are paid by the Company. The plan provides disability income protection at two-thirds of base salary and annual cash incentive compensation with no maximum benefit. For 2019, annual premiums for our NEOs ranged from approximately $2,430 to $30,853. The Compensation Committee determined that the provision of this benefit was appropriate in order to provide competitive, market-based benefits to our NEOs.
U.S. 401(k) Plan
Our NEOs are eligible to participate in the Kraton Savings Plan, a broad-based tax-qualified savings plan providing for employer and employee contributions for employees employed within the United States.
Non-Qualified Defined Benefits Restoration Plan
Our NEOs, who participate in our U.S. 401(k) plan, are eligible to participate in a non-qualified defined benefits restoration plan. This non-qualified plan is intended to restore certain benefits that may not be provided under the tax-qualified savings plan due to certain limitations imposed on tax-qualified plans by the Internal Revenue Code of 1986, as amended (the "IRC").
U.S. Pension Plan
Since he was hired prior to October 15, 2005, Mr. Fogarty was afforded an opportunity to participate in our broad-based tax-qualified noncontributory pension plan. Employees hired on or after October 15, 2005 are not eligible to participate in the pension plan. The pension plan was amended in 2005 to provide participants with a choice, which was effective as of January 1, 2006, between (1) continuing to accrue benefits under the final average pay formula provided for under the pension plan or (2) “freezing” benefits under the pension plan in exchange for an enhanced benefit under the Kraton Savings Plan. For participants who chose to receive the enhanced benefit under the Kraton Savings Plan, the final average earnings, service and social security benefit components of the pension formula (as defined in the plan) were frozen as of December 31, 2005. However, such participants will still be credited with service accumulated after December 31, 2005 for purposes of vesting of benefits under the pension plan. As of January 31, 2020, the pension plan has been frozen with no continuing service credit for Mr. Fogarty.
Executive Severance Program
Certain of our executives, including our NEOs, participate in the Kraton Corporation Executive Severance Program. The Compensation Committee believes providing severance to our executive officers is consistent with market practice among our peer companies, and, in the business judgment of the Compensation Committee, is necessary for our recruitment and retention goals. Each of the participants in the program has executed a non-competition and confidentiality agreement, which is a condition of participation in the severance program.

Kraton Corporation                                         51

The severance program provides for severance payments upon certain events terminating employment. In the event the NEO’s employment is terminated by us without “cause” or by the NEO for “good reason” (as each such term is defined in the severance program), Mr. Fogarty would be entitled to 24 months of salary, up to 24 months of medical benefit continuation and a lump-sum payment equal to 2 times the average bonus over the prior three years, and other NEOs would be entitled to 12 months of base salary, up to 12 months medical benefit continuation and a lump-sum payment equal to one times the average bonus over the prior three years. In the event such termination occurs within two years immediately following a change in control of the Company, Mr. Fogarty would be entitled to 36 months of salary, up to 36 months of medical benefit continuation and a lump-sum payment equal to three times the target bonus for that year for Mr. Fogarty, and other NEOs would be entitled to 24 months of base salary, up to 24 months of medical benefit continuation and a lump-sum payment equal to two times the target bonus for that year. The Compensation Committee elected these multiples based upon a market assessment of the severance benefits offered by our peer companies and a determination that these levels were consistent with market practice and, therefore, serve our recruitment and retention goals.
Other Compensation Policies
Section 162(m) of the Internal Revenue Code
For 2019, the Compensation Committee reviewed and considered the deductibility of executive compensation under Section 162(m) of the IRC, which provides that the Company may not deduct for federal income tax purposes annual compensation in excess of $1 million paid to certain covered employees, generally including the Chief Executive Officer, the Chief Financial Officer and certain of the Company’s other current and former executive officers.
For taxable years beginning prior to 2018, the $1 million limit did not apply to “qualified performance-based compensation” that met certain requirements under Section 162(m) of the IRC. Our Compensation Committee previously structured certain of the executive compensation plans and arrangements with the goal of meeting such requirements. However, following the Tax Cuts and Jobs Act’s repeal of the Section 162(m) exception for qualified performance-based compensation, effective for taxable years beginning on or after January 1, 2018, compensation paid to our covered employees in excess of $1 million will not be deductible, except with respect to certain “grandfathered” arrangements.
Although the Compensation Committee continues to consider tax deductibility as one of many factors in determining executive compensation, it has not adopted a policy that all compensation must be deductible. Rather, our Compensation Committee gives priority to the overall compensation objectives discussed above, which include alignment with long-term stockholder value creation, and retains the flexibility to authorize compensation that is not deductible, consistent with our compensation policies and as determined to be in the bests interests of the Company and its stockholders.
Financial Restatement
Our former equity plan and the 2016 Plan provide that performance-based compensation granted under each such plan is subject to a right of recapture. In the event that a determination that the achievement of a performance goal was based on incorrect data and such goal was in fact not achieved, any compensation under the respective plan that was paid on the basis of the purported achievement of such goal must be returned.

Kraton Corporation                                         52

Executive Compensation Recoupment Policy
The Company has also adopted an Executive Compensation Recoupment Policy. The policy covers our Section 16 reporting persons under the Exchange Act, which includes our NEOs. The policy provides that we will, to the extent permitted by applicable law, seek to recover, at the direction of the Compensation Committee after it has considered the costs and benefits of doing so, any annual incentive compensation payment, long-term incentive payment or other payment to a covered executive under the following circumstances:

•	the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of our financial statements as filed with the SEC;

•	the Compensation Committee determines that the covered executive engaged in fraud or willful misconduct that caused or substantially caused the substantial restatement; and

•	a lower payment would have been made to the covered executive based upon the restated financial results.
In each instance, we will to the extent practicable seek to recover from the covered executive the amount by which the Compensation Committee has determined that an incentive payment made in the prior three years to such covered executive for the relevant period exceeded the lower payment that would have been made based on the restated financial results.
The full text of the Executive Compensation Recoupment Policy was filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on September 16, 2013.
Executive Stock Ownership Guidelines
To further align the financial interests of our executives with those of our stockholders, our Board has adopted executive stock ownership guidelines. The guidelines apply to our Section 16 reporting persons under the Exchange Act, which includes our NEOs.
Our guidelines provide that our executives should own an amount of shares equal to a multiple of the executive’s annual base salary as follows:

Covered Executive	Ownership Target
Chief Executive Officer	5X
Chief Financial Officer	3X
SVP – Segment Presidents	2.5X
Chief Technology Officer; SVP – Global Operations	1.5X
Other Executives	1X
Each executive covered by the guidelines is expected to comply with the ownership target within the five-year period commencing on January 1 of the year following the date on which such executive becomes subject to the guidelines. During the five-year period, such executives are expected to make reasonable progress, as determined by the Compensation Committee, toward their ownership targets. As of December 31, 2019, it was determined that all executives subject to the guidelines had reached, or were making reasonable progress toward, their respective ownership targets.

Kraton Corporation                                         53

Hedging, Pledging and Trading in Stock Derivatives
Our Stock Trading Policy prohibits the purchase by our directors or executive officers of financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of equity securities of the Company held, directly or indirectly, by any director or executive officer. Our Stock Trading Policy prohibits pledging of any Company stock as security by our directors or executive officers. Our Stock Trading Policy prohibits our employees, including our NEOs, from speculative trading in our common stock, including the trading of stock derivatives, and prohibits the establishment or use of a margin account with a broker-dealer for the purpose of buying or selling securities of the Company.

Kraton Corporation                                         54

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis included in this proxy statement. Based upon such review, the related discussions and such other matters deemed relevant and appropriate to the Compensation Committee, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee:

Anna C. Catalano
Dominique Fournier
Dan F. Smith
Karen A. Twitchell, Chair

Kraton Corporation                                         55

NAMED EXECUTIVE OFFICER COMPENSATION TABLES

Summary Compensation Table
The following table provides information concerning compensation we paid or accrued on behalf of our NEOs for each of our last three completed fiscal years.

Name Principal Position	Year	Salary(7) ($)	Bonus(7) ($)	Stock Awards ($)(1)	Non-equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Kevin M. Fogarty	2019	1,000,000	—	4,003,915	212,000	4,857	164,061	5,384,833
President and Chief Executive Officer	2018	981,250	—	3,639,297	623,700	—	174,450	5,418,697
	2017	912,500	—	3,086,292	995,300	1,845	145,635	4,647,072
Atanas H. Atanasov(5)	2019	311,490	250,000(6)	1,319,036	46,993	—	60,903	1,988,422
Senior Vice President, Chief Financial Officer and Treasurer	2018	—	—	—	—	—	—	—
	2017	—	—	—	—	—	—	—
Christopher H. Russell(5)	2019	286,250	49,533(6)	184,788	30,740	—	37,120	588,431
Vice President and Chief Accounting Officer (Interim CFO through May 6, 2019)	2018	275,000	15,600(6)	256,791	124,740	—	32,487	704,618
	2017	—	—	—	—	—	—	—
Holger R. Jung	2019	400,000	—	689,896	59,360	—	67,404	1,216,660
Senior Vice President and Polymer Segment President	2018	400,000	—	671,858	149,688	—	73,943	1,295,489
	2017	400,000	—	649,708	258,240	—	65,871	1,282,577
Marcello C. Boldrini	2019	400,000	—	554,398	59,360	—	53,963	1,067,721
Senior Vice President and Chemical Segment President	2018	395,000	—	503,909	149,688	—	51,839	1,100,436
	2017	285,000	100,000	647,040	183,996	—	146,135	1,362,171
James L. Simmons	2019	425,000	—	554,398	58,565	—	70,664	1,108,627
Senior Vice President, General Counsel & Secretary	2018	418,750	112,500(6)	503,909	159,044	—	69,838	1,264,041
	2017	387,500	—	433,109	236,720	—	57,249	1,116,596
_______________

(1)
This column consists of RSUs, RSAs and PRSUs granted pursuant to the 2016 Plan or, for Mr. Atanasov, pursuant to the Inducement Plan. Amounts set forth in the Stock Awards column represents the aggregate grant date fair value in accordance with the FASB ASC Topic 718. For the assumptions used in calculating the fair value, refer to Note 6, Share-Based Compensation, in the Notes to Consolidated Financial Statements contained in our 2019 Annual Report.

Consistent with FASB ASC Topic 718, the table below shows the full grant date fair value for the market-related TSR component for the entire three-year performance cycle for each PRSU and was determined using a Monte Carlo simulation model. Also set forth is the grant date fair value for the performance-related component of the PRSUs (i) based upon the probable outcome of the performance-related component as of the grant date, and (ii) based upon achieving the maximum level of performance under the performance-related component as of the grant date.

		Grant Date Value
Name		Probable (Target) Outcome of Performance-Related Component	Maximum Outcome of Performance-Related Component	Market-Related Component
Kevin M. Fogarty	2019	$1,083,347	$2,166,694	$1,837,208
	2018	$1,083,329	$2,166,658	$1,472,671
	2017	$949,995	$1,899,990	$1,186,302
Atanas H. Atanasov	2019	$250,027	$500,054	$468,996
Christopher H. Russell	2019	$50,020	$100,041	$84,770
	2018	$46,674	$93,348	$63,446

Kraton Corporation                                         56

		Grant Date Value
Name		Probable (Target) Outcome of Performance-Related Component	Maximum Outcome of Performance-Related Component	Market-Related Component
Holger R. Jung	2019	$186,664	$373,329	$316,568
	2018	$199,999	$399,997	$271,866
	2017	$199,987	$399,974	$249,733
Marcello C. Boldrini	2019	$150,026	$300,051	$254,371
	2018	$149,988	$299,975	$203,945
	2017	$133,333	$266,666	$150,857
James L. Simmons	2019	$150,026	$300,051	$254,371
	2018	$145,478	$290,956	$203,945
	2017	$133,306	$266,612	$165,500

(2)
Amounts listed in this column consist of cash incentive payments pursuant to the 2016 Plan. Please see the discussion of the specific components of the 2019 ICP under "Compensation Discussion and Analysis."

(3)
All amounts in this column reflect the aggregate change in the actuarial present value of the NEO’s accumulated benefit under our pension plan during the applicable periods. Our NEOs do not earn above-market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified.

(4)	Amounts in this column for 2019 consist of amounts paid by the Company for:

Explanation	Kevin M. Fogarty	Atanas H. Atanasov	Christopher H. Russell	Holger J. Jung	Marcello C. Boldrini	James L. Simmons
Savings Plan Contributions	$131,748	$21,366	$32,216	$54,969	$43,911	$58,404
Supplemental Disability Premiums	$30,853	$2,430	$3,404	$10,936	$8,552	$12,260
HSA Contribution	$1,500	$875	$1,500	$1,500	$1,500	-
Relocation Expenses	-	$26,336	-	-	-	-
Tax Gross Up for Relocation Expenses	-	$9,896	-	-	-	-

(5)	Mr. Atanasov joined the company on May 6, 2019. Compensation information is not provided for fiscal years in which the individual was not a named executive officer.

(6)
For Mr. Atanasov, payment consisted of a non-tax assisted and non-benefit bearing cash signing bonus awarded in connection with his joining the Company as the principal financial officer. For Mr. Russell, payment consisted of the previously disclosed cash supplemental award in recognition of the additional responsibilities assumed by him as a result of his appointment as the Company's interim principal financial officer. For Mr. Simmons, payment consisted of the previously disclosed special retention awards, which was granted on February 10, 2016 and vested on January 6, 2018, in recognition of significant contributions made in connection with the acquisition of Arizona Chemical.

(7)
For our CEO, in 2019, salary was 19% of his total compensation and bonus was 4% of his total compensation. For our other NEOs, as a group, salary was 31% of their total compensation. For Mr. Atanasov, bonus was 2% of his total compensation and for Mr. Russell, bonus was 6% of his total compensation.

Pay Ratio
As disclosed above in the Summary Compensation Table, the total compensation for our CEO in
2019 was $5,384,833. The median of the annual total compensation of all employees of the Company, as calculated below, was $109,847. Therefore, the ratio between the CEO's total compensation and the median employee's total compensation was 49:1.

We calculated the ratio using the same median employee identified in 2017 because there was not a change in (a) the original median employee’s circumstances, or (b) the Company’s employee population or employee compensation arrangements, that we reasonably believe would result in a significant change in the pay ratio disclosure. See our proxy statement filed in 2018 for information regarding the process we utilized to identify our “median employee.” We calculated annual total compensation for our median employee using the same methodology we use for our NEOs as set forth in the 2019 Summary Compensation Table.

Kraton Corporation                                         57

Equity Compensation Plan Information
The following table sets forth information as of December 31, 2019 with respect to compensation plans under which our equity securities are authorized for issuance.

Plan Category	# of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	# of securities remaining available for future issuance under equity compensation plans (excludes securities reflected in first column)
Equity compensation plans approved by stockholders	387,121	$30.31	2,901,188(1)
Equity compensation plans not approved by stockholders(2)	—	—	115,991
Total:	387,121	$30.31	3,017,179
_________________

(1)	Represents equity securities remaining available for future issuance under the 2016 Plan.

(2)	Represents shares outstanding under the Inducement Plan. Inducement grants were made to Mr. Atanasov pursuant to the exemption for inducement grants under the listing rules of the NYSE.
Grants of Plan-Based Awards
The following table provides details regarding plan-based awards granted to our NEOs during the fiscal year ended December 31, 2019.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Award(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)(5)			All Other Stock Awards: Number of Shares of Stock (#)(3)(5)	Grant Date Fair Value of Stock Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kevin M. Fogarty		300,000	1,000,000	2,000,000	—	—	—	—	—
	3/4/2019	—	—	—	30,278	60,555	121,110	—	2,920,568
	3/4/2019	—	—	—	—	—	—	30,278	1,083,347
Atanas H. Atanasov		99,750	332,500	665,000	—	—	—	—	—
	5/6/2019	—	—	—	7,730	15,459	30,918	—	719,037
	5/6/2019	—	—	—	—	—	—	18,550	600,000
Christopher H. Russell		43,500	145,000	290,000	—	—	—	—	—
	3/4/2019	—	—	—	1,398	2,795	5,590	—	134,803
	3/4/2019	—	—	—	—	—	—	1,397	49,985
Holger R. Jung		84,000	280,000	560,000	—	—	—	—	—
	3/4/2019	—	—	—	5,217	10,434	20,868	—	503,232
	3/4/2019	—	—	—	—	—	—	5,217	186,664
Marcello C. Boldrini		84,000	280,000	560,000	—	—	—	—	—
	3/4/2019	—	—	—	4,193	8,385	16,770	—	404,409
	3/4/2019	—	—	—	—	—	—	4,192	149,990
James L. Simmons		82,875	276,250	552,500	—	—	—	—
	3/4/2019	—	—	—	4,193	8,385	16,770	—	404,409
	3/4/2019	—	—	—	—	—	—	4,192	149,990
_________________

(1)	These columns provide information on potential payouts for our 2019 ICP under our 2016 Plan. For information on actual amounts earned, see "— Summary Compensation Table" above.

(2)
These columns provide information on potential share issuances under PRSUs granted under our 2016 Plan (or, in the case of Mr. Atanasov, our Inducement Plan). The amount issued will be determined based on cumulative ROCE (50%) and rTSR (50%) over a three-year performance period ending December 31, 2021 and assuming the executive's continuous employment with our Company through the March 4, 2022 vesting date (or, in the case of Mr. Atanasov, May 6, 2022).

(3)
This column reflects grants of RSUs to each of our NEOs under our 2016 Plan (or, in the case of Mr. Atanasov, our Inducement Plan). Our 2019 annual grants of RSUs are subject to three-year ratable vesting. Mr. Atanasov's grants were made as an inducement to his appointment as Kraton's principal financial officer. Of Mr. Atanasov's RSUs, 7,729 of will vest ratably over three years and 10,821 will vest on May 6, 2020, subject in each case to Mr. Atanasov being employed by the Company through such date.

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(4)
The grant-date fair value for each award is computed in accordance with the FASC ASB Topic 718 (disregarding the estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions used in such calculation, refer to Note 6, Share-Based Compensation, in the Notes to Consolidated Financial Statements contained in our 2019 Annual Report.

(5)
For narrative disclosure regarding the material terms of the awards, including a description of the performance and market conditions to be applied in determining the amounts payable, and the vesting schedule, please refer to "Compensation Discussion and Analysis".

Outstanding Equity Awards at 2019 Fiscal Year-End
The following table sets forth information regarding outstanding equity awards held by our NEOs as of December 31, 2019.

	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: number of unearned shares, units or other rights that have not vested (#)(4)	Equity Incentive Plan Awards: market or payout value of unearned shares, units or other rights that have not vested ($)(3)
Kevin M. Fogarty	83,098	—	37.11	3/7/2021	—	—	—	—
	77,485	—	28.42	3/5/2022	—	—	—	—
	65,093	—	23.84	3/4/2023	—	—	—	—
	73,052	—	27.98	3/3/2024	—	—	—	—
	—	—	—	—	88,351	2,237,047	—	—
	—	—	—	—	—	—	34,050	862,146
	—	—	—	—	—	—	24,024	608,288
	—	—	—	—	—	—	30,278	766,639
Atanas H. Atanasov	—	—	—	—	18,550	469,686	—	—
	—	—	—	—	—	—	7,730	195,724
Christopher H. Russell	—	—	—	—	4,104	103,913	—	—
	—	—	—	—	—	—	1,673	42,360
	—	—	—	—	—	—	1,035	26,206
	—	—	—	—	—	—	1,398	35,397
Holger R.Jung	—	—	—	—	16,820	425,882	—	—
	—	—	—	—	—	—	7,168	181,494
	—	—	—	—	—	—	4,435	112,294
	—	—	—	—	—	—	5,217	132,094
Marcello C. Boldrini	—	—	—	—	11,848	299,991	—	—
	—	—	—	—	—	—	4,330	109,636
	—	—	—	—	—	—	3,327	84,240
	—	—	—	—	—	—	4,193	106,167
James L. Simmons	—	—	—	—	12,296	311,335	—	—
	—	—	—	—	—	—	4,779	121,004
	—	—	—	—	—	—	3,327	84,240
	—	—	—	—	—	—	4,193	106,167
_______________
(1)    Options granted were granted pursuant to the 2009 Plan.
(2)    The vesting of the RSAs and RSUs set forth in the table above is as follows:

		Kevin M. Fogarty	Atanas H. Atanasov	Christopher H. Russell	Holger R. Jung	Marcello C. Boldrini	James L. Simmons
Grant Date	Vest Date	Shares Subject to the Grant
3/2/2017	3/2/2020	34,050	-	1,672	7,168	-	4,778
4/1/2017	4/1/2020	-	-	-	-	4,330	-
2/23/2018	2/23/2021	24,023	-	1,035	4,435	3,326	3,326

Kraton Corporation                                         59

		Kevin M. Fogarty	Atanas H. Atanasov	Christopher H. Russell	Holger R. Jung	Marcello C. Boldrini	James L. Simmons
Grant Date	Vest Date	Shares Subject to the Grant
3/4/2019	3/4/2020	10,093	-	466	1,739	1,398	1,398
	3/4/2021	10,093	-	466	1,739	1,397	1,397
	3/4/2022	10,092	-	465	1,739	1,397	1,397
5/6/2019	5/6/2020	-	13,398	-	-	-	-
	5/6/2021	-	2,576	-	-	-	-
	5/6/2022	-	2,576	-	-	-	-

(3)	The market value of unvested RSAs and RSUs and unearned PRSUs is calculated based on the closing price of our common stock on December 31, 2019, the last trading day of the year, which was $25.32.

(4)	The number of shares reported in this column and the payout value calculated in the column to the right are based on the achievement of threshold performance levels.
Option Exercises and Stock Vested
The following table sets forth information regarding equity awards held by our NEOs exercised or vested during fiscal year 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Kevin M. Fogarty	39,496	394,736	92,777	3,308,892
Atanas H. Atanasov	—	—	—	—
Christopher H. Russell	—	—	8,767	260,317
Holger R. Jung	—	—	20,616	735,270
Marcello C. Boldrini	—	—	3,247	107,183
James L. Simmons	—	—	12,026	428,907
________________

(1)
The value realized on exercise is calculated by multiplying the number of options exercised by the difference between the market price of the underlying securities at exercise and the exercise price of the option.

(2)
For Messrs. Fogarty, Russell, Jung and Simmons, includes the vesting of (i) approximately 33.5% of the total PRSUs granted to the NEO on February 26, 2016, and (ii) the RSAs granted to the NEO on February 26, 2016. For Mr. Russell, includes the vesting of the RSAs granted to the NEO on December 5, 2018. For Mr. Boldrini, includes the vesting of RSAs granted to the NEO on April 1, 2017.

(3)	The value realized on vesting is calculated by multiplying the number of shares of stock by the fair market value of the underlying shares on the vesting date.
Pension Benefits
The following table sets forth information regarding participation of our NEOs in our U.S. Pension Plan during fiscal year 2019.

Name(1)	Plan Name	Number of Years Credited Services (#)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Kevin M. Fogarty	U.S. Pension Plan	0.6	18,676	0
________________

(1)	Messrs. Atanasov, Russell, Jung, Boldrini and Simmons are not eligible to participate in our U.S. Pension Plan.

(2)
Present value of accumulated benefits were calculated as of December 31, 2019 using 3.42% interest and the RP-2014 Mortality Table with MP-2018 Project Scale. The calculation assumes Mr. Fogarty will commence his benefit at age 65.

We maintain a tax-qualified noncontributory defined benefit pension plan that covers our U.S. eligible employees hired prior to October 15, 2005, our former employees and our retirees. See Note 14, Employee Benefits, in the Notes to Consolidated Financial Statements contained in our 2019 Annual

Kraton Corporation                                         60

Report. We contribute to the plan on behalf of our eligible employees. Employees do not contribute to the plan. The pension plan is intended to qualify under Section 401 of the IRC.
The normal retirement benefit formula for participants is approximately 1.6% of the participant’s average final compensation multiplied by years of accredited service, minus a percentage of benefits received under social security. The Company does not have a policy of granting extra years of service. The primary elements of compensation that are included in applying the payment and benefit formulae are (1) base salary, including salary deferrals, and (2) non-deferred payments under incentive compensation plans prior to a participant’s separation from service, provided that no more than three consecutive payments of incentive compensation are taken into account.
Participants become eligible to begin receiving payments when they reach “normal” retirement age of 65. Under certain circumstances participants may receive payments at early retirement; however, under no circumstances may early retirement occur before the age of 45. None of our NEOs is currently eligible for early retirement under the terms of the pension plan. Only Mr. Fogarty participates in the pension plan, and benefits were frozen as of December 31, 2005. Further, as of January 31, 2020, the pension plan has been frozen with no continuing service credit for Mr. Fogarty.
Nonqualified Deferred Compensation
The following table sets forth information regarding participation of our NEOs in our Benefits Restoration Plan (our non-qualified deferred compensation plan) for fiscal year 2019.

Name	Executive Contributions in 2019($)	Company Contributions in 2019 ($)(1)	Aggregate Earnings in 2019 ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2019 ($)
Kevin M. Fogarty	80,622	103,748	89,433	-	2,517,672
Atanas H. Atanasov	1,889	2,204	24	-	4,118
Christopher H. Russell	10,831	12,637	3,126	-	86,641
Holger R. Jung	16,181	26,969	21,179	-	411,021
Marcello C. Boldrini	16,181	18,878	2,957	-	83,447
James L. Simmons	18,243	30,404	9,078	-	166,537
________________

(1)	Amounts set forth in this column were reported in “All Other Compensation” for 2019 in our “—Summary Compensation Table" above.

(2)
These amounts were not reported for 2019 in our “Summary Compensation Table" because our NEOs do not earn above-market or preferential earnings on contributions under this plan. In 2019, our NEOs invested in these funds with gross one-year average annual total returns reflected as of December 31, 2019: Fidelity® Blue Chip Growth (33.44%); Fidelity® Blue Chip Value (21.71%); Fidelity Freedom® 2020 (17.98%); Fidelity Freedom® 2025 (19.45%); Fidelity Freedom® Income (10.73%); Fidelity® 500 Index (31.47%); Fidelity® Total Bond (9.87%); Fidelity® Balanced (24.39%); Victory RS Small Cap Growth A (16.35%).

Benefits Restoration Plan
Our Benefits Restoration Plan ("BRP") is intended to restore certain benefits that may not be provided under our tax-qualified savings plan due to limitations under the IRC. Our BRP offers participants the opportunity to defer a portion of their base compensation in excess of the compensation limit under the IRC (“compensation limit”) that applies to our tax-qualified 401(k) plan (“deferral contributions”). Deferral contributions are limited to the matched contribution percentage of the participant’s base compensation under our 401(k) plan. Participants receive employer matching contributions under our BRP on their deferral contributions based on the employer matching contribution formula under our 401(k) plan. Also, participants have the opportunity to receive non-elective employer contributions under our BRP based on the enhanced employer contribution formula under our 401(k) plan based on their base compensation in excess of the compensation limit. To make deferral contributions, a participant must complete a deferral election prior to January 1st of the plan year during which the deferrals will be made. Deferrals and employer contributions are credited to a

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bookkeeping account and notionally invested in accordance with the participant’s investment elections in the investment options selected for the plan.
A participant’s deferral contributions (and earnings thereon) made under the BRP on and after January 1, 2013 will be paid to the participant in a lump sum cash payment 183 days after the participant’s separation from service date. Deferral contributions (and earnings thereon) made prior to 2013 are subject to the terms and conditions of the plan and the participant’s deferral elections in effect at the time the amounts were contributed to the plan, including with respect to the form of payment of the participant’s pre-2013 benefits.
Termination and Change in Control Payments
The following tables set forth the estimated value of payments and benefits that our NEOs would be entitled to receive under the Kraton Corporation Executive Severance Program and under any outstanding equity award grant agreements, assuming certain terminations of employment occurring on December 31, 2019, which are in addition to the amounts they would be entitled to receive pursuant to the pension plan and the Benefits Restoration Plan, each as described above, as well as benefits available generally to salaried employees. Excluded from the tables below are payouts under the Executive Deferred Compensation Plan, a plan formerly available to our executives, now frozen, under which they were allowed to defer a portion of their annual cash bonus, which was invested in phantom shares of our common stock that are to be issued six months after the executive’s separation from service.

Name and Triggering Event	Severance Payment($)	Accelerated Vesting of Equity Awards ($)(8)	Continuation of Medical Benefits ($)	Total ($)
Kevin M. Fogarty(7)
Termination of Employment:
By us for cause or resignation by executive without good reason	—	—	—	—
By us without cause or by executive for good reason(1)(4)	3,515,667	2,841,984	38,160	6,395,811
By us without cause or by executive for good reason within two years from a change in control(2)(4)	6,000,000	6,711,142	57,240	12,768,382
Upon Disability or Death(3)	757,833	5,283,457	—	6,041,290
Upon a Change in Control	—	—	—	—

Atanas H. Atanasov
Termination of Employment:
By us for cause or resignation by executive without good reason	—	—	—	—
By us without cause or by executive for good reason(4)(5)	475,000	156,562	19,080	650,642
By us without cause or by executive for good reason within two years from a change in control(4)(6)	1,615,000	861,108	38,160	2,514,268
Upon Disability or Death(3)	—	534,923	—	534,923
Upon a Change in Control	—	—	—	—

Christopher H. Russell
Termination of Employment:
By us for cause or resignation by executive without good reason	—	—	—	—
By us without cause or by executive for good reason(4)(5)	402,977	138,821	19,080	560,878
By us without cause or by executive for good reason within two years from a change in control(4)(6)	870,000	311,790	38,160	1,219,950
Upon Disability or Death(3)	112,977	247,140	—	360,117
Upon a Change in Control	—	—	—	—

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Name and Triggering Event	Severance Payment($)	Accelerated Vesting of Equity Awards ($)(8)	Continuation of Medical Benefits ($)	Total ($)

Holger R. Jung
Termination of Employment:
By us for cause or resignation by executive without good reason	—	—	—	—
By us without cause or by executive for good reason(4)(5)	595,816	588,513	19,080	1,203,409
By us without cause or by executive for good reason within two years from a change in control(4)(6)	1,360,000	1,277,647	38,160	2,675,807
Upon Disability or Death(3)	195,816	1,026,658	—	1,222,474
Upon a Change in Control	—	—	—	—

Marcello C. Boldrini
Termination of Employment:
By us for cause or resignation by executive without good reason	—	—	—	—
By us without cause or by executive for good reason(4)(5)	566,842	364,262	12,837	943,941
By us without cause or by executive for good reason within two years from a change in control(4)(6)	1,360,000	899,999	25,674	2,285,673
Upon Disability or Death(3)	166,842	702,309	—	869,151
Upon a Change in Control	—	—	—	—

James L. Simmons
Termination of Employment:
By us for cause or resignation by executive without good reason	—	—	—	—
By us without cause or by executive for good reason(4)(5)	602,375	398,343	17,538	1,018,256
By us without cause or by executive for good reason within two years from a change in control(4)(6)	1,402,500	934,080	35,075	2,371,655
Upon Disability or Death(3)	177,375	736,390	—	913,765
Upon a Change in Control	—	—	—	—
__________________

(1)
Upon termination of Mr. Fogarty’s employment by us without cause or by Mr. Fogarty for “good reason,” Mr. Fogarty is entitled to (i) continuation of base salary for 24 months, (ii) a lump sum cash payment equal to two times Mr. Fogarty’s average annual bonus paid over the prior three years and (iii) continuation of medical benefits for up to 24 months (such benefits cease when Mr. Fogarty becomes entitled to benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits continue for 24 months).

(2)
Upon termination of Mr. Fogarty’s employment by us without cause or by Mr. Fogarty for “good reason” within two years after a change in control, Mr. Fogarty is entitled to (i) continuation of base salary for 36 months, (ii) a lump sum cash payment equal to three times Mr. Fogarty’s target annual bonus and (iii) continuation of medical benefits for up to 36 months (such benefits cease when Mr. Fogarty becomes entitled to benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits continue for 36 months).

(3)
Upon termination of the executive officer’s employment due to Disability or Death, such executive officer, or his estate, is entitled to a lump sum cash payment equal to the product of such executive officer’s average annual bonus paid over the prior three years, times a fraction, the numerator of which is the number of days such executive officer worked in the year in which the termination event occurred and the denominator of which is 365. For RSAs or RSUs granted in 2017, 2018, or 2019, the restricted stock vests in full upon the date that the executive officer’s employment is terminated due to Disability (as defined in the Company’s long-term disability plan) or death. For PRSUs granted in 2017, 2018, or 2019, if the executive officer’s employment is terminated due to Disability or death, then the PRSUs vest on a pro rata basis (in accordance with formula set forth in the grant agreements) at either target levels effective as of the termination date (for 2017 and 2018 grants of PRSUs) or then-current performance levels (for the 2019 grants of PRSUs)

(4)
Equity awards vest in accordance with the terms of the individual grant agreements with respect to each award. RSAs, RSUs and PRSUs (which vest at the Target amount) held by the executive officer vest immediately in the event of termination of such executive officer’s employment by us without “cause” within (a) one year following a change in control for 2017 grants, and (b) two years following a change in control for 2018 and 2019 grants. For our grants of RSAs in 2017 and 2018, the award will become vested on the date the NEO's employment is terminated without Cause

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(and other than as a result of the NEO's death or Disability) during the six (6) month period prior to third anniversary of the grant date. For our grants of RSUs in 2019, the ratable portion of the award will become vested on the date the NEO's employment is terminated without Cause (and other than as a result of the NEOs death of Disability) as if the NEO had remained employed through the next grant date anniversary. For our grants of 2017 and 2018 PRSUs, the award will become vested (at certified levels for 2017 PRSUs and at target levels for 2018 PRSUs) on the third anniversary of the grant date if the NEO's employment is terminated without Cause (and other than as a result of the NEO's death or Disability) during the six (6) month period prior to third anniversary of the grant date. For our grants of 2019 PRSUs, the award will become vested in a pro rata amount based on the number of months employed during the performance period (at certified levels) if the NEO's employment is terminated without Cause (and other than as a result of the NEO's death or Disability) following the first anniversary of the grant date.

(5)
Upon termination of the executive officer’s employment by us without cause or by such executive officer for “good reason,” such executive officer is entitled to (i) continuation of base salary for 12 months, (ii) a lump sum cash payment equal to one times such executive officer’s average annual bonus paid over the prior three years and (iii) continuation of medical benefits for up to 12 months (such benefits cease when such executive officer becomes entitled to benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits continue for 12 months).

(6)
Upon termination of the executive officer’s employment by us without cause or by such executive officer for “good reason” within two years after a change in control, such executive officer is entitled to (i) continuation of base salary for 24 months, (ii) a lump sum cash payment equal to two times such executive officer’s target annual bonus and (iii) continuation of medical benefits for up to 24 months (such benefits cease when such executive officer becomes entitled to benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits shall continue for 24 months).

(7)
In addition to the amounts set forth in the table for Mr. Fogarty, on the first day of the seventh month from his date of separation, Mr. Fogarty would be entitled to the issuance of 27,809 shares of our common stock based on phantom shares of our common stock that Mr. Fogarty holds as a result of deferrals of bonus compensation he had previously made under the terms of the Executive Deferred Compensation Plan and as a result of a grant of phantom stock prior to our initial public offering.

(8)
The value in this column represents an amount equal to the number of shares underlying the executive officer’s RSAs, RSUs and PRSUs that would vest upon the circumstances described as of December 31, 2019 multiplied by the closing market price of our common stock on December 31, 2019 ($25.32), which was the last trading day of fiscal 2019.

Severance Arrangements under Executive Severance Program
The executive severance program generally sets forth the severance, if any, an NEO is entitled to receive under specified circumstances. Any executive who is not party to an employment agreement with us is eligible to be named as a participant in the severance program. We do not currently have employment agreements for executive officers. Participants are designated by the Compensation Committee each calendar year and are subject to removal from the program upon written notice from the committee. The severance program provides for the payment of severance benefits upon the occurrence of certain termination events. The provisions of the severance program that are related to payments on termination of employment or a change in control of the Company are set forth in the tabular disclosure above at “—Termination and Change in Control Payments.”
The severance program defines “Cause” to mean (A) the executive’s continued failure to substantially perform the executive’s duties, provided that we cannot terminate the executive’s employment for Cause because of dissatisfaction with the quality of services provided by or disagreement with the actions taken by him or her in the good faith performance of his or her duties to our Company; (B) failure to maintain his or her principal residence in the same metropolitan area as our principal headquarters, or elsewhere as mutually agreed; (C) theft or embezzlement of our Company’s property; (D) executive’s conviction of or plea of guilty or no contest to (i) a felony or (ii) a crime involving moral turpitude; (E) the executive’s willful malfeasance or willful misconduct in connection with his or her duties or any act or omission which is materially injurious to the financial condition or business reputation of our Company or any of its subsidiaries or affiliates; or (F) the executive’s breach of the restrictive covenants in any confidentiality, non-compete or non-solicitation agreement.
The severance program defines “Good Reason” to mean (A) our failure to pay the executive’s Base Salary or Annual Bonus (if any) when due; (B) a material reduction in the executive’s Base Salary, the Target Annual Bonus opportunity, or Employee Benefits, other than an across-the-board reduction;

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(C) a relocation of the executive’s primary work location more than 50 miles from Houston, Texas, without written consent; or (D) a material reduction in the executive’s duties and responsibilities, provided that none of these events shall constitute Good Reason if it was an isolated and inadvertent action not taken in bad faith and if it is remedied by us within 30 days after receipt of written notice (or, if the matter is not capable of remedy within 30 days, then within a reasonable period of time following such 30-day period, provided that we have commenced remedy within said 30-day period).
Employee Confidentiality and Non-competition Agreements
Each of our NEOs has entered into an Employee Confidentiality and Non-competition Agreement containing confidentiality provisions and providing for customary restrictive covenants, including non-competition and non-solicitation provisions for a period of 12 months following termination of employment. Such agreements are a condition for participation in the executive severance program.

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DIRECTOR COMPENSATION

In making its recommendation to the Board on non-management director compensation, the Compensation Committee considers peer and general industry data, including an analysis of director compensation provided by Farient Advisors, our independent compensation consultant. To further align the financial interests of our directors with those of our stockholders, our Board has adopted stock ownership guidelines whereby each covered director should own shares of our stock valued at five times the annual cash retainer for service on our Board. As of December 31, 2019, it was determined that all directors subject to the guidelines were making reasonable progress toward their respective ownership targets. Our CEO does not receive compensation for his services as a director.
Components of Non-Management Director Compensation
Our compensation program for non-management directors consists of a combination of cash retainers and equity grants of shares of our fully-vested common stock. We also reimburse our directors for travel, lodging and related expenses incurred in attending Board or committee meetings and for directors’ education programs and seminars. The following table details our 2019 director compensation structure:

Component	Type	Annual Amount
Base Compensation	Equity Grant	$100,000
for all non-management directors	Cash Retainer	$90,000
Additional Cash Fees	Chairman of the Board	$130,000
	Audit Committee Chair	$20,000
for Board and Committee Chairs	Compensation Committee Chair	$15,000
	NGS Committee Chair	$12,000
Director Compensation for Fiscal 2019

Name	Fees Earned or Paid in Cash	Stock Awards(2)	Total
Shelley J. Bausch	$90,000	$100,005	$190,005
Mark A. Blinn	$90,000	$100,005	$190,005
Anna C. Catalano	$90,000	$100,005	$190,005
Dominique Fournier	$102,000	$100,005	$202,005
John J. Gallagher, III	$110,000	$100,005	$210,005
Barry J. Goldstein(1)	$35,357	$38,893	$74,250
Dan F. Smith	$220,000	$100,005	$320,005
Karen A. Twitchell	$105,000	$100,005	$205,005
Billie I. Williamson	$90,000	$100,005	$190,005
________________

(1)	Mr. Goldstein resigned from our Board effective May 22, 2019.

(2)
Amounts set forth in the Stock Awards column represent the aggregate grant date fair value with respect to grants of fully vested common stock in accordance with the FASB ASC Topic 718 (disregarding the estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions used in calculating the fair value of our stock-based compensation, refer to Note 6, Share-Based Compensation, in the Notes to Consolidated Financial Statements contained in our 2019 Annual Report.

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PROPOSAL 2
ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are required to provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.
As discussed in the “Compensation Discussion and Analysis” section of this proxy statement, we seek to align the interests of our NEOs with the interests of our stockholders. Our compensation programs are designed to reward our NEOs for the achievement of short-term and long-term strategic and operational goals, while at the same time avoiding encouragement of unnecessary or excessive risk-taking. Elements of compensation paid to our NEOs in 2019 included base salary, annual cash incentive compensation, long-term equity incentive compensation and other compensation. Our Board invites you to review carefully the Compensation Discussion and Analysis and the tabular and other disclosures on executive compensation contained herein.
The Board recommends that stockholders vote “FOR” the following resolution:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation paid to its named executive officers, as disclosed in this proxy statement pursuant to the compensation rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”
This proposal allows our stockholders to express their opinions regarding the decisions of the Compensation Committee on the prior year’s compensation paid to our NEOs. Your vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our NEOs as described in this proxy statement. The vote is advisory, which means that it is not binding on the Company, the Board or the Compensation Committee. Your advisory vote will serve as an additional tool to guide the Board and the Compensation Committee in continuing to maintain the appropriate compensation programs to align executive compensation with the interests of the Company and its stockholders. Accordingly, we and the Board welcome our stockholders’ views on this subject and will consider the outcome of this vote when making future decisions regarding executive compensation.

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AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter, adopted by the Board, that outlines its responsibilities and practices. The written charter can be found in the “Investor Relations” section of our website located at www.kraton.com. The Audit Committee reviews and assesses the adequacy of its charter at least annually and, when appropriate, recommends changes to the Board to reflect the evolving role of the Audit Committee. The Audit Committee consists of non-management directors who meet the definition of “independent director” for purposes of serving on an audit committee under applicable SEC rules and NYSE listing standards. The Board has determined that each of Messrs. Blinn, and Gallagher, and Mmes. Twitchell and Williamson qualifies as an “audit committee financial expert.”
Primary Responsibilities
In 2019, the Audit Committee held nine meetings. During 2019, the Audit Committee, on behalf of the Board, represented and assisted the Board in fulfilling its oversight responsibility relating to, among other things:

•	the integrity of the Company’s financial statements and financial reporting process and the Company’s systems of internal accounting and financial controls;
•the performance of the internal audit function;

•	the annual independent audit of the Company’s financial statements and any critical audit matters expected to be described in the auditor's report;

•	the engagement of the independent auditors and the evaluation of the independent auditors’ qualifications, independence and performance;

•	the review and understanding of non-GAAP measures and the compliance by the Company with legal and regulatory requirements, including the Company’s disclosure controls and procedures;
•the evaluation of enterprise risk issues; and
•the fulfillment of the other responsibilities set out in its charter.
The Audit Committee has the sole responsibility for the engagement and retention of the Company’s independent registered public accounting firm and the negotiation and approval of all audit and other engagement fees.
In discharging its responsibilities, the Audit Committee is not itself responsible for the planning or conducting of audits or for any determination that the Company’s financial statements are complete and accurate or in accordance with generally accepted accounting principles in the United States of America ("GAAP"). The Company’s management is primarily responsible for the Company’s financial statements and the quality and integrity of the reporting process. The independent registered public accounting firm KPMG LLP ("KPMG") is responsible for auditing those financial statements and for expressing an opinion on the conformity of the consolidated financial statements with GAAP. KPMG, which has served as our independent registered public accounting firm since 2001, audited the financial records of the Company and its consolidated subsidiaries for the fiscal year ended December 31, 2019.
Oversight of Independent Registered Public Accounting Firm
In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed, with the Company’s management and representatives of KPMG, the Company’s audited consolidated financial statements for the year ended December 31, 2019 and management’s report of the effectiveness of the Company’s system of internal control over financial reporting. The Audit Committee discussed with KPMG the matters required to be discussed by the statement on Auditing

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Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence and has discussed with KPMG its independence.
The Audit Committee recognizes the importance of maintaining the independence of KPMG, both in fact and appearance. Each year, the Audit Committee evaluates the qualifications, performance, and independence of KPMG and its lead audit partner for the Company, and determines whether to reengage the firm or appoint a different independent registered public accounting firm. In doing so, the Audit Committee considers the impact to the Company on changing firms, the quality and efficiency of the services provided by KPMG, the non-audit fees and services provided by KPMG, KPMG’s global capabilities, and its technical expertise and knowledge of the Company’s operations and industry. Based on this evaluation, the Audit Committee has retained KPMG as the Company’s independent registered public accounting firm for 2020.
The members of the Audit Committee and the Board believe that, due to KPMG’s knowledge of the Company and the industry in which the Company operates, it is in the best interests of the Company and its stockholders to continue the retention of KPMG to serve as the Company’s independent registered public accounting firm. Although the Audit Committee has the sole authority to retain the independent registered public accounting firm, the Audit Committee has recommended that the Board ask the stockholders to ratify the appointment KPMG as the independent registered public accounting firm at the Annual Meeting.
2019 Audited Financial Statements
In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the responsibility for establishing and maintaining adequate internal control over financial reporting and for preparing the financial statements and other reports, and of KPMG,who are engaged to audit and report on the consolidated financial statements of the Company and subsidiaries and the effectiveness of the Company’s internal control over financial reporting.
The Audit Committee has reviewed and discussed with the Company’s management and KPMG the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the “2019 Annual Report”). As part of its review and discussion, the Audit Committee asked for management’s representations and reviewed certifications prepared by the President and Chief Executive Officer and the Chief Financial Officer that the Company’s unaudited quarterly and audited consolidated financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the Company.
In reliance on its review of the audited consolidated financial statements, the review of the report of management on the effectiveness of the Company’s internal control over financial reporting, the discussions referred to above and the receipt of the written disclosures referred to above, the Audit Committee has recommended to the Board that the audited consolidated financial statements be included in the 2019 Annual Report, for filing with the SEC.

Submitted by the Audit Committee:

Mark A. Blinn
John J. Gallagher, III, Chairman
Karen A. Twitchell
Billie I. Williamson

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PROPOSAL 3
RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2020. While the Audit Committee is responsible for the appointment, compensation, retention, termination and oversight of the independent auditor, we are requesting, as a matter of good corporate governance, that the stockholders ratify the appointment of KPMG LLP as our independent registered public accounting firm. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain KPMG LLP and may retain that firm or another without re-submitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year.
KPMG LLP’s representatives are expected to be present at the Annual Meeting and will have an opportunity to make a statement, if they so desire, as well as to respond to appropriate questions asked by our stockholders.
The Board recommends that stockholders vote “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

Fees Paid to Independent Registered Public Accounting Firm
The following table presents fees billed for professional audit services rendered by KPMG LLP for the audit of our annual financial statements for 2018 and 2019, as well as other services rendered by KPMG LLP during those periods, exclusive of out-of-pocket expenses:

Description of Services	Amount Billed ($ thousands)
	2019	2018
Audit Fees. The audit of our consolidated financial statements, review of our interim financial statements, review of our systems of internal control over financial reporting, services in connection with statutory and regulatory filings and work in connection with certain financings.	$2,783	$2,507
Audit-Related Fees. Performance of the audit or review of local regulations requirements, that are not reportable as Audit Fees.	38	—
Tax Fees. Tax compliance and tax consulting, primarily related to global transfer pricing, tax reform, restructurings and international operations.	667	316
All Other Fees. Performance of due diligence.	354	187
Total (may not foot due to rounding)	$3,842	$3,010
The services provided by KPMG LLP described in “Audit-Related Fees,” “Tax Fees” and “All Other Fees” above, if any, were approved by the Audit Committee according to applicable SEC rules. The Audit Committee has considered whether the provision of the above-noted non-audit services is compatible with maintaining the independence of the independent registered public accounting firm and has determined that the provision of such services has not adversely affected KPMG LLP’s independence.

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Audit Committee Pre-Approval Policies and Procedures
The Audit Committee’s policy is that the committee shall pre-approve the audit and non-audit services performed by our independent registered public accounting firm to assure that the provision of such services does not impair our auditor’s independence. Toward this end, our Audit Committee has identified certain services that will always require separate pre-approval on a case-by-case basis and has also provided for policy-based approvals by describing particular types of services that may be provided by our independent registered public accounting firm without consideration by the Audit Committee on a case-by-case basis. Unless a service is of a type that has received policy-based approval, as specifically identified in our pre-approval policy, the service will require separate approval by the Audit Committee.
Under our policy, the terms and fees for the annual financial statement audit and for the annual audit of our internal control over financial reporting always require separate approval on a case-by-case basis by the Audit Committee. The Audit Committee has granted policy-based pre-approval for other specified Audit Services, Audit-Related Services, Tax Services and All Other Services as scheduled in our pre-approval policy provided that in each case, such pre-approval is limited to $100,000 per engagement with an annual calendar-year aggregate limit on all pre-approved engagements of $500,000. All services to be provided by our independent registered public accounting firm are reviewed by the Audit Committee with the independent registered public accounting firm on a quarterly basis.
The Audit Committee may delegate pre-approval authority from time to time to one or more of its members in its discretion. Any committee member to whom pre-approval authority is delegated is required to report any pre-approval decisions to the full Audit Committee at its next meeting. The Audit Committee may not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to any member of our management.

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PROPOSAL 4
APPROVAL OF THE AMENDED AND RESTATED KRATON CORPORATION 2016 EQUITY AND CASH INCENTIVE PLAN

Our Board originally adopted the Kraton Corporation Equity and Cash Incentive Plan on April 4, 2016, which was subsequently amended on May 23, 2018 (together, the “2016 Plan”). On March 24, 2020, upon recommendation of the Compensation Committee, the Board approved the adoption of an amendment and restatement to the 2016 Plan (the “A&R Plan”), subject to stockholder approval. If the A&R Plan is approved and adopted at the Annual Meeting, it will become effective as of May 22, 2020.
Background and Purpose of the Proposal
The purpose of the A&R Plan is to promote the interests of the Company and its stockholders by providing (i) the employees and consultants of the Company and its subsidiaries and (ii) non-employee directors of the Company, with equity and cash incentives and rewards to encourage them to continue in the service of the Company. The A&R Plan is designed to meet this purpose by providing such employees, consultants and non-employee directors with a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company and by creating long-term stockholder value. Because recipients of equity based compensation only benefit when all of our stockholders gain from the increase in the value of our shares, the Board believes that forms of equity compensation are excellent ways to pay compensation.
The primary purpose of adopting the A&R Plan is to increase the grant capacity of the 2016 Plan by eliminating its fungible share pool, with the result that full value stock Awards granted under the A&R Plan will be counted against the share reserve as one share for each such Award, rather than as two shares. Full value stock awards (“Stock Awards”) include shares, Restricted Stock and Restricted Stock Units, and exclude stock options and stock appreciation rights (“SARs”). We believe that the approval and adoption of the A&R Plan will give us the flexibility to make stock-based grants under the A&R Plan for an additional one to two years, depending on Award (as defined in the A&R Plan) forfeitures, in amounts determined appropriate by our Compensation Committee; however, this timeline is simply an estimate and future circumstances may require a change to expected equity grant practices. These circumstances include but are not limited to the future price of our Common Stock, Award levels, and our hiring activity over the next few years. The closing market price of our Common Stock as of March 26, 2020 was $7.06 per share, as reported on the New York Stock Exchange.
Material Change to the 2016 Plan
The following summary highlights the proposed material change to the 2016 Plan:

Feature	Description
Fungible Share Pool Model
The 2016 Plan’s fungible share pool model, under which each full value Stock Award was counted against the share reserve as two shares, has been eliminated, with the result that full value Stock Awards granted on or after the date of stockholder approval of the A&R Plan will each be counted against the share reserve as one share.

Kraton Corporation                                         72

Other Changes to the 2016 Plan
In addition to the items noted above, the amendments include the following, as well as other administrative, clarifying and conforming changes:

Feature	Description
Maximum Share Limitation	Under the A&R Plan, the Maximum Share Limitation applies to shares that may be issued or transferred pursuant to Awards, rather than to shares that may be subject to Awards.
ISO Limit
The A&R Plan places a fixed limit of 3,350,000 on the number of shares that may be issued or transferred pursuant to incentive stock options (“ISOs”) intended to comply with Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

Performance Based Compensation
The 2016 Plan has been updated to remove language required to grant Awards that qualified for the “performance-based compensation” deduction limit exception under Section 162(m) of the Code, given the repeal of that exception by the Tax Cuts and Jobs Act, except that the A&R Plan maintains the same individual annual Award limits as applied under the 2016 Plan. Outstanding Awards that were intended to qualify as deductible “performance-based compensation” continue to be governed by the applicable provisions of the 2016 Plan relevant to such qualified Awards, notwithstanding the amendments adopted in the A&R Plan.

Dividends and Dividend Equivalents	The 2016 Plan’s prohibition on the payment of dividends or dividend equivalents on unvested performance-based Awards has been extended to apply to all Awards granted under the A&R Plan.
Delegation of Authority
The A&R Plan permits the Compensation Committee to delegate its authority to grant Awards to employees who are not subject to Section 16(b) of the Exchange Act and consultants to a subcommittee of the Compensation Committee, to any other committee of the Board, to the Chief Executive Officer or to one or more officers of the Company.

Fair Market Value Determination
For purposes of tax withholding and reporting on settlement of Awards, the A&R Plan provides that the Company may determine the fair market value of the shares using any reasonable method, subject to applicable law.

Capitalization Adjustments
In the event of certain capitalization adjustments, the A&R Plan provides for the adjustment of the kind of shares subject to Awards, as well as to the number of such shares and other anti-dilution adjustments authorized under the 2016 Plan.

We believe that the approval and adoption of the A&R Plan will enable us to continue to attract, retain, motivate and reward qualified personnel and other members of our workforce, who demonstrate the skills and experience necessary to execute on our mission and deliver stockholder value in a competitive market.

Kraton Corporation                                         73

Selected Data on Current Outstanding and Unissued Awards
Set forth below is information regarding Awards currently outstanding or remaining for grant under our equity compensation plans. All information is as of March 23, 2020.

Number of outstanding shares	31,829,149
Number of shares subject to outstanding Options(1)	387,121
Weighted average exercise price of outstanding Options	$30.31
Weighted average remaining term of outstanding Options (in years)	2.08
Number of shares subject to outstanding RSAs and RSUs(2)(3)	799,693
Number of shares subject to outstanding PRSUs (assuming target vest)(2)	570,853
Shares remaining for grant under the 2016 Plan (before Proposal No. 4 is approved) (4)	1,631,768
Shares remaining for grant under the A&R Plan (assuming Proposal No. 4 is approved) (4)	1,580,000
_______________

(1)	All outstanding Options were granted under the Company's 2009 Equity Incentive Plan. No Options have been granted under the 2016 Plan.

(2)
Includes 15,459 PRSUs and 18,550 RSUs outstanding under our 2019 Equity Inducement Plan ("Inducement Plan"), which was adopted without stockholder approval pursuant to NYSE Listing Rule 303A.08. We have 115,991 shares remaining for grant under the Inducement Plan.

(3)
Excludes 27,809 outstanding RSUs held by our Chief Executive Officer that are fully vested but not distributable as shares of our common stock until our Chief Executive Officer's termination from employment.

(4)
Shares available are presented without applying the fungible share pool model in effect under the 2016 Plan but eliminated under the A&R Plan, under which each share subject to a grant of a stock option or SAR under the 2016 Plan is counted against the share reserve as one share of Common Stock, and each share subject to a grant of a full value Stock Award under the 2016 Plan is counted against the share reserve as two shares of Common Stock.

A summary of the A&R Plan is set forth below. This summary is qualified by, and subject to, (i) the full text of the 2016 Plan, which was filed as Exhibit 10.2 to our Quarterly Report on Form 10-Q filed with the SEC on April 27, 2017, (ii) the amendment to the original Kraton Corporation Equity and Cash Incentive Plan, which was filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on May 25, 2018, and (iii) the A&R Plan, as proposed, which is attached as Annex A to this proxy statement. Capitalized terms used in this summary that are not otherwise defined have the respective meanings given such terms in the 2016 Plan.
Selected Terms of the A&R Plan
Number of Authorized Shares
The maximum number of shares of Common Stock reserved for issuance under the A&R Plan (the “Maximum Share Limitation”) is 3,350,000 shares, subject to adjustment as noted below, plus the shares that remained available for Awards under the 2009 Equity Incentive Plan as of the effective date of the original 2016 Plan and any Awards that have been or may be forfeited, canceled or expired under the A&R Plan (including the 2016 Plan) or the 2009 Equity Incentive Plan. The Maximum Share Limitation applies to shares that may be issued or transferred pursuant to Awards, rather than to shares that may be subject to Awards under the A&R Plan.
In addition, the A&R Plan includes the following features:
No Liberal Share Recycling. Shares of Common Stock tendered, surrendered or withheld for the payment of the exercise price or purchase price of an Award, or for tax withholding obligations, will not again be available for issuance under the A&R Plan.
Share Counting. Each SAR, Stock Award and Option granted as of the effective date of the A&R Plan shall be counted against the Maximum Share Limitation as one share of Common Stock. Stock Awards granted prior to the effective date of the A&R Plan shall be counted against the Maximum Share Limitation as two shares of Common Stock.

Kraton Corporation                                         74

Incentive Option Shares. A fixed limit of 3,350,000 shares of Common Stock may be issued or transferred as ISOs.
Limits on Shares
Under the A&R Plan, for any given calendar year, the Compensation Committee may not grant:

•	Options or SARs exercisable for more than (1) 1,000,000 shares of Common Stock to any employee or consultant, or (2) 100,000 shares of Common Stock to any non-employee director;

•	Stock Awards covering or relating to more than (1) 1,000,000 shares of Common Stock to any employee or consultant, or (2) 50,000 shares of Common Stock to any non-employee director; and

•	Cash Awards in excess of $5,000,000 based on the grant date value to any Participant.
Administration of the Plan
Unless otherwise determined by the Board, the Compensation Committee will administer the A&R Plan. Our Compensation Committee will have broad discretionary authority and responsibility for administering and making decisions under the A&R Plan including, but not limited to:

•	selecting eligible employees and consultants to receive Awards (our Board retains discretion for selecting non-employee directors);

•	determining the limitations and other terms and conditions applicable to each Award;

•	determining the type and size of Award, and whether, to what extent, and under what circumstances, Awards may be settled in cash, shares, or other property;

•	determining the treatment of an Award upon termination of a Participant’s employment for cause or for good reason, a change in control, or a Participant’s death, disability or retirement; and

•
delegating its authority to grant Awards to employees who are not subject to Section 16(b) of the Exchange Act and consultants to a subcommittee of the Compensation Committee, to any other committee of the Board, to the Chief Executive Officer or to one or more officers of the Company, to the extent permitted by applicable law.

Eligibility
Eligibility to participate in the A&R Plan will be limited to (1) employees and consultants of the Company and its subsidiaries, as the Compensation Committee selects from time to time and (2) non-employee directors of the Board, as the Board selects from time to time. As of December 31, 2019, we had 1,944 employees and eight non-employee directors, all of whom would be eligible to receive Awards under the 2016 Plan if selected by the Compensation Committee or Board, as applicable. The number of consultants currently engaged by the Company and its subsidiaries is not reasonably determinable, but at the present time, we have no plans to grant awards under the 2016 Plan to any consultant.
In 2019, a total of 105 employees, zero consultants and nine non-employee directors received equity Awards under the 2016 Plan and no employees, consultants or non-employee directors received Cash Awards under the 2016 Plan.
Types of Awards
The A&R Plan provides for the issuance of SARs, Stock Awards, Cash Awards and Options. Additionally, an Award may be granted in the form of a performance Award, as discussed under “Performance Awards” below. Subject to accelerated vesting in certain situations, generally all Awards will have a minimum vesting period of one year from the date of grant, except that Awards with respect to up to five percent of the shares authorized for grant pursuant to the A&R Plan may have a vesting period of less than one year. Unless otherwise provided in the Participant’s Award Agreement, no under the A&R Plan will be assignable or otherwise transferable.

Kraton Corporation                                         75

Options. ISOs, which meet the requirements of Section 422 of the Code, and non-qualified stock options (“NSOs”), which are not intended to comply with Section 422 of the Code, each entitle the recipient to receive a number of shares of Common Stock upon exercise of the Option and payment of the Option’s exercise price, which shall be no less than 100% of the fair market value of the Common Stock on the grant date. The term of an Option may not exceed ten years. ISOs may only be granted to employees.
SARs. A SAR entitles the Participant to receive payment, in cash, shares of Common Stock or other property, equal to the excess of the fair market value of a share of Common Stock on the exercise date over the fair market value of a share of Common Stock on the grant date. The strike price for a SAR may not be less than the fair market value of the Common Stock on the grant date. The term of a SAR may not exceed ten years.
Stock Awards. The A&R Plan permits the grant of (1) unrestricted shares of Common Stock, (2) Restricted Stock and (3) Restricted Stock Units. Restricted Stock is Common Stock that we grant subject to transfer restrictions and forfeiture provisions. A Restricted Stock Unit is a right, subject to transfer restrictions and forfeiture provisions, to receive shares of Common Stock or cash equal to the fair market value of a share of Common Stock at the end of a specified period. These applicable restrictions may be time-based, performance-based, or both. Rights to dividends or dividend equivalents may be extended to and made part of any Stock Award; provided, however, that no such dividends or dividend equivalent shall be paid on an unvested performance or other Award.
Cash Awards. The A&R Plan permits the grant of Awards in cash denominations.
Performance Awards. The A&R Plan permits the grant of any Award in the form of a Performance Award, which will be subject to the achievement of performance goals selected by the Compensation Committee, in its discretion. Performance goals may be based on criteria such as (i) GAAP or non-GAAP financial metrics, (ii) total shareholder return or other return-based metrics, (iii) operational, efficiency-based, strategic or corporate objectives, (iv) sustainability or compliance targets, (v) personal professional objectives relating to a Participant or (vi) any other metric that is reasonably capable of measurement or determination or calculation, as determined by the Compensation Committee, and may be measured on any basis determined by the Compensation Committee.
The 2016 Plan included Performance Award provisions intended to comply with Section 162(m) of the Code so that grants of Stock Awards and Cash Awards under the 2016 Plan that were performance-based could qualify as performance-based compensation not subject to Section 162(m)’s $1 million deductibility cap, to the extent permitted under Section 162(m) after giving effect to the repeal of the performance-based exception by the Tax Cuts and Jobs Act and any transition relief made available under such Act. The A&R Plan provides that performance Awards granted to covered executive officers under the 2016 Plan that were intended to qualify as deductible “performance-based compensation” under Section 162(m) of the Code continue to be governed by the applicable provisions of the 2016 Plan relevant to such qualified Awards, notwithstanding the amendments adopted in the A&R Plan.
Prohibition on Repricing
Except in connection with a corporate transaction involving the Company, the terms of outstanding Options and SARs may not be amended to (1) reduce the exercise price of outstanding Options or SARs or (2) cancel outstanding Options or SARs in exchange for cash, other Awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without stockholder approval.

Kraton Corporation                                         76

Adjustments
In the event of any subdivision or consolidation of outstanding shares of Common Stock, declaration of a dividend payable in shares of Common Stock or other stock split (collectively a “Stock Event”), then the Compensation Committee may adjust the number and kind of shares of Common Stock reserved under the 2016 Plan. In the event of a Stock Event or any other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, the adoption by the Company of any plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends or dividends payable in Common Stock), then the Compensation Committee may make necessary adjustments including, but not limited to, the number of shares of Common Stock available for ISOs and Stock Awards, Award limitations, price determinations and fair market value calculations using any reasonable method, subject to applicable law. No adjustment shall be made that would result in the 2016 Plan or benefits payable thereunder failing to comply with or to be exempt from Section 409A of the Code.
Corporate Transactions
In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Compensation Committee may provide for the continuation or assumption of outstanding Awards, for new grants in substitution of outstanding Awards, for the accelerated vesting or delivery of shares of Common Stock under Awards or for a cash out of outstanding Awards, in each case on such terms and with such restrictions as it deems appropriate. The Compensation Committee may only accelerate exercisability, nonforfeitability and transferability of Performance Awards upon a change in control: (1) to the extent of actual achievement of the applicable performance conditions or (2) on a prorated basis for time elapsed in ongoing performance period(s).
Amendment and Termination
Our Board may amend, modify, suspend or terminate the 2016 Plan at any time and the Compensation Committee can amend outstanding Awards issued under the 2016 Plan at any time, except that (1) the Compensation Committee will not be able to alter the terms of an Award if it would affect materially and adversely a Participant’s rights under the Award without the Participant’s consent and (2) stockholder approval will be required for any amendment to the extent such approval is required by law, including the Code or applicable stock exchange requirements.
New Plan Benefits
The amount of any future benefits that may be received by any one individual or group of individuals under the A&R Plan is subject to the discretion of the Compensation Committee and, therefore, is not determinable at this time.

Kraton Corporation                                         77

Federal Income Tax Consequences of Awards
This summary is based on U.S. federal income tax laws in effect on March 24, 2020. This summary is not intended to be exhaustive, does not constitute tax advice and, among other things, does not describe state, local or foreign tax consequences, which may be substantially different.
Incentive Stock Options
In general, a Participant realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the Participant. With some exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the Participant (and generally a deduction to the Company) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the Participant does not dispose of the shares until after the expiration of these one and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.
Non-Qualified Stock Options
In general, a Participant has no taxable income upon the grant of an NSO but realizes ordinary income in connection with exercise of the option in an amount equal to the excess (at time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is generally available to the Company. Upon a subsequent sale or exchange of the shares, any recognized gain or loss is treated as a capital gain or loss for which the Company is not entitled to a deduction.
Stock Appreciation Rights
The grant of a SAR does not itself result in taxable income, nor does taxable income result merely because a SAR becomes exercisable. In general, a Participant who exercises a SAR for shares of stock or receives payment in cancellation of a SAR will have ordinary income equal to the amount of any cash and the fair market value of any stock received. A corresponding deduction is generally available to the Company.
Restricted Stock Awards and Restricted Stock Unit Awards
A recipient of Restricted Stock or Restricted Stock Units will not have taxable income upon the grant unless, in the case of Restricted Stock, a Participant elects pursuant to Section 83(b) of the Code to be taxed at that time. In the case of Restricted Stock, a Participant who does not make a Section 83(b) election will have ordinary income at the time of vesting equal to the fair market value on the vesting date of the shares (or cash) received minus any amount paid for the shares and a corresponding deduction is generally available to the Company in the same year that the Participant recognizes income. In the case of Restricted Stock Units, a Participant will have ordinary income on the payment date (and a corresponding deduction is generally available to the Company) equal to the amount paid in cash or the fair market value of shares distributed to the Participant.
Certain Tax Code Limitations on Deductibility
In order for us to deduct the amounts described above, such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses. The ability to obtain a deduction for Awards under the A&R Plan could also be limited by Section 280G of the Code, as discussed below. Further, the ability to obtain a deduction for amounts paid under the A&R Plan could be affected by Section 162(m) of the Code, which limits the deductibility, for U.S. federal income tax purposes, of compensation paid to certain covered employees to $1 million during any taxable year. Generally, such covered employees include the Chief Executive Officer, the Chief Financial Officer and certain of the Company’s other current and former executive officers. For taxable years beginning prior to 2018, an exception to this limitation applied to “qualified

Kraton Corporation                                         78

performance-based compensation.” Certain Awards granted under the 2016 Plan were intended to qualify for this exception (although no assurance can be given that amounts payable pursuant to such Awards will in fact be deductible). As noted above, the Tax Cuts and Jobs Act has repealed this exception, effective for taxable years beginning after December 31, 2017. Therefore, unless an Award that qualifies as performance-based compensation is grandfathered under the limited transition relief available under the Tax Cuts and Jobs Act, our ability to obtain a deduction for an Award paid to a covered employee under the A&R Plan will be subject to the deductibility limitations of Section 162(m). The Compensation Committee may Award compensation that is or may become non-deductible, and expects to consider whether it believes such grants are in our best interest, balancing tax efficiency with long-term strategic objectives.
Section 409A of the Code
If an Award is subject to Section 409A of the Code (which relates to nonqualified deferred compensation plans), and if the requirements of Section 409A of the Code are not met, the taxable events as described above could apply earlier than described above, and could result in the imposition a 20% penalty, along with certain interest charges. All Awards under the A&R Plan are intended to be exempt from or comply with Section 409A of the Code, but there is no guarantee of the tax treatment of any Award.
Certain Change in Control Payments
Under Section 280G of the Code, the vesting or accelerated exercisability of Options or the vesting and payments of other Awards in connection with a change in control of a corporation may result in an “excess parachute payment”. A “parachute payment” occurs when an employee receives payments contingent upon a change in control that exceed an amount equal to three times his or her “base amount.” The term “base amount” generally means the average annual compensation paid to such employee during the five-year period preceding the change in control. An “excess parachute payment” is the excess of all parachute payments made to the employee on account of a change in control over the employee’s base amount. If any amount received by an employee is characterized as an excess parachute payment, the employee is subject to a 20% excise tax on the amount of the excess, and we are denied a deduction with respect to such excess payment.
Tax Withholding
To the extent required by law, the Company (or its applicable Subsidiary) will withhold from any amount paid in settlement of an Award amounts of withholding and other taxes due or take other action as it deems advisable to enable the Company and the Participant to satisfy withholding and tax obligations related to any Awards.
Consequences of Failing to Approve the Proposal
The A&R Plan will not be implemented unless it is approved and adopted by our stockholders. If the proposed A&R Plan is not approved and adopted by our stockholders, the 2016 Plan will continue in effect in its present form and we will continue to grant Awards under the terms of the 2016 Plan until the shares remaining available for issuance are exhausted. Failure of our stockholders to approve and adopt the A&R Plan also will not affect the rights of existing holders of Awards under the 2016 Plan or under any previously granted Awards under the 2016 Plan.
The Board recommends that stockholders vote “FOR” the approval of the A&R Plan.

Kraton Corporation                                         79

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR OUR 2021 ANNUAL MEETING

Inclusion of Proposals in Our Proxy Statement and Proxy Card under the SEC’s Rules
The Board is not aware of any other matter to be submitted at the Annual Meeting. If any other matter properly comes before the Annual Meeting, the persons named in the enclosed form of proxy generally will have discretionary authority to vote the shares thereby represented in accordance with their judgment.
Any proposal of a stockholder intended to be included in our proxy statement and form of proxy/voting instruction card for the 2021 Annual General Meeting of Stockholders (the "2021 Annual Meeting") pursuant to Rule 14a-8 of the SEC’s rules must be received by us no later than December 10, 2020, unless the date of our 2021 Annual Meeting is more than 30 days before or after May 22, 2021, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials. All proposals should be addressed to Secretary, Kraton Corporation, 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032.
Bylaw Requirements for Stockholder Submission of Nominations and Proposals
A stockholder recommendation for nomination of a person for election to our Board or a proposal for consideration at our 2021 Annual Meeting must be submitted in accordance with the advance notice procedures and other requirements set forth in our bylaws. These requirements are separate from, and in addition to, the requirements discussed above to have the stockholder nomination or other proposal included in our proxy statement and form of proxy/voting instruction card pursuant to the SEC’s rules. The item to be brought before the meeting must be a proper subject for stockholder action. Our bylaws require that the proposal or recommendation for nomination must be received by our Secretary at the above address not later than February 21, 2021, nor earlier than January 22, 2021, unless the date of our 2021 Annual Meeting is more than 30 days before or more than 60 days after May 22, 2021, the anniversary of our 2020 Annual Meeting, in which case notice by the stockholder to be timely must be so delivered not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or, if the first public announcement of the date of the annual meeting is less than 100 days prior to the date of the meeting, the tenth day following the day on which public announcement of the date of such meeting is first made. Stockholder proposals or nominations must include specified information concerning the stockholder and the proposal or nominee as provided in our bylaws.

Kraton Corporation                                         80

ADDITIONAL INFORMATION

Incorporation by Reference
Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate future filings including this proxy statement, in whole or in part, Compensation Committee Report and the Audit Committee Report included in this proxy statement shall not be incorporated by reference to any such filings.
Annual Report on Form 10-K
We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the SEC, including the consolidated financial statements and schedules thereto, but not the exhibits.
Requests for copies of such report should be directed to Director of Investor Relations, Kraton Corporation, 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032. Copies of any exhibit to the Form 10-K will be forwarded upon receipt of a written request addressed to our Director of Investor Relations.
Important Notice Regarding Internet Availability of Proxy Materials for the 2020 Annual General Meeting of Stockholders to be held on May 22, 2020: Our proxy material relating to our 2020 Annual General Meeting of Stockholders (notice, proxy statement, proxy card and 2019 Annual Report) will be available at “Investor Relations” on our website at www.kraton.com.
Delivery of Documents to Stockholders Sharing an Address
No more than one Notice of Internet Availability is being sent to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders at that address. Stockholders may request a separate copy of the Notice of Internet Availability or proxy materials by writing to The Director of Investor Relations, Kraton Corporation, 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032, or by calling Investor Relations at 281-504-4700. Requests will be responded to promptly. Stockholders sharing an address who desire to receive multiple copies, or who wish to receive only a single copy, of the Notice of Internet Availability may write to the above address to request a change.
As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the meeting may be held virtually over the Internet. If we take this step, we will announce the decision to do so by April 29, 2020 via a press release and posting details on our website that will also be filed with the SEC as proxy material. As always, we encourage you to vote your shares prior to the Annual Meeting.
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO VOTE BY TELEPHONE, OVER THE INTERNET OR BY MARKING, SIGNING AND RETURNING YOUR PROXY OR VOTING INSTRUCTION CARD AS SOON AS POSSIBLE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

HOUSTON, TEXAS	By Order of the Board of Directors of Kraton Corporation,
/s/ JAMES L. SIMMONS
JAMES L. SIMMONS,
Senior Vice President, General Counsel and Secretary
April 9, 2020

Kraton Corporation                                         81

VOTE BY INTERNET - www.proxyvote.com
KRATON CORPORATION
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/21/2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

15710 JOHN F. KENNEDY BLVD.
SUITE 300
HOUSTON, TX 77032
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/21/2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KRATON CORPORATION

The Board of Directors recommends you vote FOR the following:	For All	Withhold All	For all Except	To withhold authority to vote for any individual
nominee(s), mark "For All Except" and write the
1. Election of Class II Directors	☐	☐	☐	number(s) of the nominee(s) on the line below.
Nominees
01) Dominique Fournier
02) John J. Gallagher, III
03) Billie I. Williamson

The Board of Directors recommends you vote FOR Proposals 2, 3 and 4:	For	Against	Abstain
2. Advisory vote to approve the compensation of our named executive officers.	☐	☐	☐

3. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2020 fiscal year.	☐	☐	☐

4. To approve the amendment and restatement to the Kraton Corporation 2016 Equity and Cash Incentive Plan	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]    Date            Signature (Joint Owners)        Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

Kraton Corporation
2020 Annual General Meeting of Stockholders
The Board of Directors Solicits this Proxy
PROXY
The undersigned hereby appoints Atanas H. Atanasov, Senior Vice President, Chief Financial Officer and Treasurer of Kraton Corporation, and James L. Simmons, Senior Vice President, General Counsel and Secretary of Kraton Corporation, and each of them individually, acting in the absence of others, as proxies of the undersigned, with full power of substitution in the premises and with discretionary authority to each of them, to appear and vote, as designated herein, all shares of the common stock of Kraton Corporation held of record by the undersigned on March 23, 2020 at the Annual General Meeting of Stockholders scheduled to be held at The Sheraton North Houston, 15700 John F. Kennedy Boulevard, Houston, Texas 77032 on May 22, 2020 at 1:00 p.m., central time, and at any and all postponements or adjournments thereof, including any solely virtual meeting. The undersigned acknowledges receipt of the notice of and proxy statement for such annual meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

ANNEX A
AMENDED AND RESTATED KRATON CORPORATION 2016 EQUITY AND CASH INCENTIVE PLAN

KRATON CORPORATION
AMENDED AND RESTATED 2016 EQUITY AND CASH INCENTIVE PLAN

1.
Plan. This Kraton Corporation Amended and Restated 2016 Equity and Cash Incentive Plan was adopted by the Company to reward certain corporate officers, directors, independent contractors and key employees of the Company and its Subsidiaries by enabling them to acquire shares of common stock of the Company and/or through the provision of cash payments.

2.
Objectives. This Plan is designed to promote the interests of the Company and its stockholders by providing the (i) employees and consultants of the Company and its Subsidiaries and (ii) non-employee directors of the Company, who are largely responsible for the management, growth, and protection of the business of the Company, with equity and cash incentives and rewards to encourage them to continue in the service of the Company. This Plan is designed to meet this intent by providing such employees, independent contractors, and non-employee directors with a proprietary interest in pursuing the long-term and short-term growth, profitability, and financial success of the Company.

3.    Definitions. As used herein, the terms set forth below shall have the following respective meanings:

“Award” means the grant, by the Company pursuant to this Plan, of any Option, SAR, Stock Award or Cash Award, whether granted singly, in combination or in tandem, to a Participant pursuant to such applicable terms, conditions and limitations as the Committee (or the Board, in the case of Awards to Directors) may establish in order to fulfill the objectives of this Plan.

“Award Agreement” means any agreement (in writing or electronic) issued for and on behalf of the Company setting forth, in writing, the terms, conditions and limitations applicable to an Award.

“Board” means the Board of Directors of the Company.

“Cash Award” means an Award, granted by the Company pursuant to this Plan, denominated in cash.

“Change in Control” means the occurrence of any of the following:

(i)
Change in the Ownership of the Company. Any Person, acquires ownership of securities of the Company that, together with securities held by such Person, constitutes more than 50% of the total fair market value or total voting power of the securities of the Company.

(ii)
Change in the Effective Control of the Company. The date any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) ownership of securities of the Company possessing 30% or more of the total voting power of the securities of the Company; or the date a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election.

(iii)
Change in the Ownership of a Substantial Portion of the Company's Assets. A change in the ownership of a substantial portion of the Company’s assets occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of such corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Notwithstanding the foregoing, no Change in Control shall be deemed to have occurred with respect to the payment of an Award that is subject to Code Section 409A unless such event constitutes an event specified in Code Section 409A(a)(2)(A)(v) and the Treasury regulations promulgated thereunder.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee of the Board or such other committee of the Board as is designated by the Board to administer this Plan.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company” means Kraton Corporation, a Delaware corporation, and any successor thereto.

“Consultant” means an individual providing services to the Company or any of its Subsidiaries, other than an Employee or a Director.

“Director” means an individual serving as a member of the Board who is not an Employee or a Consultant.

“Dividend Equivalents” means an amount equal to dividends and other distributions (or the economic equivalent thereof) that are payable to stockholders of record on a like number of shares of Common Stock.

“Effective Date” means May 18, 2016, the date this Plan was initially approved by the Company’s stockholders.

“Employee” means an employee of the Company or any of its Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” of a share of Common Stock means, as of a particular date:

(i)	if shares of Common Stock are listed on a national securities exchange, the average of the high and low sales prices per share of Common Stock on the consolidated transaction reporting system for the principal national securities exchange on which shares of Common Stock are listed on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported;

(ii)
if the Common Stock is not so listed, the average of the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by an inter-dealer quotation system;

(iii)	if shares of Common Stock are not publicly traded, the most recent value determined by an independent appraiser appointed by the Committee for such purpose; or

(iv)	if none of the above are applicable, the Fair Market Value of a share of Common Stock as determined in good faith by the Committee.

Notwithstanding the foregoing, the determination of Fair Market Value for purposes of tax reporting or withholding upon settlement of an Award may be made using any reasonable method in the Company's discretion, subject to applicable law, and need not be consistent with the determination of Fair Market Value in accordance with the above.

“Incentive Option” means an Option that is intended to comply with the requirements set forth in Code Section 422.

“Maximum Share Limitation” shall have the meaning ascribed to such term in Section 5(a) hereof.

“Nonqualified Option” means an Option that is not intended to comply with the requirements set forth in Code Section 422.

“Option” means a right, granted by the Company pursuant to this Plan, to purchase a specified number of shares of Common Stock at a specified price.

“Outstanding Qualified Performance Award” shall have the meaning ascribed to such term in Section 27 of this Plan.

“Participant” means an Employee, Consultant or Director to whom an Award has been made under this Plan.

“Performance Award” means a Stock Award or a Cash Award to a Participant which Award is subject to the attainment of one or more Performance Goals, including both long-term and annual Performance Awards.

“Performance Goal” means a standard established by the Committee, the satisfaction of which shall determine in whole or in part whether a Performance Award shall be earned.

“Person” means any individual, corporation, partnership, “group” (as such term is used in Rule 13d 5 under the Exchange Act), association or other “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, and the related rules and regulations promulgated thereunder.

“Plan” means this Amended and Restated Kraton Corporation 2016 Equity and Cash Incentive Plan, as amended and restated as described in Section 26, and as it may be further amended from time to time.

“Prior Plan” means the Kraton Performance Polymers, Inc. 2009 Equity Incentive Plan, originally effective as of November 30, 2009 and as amended and restated effective as of February 16, 2012.

“Restatement Effective Date” shall have the meaning ascribed to such term in Section 26 of this Plan.

“Restricted Stock” means any Common Stock that is restricted or subject to forfeiture provisions.

“Restricted Stock Unit” means a unit that is restricted or subject to forfeiture provisions evidencing the right to receive one share of Common Stock or cash equal to the Fair Market Value of one share of Common Stock.

“Restriction Period” means a period of time beginning as of the date upon which an Award of Restricted Stock or Restricted Stock Units is made pursuant to this Plan and ending as of the date upon which such Award is issued (if not previously issued), no longer restricted or no longer subject to forfeiture provisions.

“SAR” means a right, granted by the Company pursuant to this Plan, to receive a payment, in cash or Common Stock, equal to the excess of the Fair Market Value of a share of Common Stock on the date the right is exercised over the Fair Market Value of a share of Common Stock on the date of grant.

“Section 409A” means Code Section 409A, and related regulations and Treasury pronouncements.

“Stock Award” means an Award, granted by the Company pursuant to this Plan, in the form of shares of Common Stock or units denominated in shares of Common Stock, and includes Restricted Stock and Restricted Stock Units, but does not include Options or SARs.

“Stock Based Award Limitations” is as defined in Section 5(d) hereof.

“Subsidiary” means (i) in the case of a corporation, any corporation of which the Company directly or indirectly owns shares representing 50% or more of the combined voting power of the shares of all classes or series of capital stock of such corporation which have the right to vote generally on matters submitted to a vote of the stockholders of such corporation, and (ii) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which the Company directly or indirectly owns 50% or more of the voting, capital or profits interests (whether in the form of partnership interests, membership interests or otherwise).

4.
Eligibility. The persons who shall be eligible to receive Awards pursuant to this Plan shall be (a) those Employees and Consultants whom the Committee shall select from time to time and (b) Directors whom the Board shall select from time to time.

5.	Common Stock Available for Awards; Plan and Award Limitations.

(a)	Common Stock Available Under this Plan. Subject to the provisions of the immediately following subsection (b), the maximum number of shares of Common Stock that may be issued or transferred pursuant to Awards under this Plan is 3,350,000 shares plus the shares remaining available for awards under the Prior Plan as of the Effective Date (the “Maximum Share Limitation”). From and after the Effective Date, no further awards may be made under the Prior Plan.

(b)
Share Counting. Each Option and SAR, and as of the Restatement Effective Date, each Stock Award, granted shall be counted against the Maximum Share Limitation as one share of Common Stock. Stock Awards granted prior to the Restatement Effective Date shall be counted against the Maximum Share Limitation as two shares of Common Stock. The number of shares of Common Stock that are the subject of Awards under this Plan or the Prior Plan that are canceled, terminated, forfeited or expire unexercised shall again immediately become available for Awards hereunder as if such shares had never been the subject of an Award, and the Maximum Share Limitation shall be increased by the same amount as such shares were counted against the Maximum Share Limitation when the relevant Award was granted (or with respect to Awards granted under the Prior Plan, as one share of Common Stock per share of Common Stock subject to the Award). The number of shares of Common Stock that are the subject of Awards under this Plan or the Prior Plan that are tendered, surrendered or withheld in connection with the exercise or settlement of an Award or the Company’s tax withholding obligations shall not again be available for Awards under this Plan. Notwithstanding the foregoing, Awards granted pursuant to an Award Agreement specifying that such Award will be settled in cash shall not be counted against the limit set forth in Section 5(a).

(c)	Incentive Option Shares. The maximum number of shares of Common Stock that may be issued or transferred pursuant to Incentive Options under this Plan is 3,350,000 shares.

(d)	Award Limitations. The following limitations shall apply to any Awards made hereunder:

(i)
No Employee or Consultant may be granted, during any calendar year, Awards consisting of Options or SARs that are exercisable for more than 1,000,000 shares of Common Stock, and no Director may be granted, during any calendar year, Awards consisting of Options or SARs that are exercisable for more than 100,000 shares of Common Stock;

(ii)
No Employee or Consultant may be granted, during any calendar year, Stock Awards covering or relating to more than 1,000,000 shares of Common Stock, and no Director may be granted, during any calendar year, Stock Awards covering or relating to more than 50,000 shares of Common Stock (the limitations set forth in this clause (ii), together with the limitations set forth in clause (i) above, being hereinafter collectively referred to as the “Stock Based Award Limitations”); and

(iii)	No Employee or Consultant may be granted Cash Awards in respect of any calendar year having a value determined on the date of grant in excess of $5,000,000.

(e)	Adjustments. The limitations set forth in this Section 5 are subject to adjustment in accordance with Section 15 hereof.

(f)
Other Actions. The Committee may from time to time adopt and observe such procedures concerning the counting of shares against this Plan maximum as it may deem appropriate. The Board, the Committee and the officers of the Company shall from time to time take whatever actions are necessary to file any required documents with governmental authorities, stock exchanges and transaction reporting systems to ensure that shares of Common Stock are available for issuance pursuant to Awards.

6.	Administration.

(a)
Authority of the Committee. Except as otherwise provided in this Plan with respect to actions or determinations by the Board, this Plan shall be administered by the Committee. Subject to the provisions hereof, the Committee shall have full and exclusive power and authority to administer this Plan and to take all actions that are specifically contemplated hereby or are necessary or appropriate in connection with the administration hereof. The Committee shall also have full and exclusive power to interpret this Plan and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or proper, all of which powers shall be exercised in the best interests of the Company and in keeping with the objectives of this Plan. Subject to Section 6(c) and Section 18 hereof, the Committee may, in its discretion, provide for (i) the extension of the exercisability of an Award, (ii) in the event of a Participant’s death, disability or retirement (in the case of disability and retirement, unless otherwise specified in the relevant grant agreement, as determined in accordance with the applicable policies and procedures of the Company as in effect from time to time) or in the event of a termination of employment by the Company without “Cause” or by the Participant with “Good Reason” (as such terms are defined in an Award Agreement, employment agreement or the Company’s Executive Severance Plan): (A) the acceleration of the date on which any such Award becomes vested or exercisable, as the case may be, (B) the elimination of (or lesser restrictions on) any restrictions contained in an Award, (C) the waiver of any restriction or other provision of this Plan or an Award or (iii) amendment or modification of an Award in any manner that is (A) not materially adverse to the Participant to whom such Award was granted, (B) consented to by such Participant or (C) authorized by Section 15(c) hereof; provided, however, that no such action shall permit the term of any Option or SAR to be greater than ten years from the applicable grant date. For avoidance of doubt, in the event of Change in Control without a subsequent termination of employment, the Committee’s discretion with respect to Awards shall be subject to Section 15(c), rather than this Section 6(a). The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable to further the purposes of this Plan. Any decision of the Committee in the interpretation and administration of this Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.

(b)
Indemnity. No member of the Board or the Committee or officer of the Company to whom the Committee has delegated authority in accordance with the provisions of Section 7 of this Plan shall be liable for anything done or omitted to be done by him or her, by any member of the Board or the Committee or by any officer of the Company in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.

(c)
Prohibition on Repricing of Options and Stock Appreciation Rights. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split up, spin off, combination, or exchange of shares), the terms of outstanding Options and SARs may not be amended to (i) reduce the exercise price of outstanding Options or SARs or (ii) cancel outstanding Options or SARs in exchange for cash, other Awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without stockholder approval.

7.
Delegation. The Committee may delegate any of its authority to grant Awards to Employees who are not subject to Section 16(b) of the Exchange Act and Consultants, subject to Section 6(a) above, to a subcommittee of the Committee, to any other committee of the Board, to the Chief Executive Officer of the Company or to one or more officers of the Company, provided such delegation is made in writing and specifically sets forth such delegated authority. Any such delegation hereunder shall only be made to the extent permitted by applicable law.

8.
Awards. Except as otherwise provided in Section 9 hereof pertaining to Awards to Directors, the Committee shall determine the type or types of Awards to be made under this Plan and shall designate from time to time the Participants who are to be the recipients of such Awards. Each Award shall be embodied in an Award Agreement in such form as the Committee determines, which shall contain such terms, conditions and limitations as shall be determined by the Committee in its sole discretion, including any treatment upon a Change in Control, and shall be issued for and on behalf of the Company. Awards may consist of those listed in this Section 8 and may be granted singly, in combination or in tandem. Awards may also be made in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under this Plan or any other plan of the Company or any of its Subsidiaries, including this Plan of any acquired entity; provided that, except as contemplated in Section 15 hereof, no Option or SAR may be issued in exchange for the cancellation of an Option or SAR, respectively, with a higher exercise price nor may the exercise price of any Option or SAR be reduced. Subject to accelerated vesting in the event of a Participant’s termination of employment due to death, disability or retirement as provided in Section 6(a) or following a Change in Control as provided in Section 15(c), all Awards shall have a minimum vesting period of one year from the date of grant; provided, however, that Awards with respect to up to five percent of the shares of Common Stock authorized for grant pursuant to this Plan may have a vesting period of less than one year. All or part of an Award may be subject to conditions established by the Committee, which may include, but are not limited to, continuous service with the Company and its Subsidiaries, achievement of specific business objectives, increases in specified indices, attainment of specified growth rates and other measurements of performance. Upon the termination of employment by a Participant who is an Employee or termination of service by a Participant who is a Consultant, any unexercised, deferred, unvested or unpaid Awards shall be treated as set forth in the applicable Award Agreement.

(a)
Option. An Award may be in the form of an Option. An Option awarded pursuant to this Plan may consist of an Incentive Option or a Nonqualified Option. The price at which shares of Common Stock may be purchased upon the exercise of an Option shall be not less than the Fair Market Value of the Common Stock on the date of grant. The term of an Option shall not exceed ten years from the date of grant. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Options awarded pursuant to this Plan, including the term of any Options and the date or dates upon which such Options become exercisable, shall be determined by the Committee. Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of a Participant, only by the Participant; provided, however, that the Committee may permit Nonqualified Options to be sold, pledged, assigned, hypothecated, transferred, or disposed of, on a general or specific basis, subject to such conditions and limitations as the Committee may determine.

(b)
Stock Appreciation Right. An Award may be in the form of a SAR. The strike price for a SAR shall not be less than the Fair Market Value of the Common Stock on the date on which the SAR is granted. The term of a SAR shall not exceed ten years from the date of grant. Subject to the foregoing limitations, the terms, conditions and limitations applicable to any SARs awarded pursuant to this Plan, including the term of any SARs and the date or dates upon which such SARs become exercisable, shall be determined by the Committee. As of the date of grant of a SAR, the Committee may specifically designate that the Award will be paid (i) only in cash, (ii) only in Common Stock, or (iii) in such other form or combination of forms as the Committee may elect or permit at the time of exercise.

(c)
Stock Award. An Award may be in the form of a Stock Award. The terms, conditions and limitations applicable to any Stock Awards granted pursuant to this Plan shall be determined by the Committee, subject to the limitations specified below.

(d)	Cash Award. An Award may be in the form of a Cash Award. The terms, conditions and limitations applicable to any Cash Awards granted pursuant to this Plan shall be determined by the Committee.

(e)
Performance Award. Without limiting the type or number of or performance metrics with respect to Awards that may be made under the other provisions of this Plan, an Award may be in the form of a Performance Award. The terms, conditions and limitations applicable to any Performance Awards granted to Participants pursuant to this Plan shall be determined by the Committee, subject to the limitations specified in this Plan. The Committee may set Performance Goals in its discretion which, depending on the extent to which such Performance Goals are met, may determine the value and/or amount of Performance Awards that will be paid out to the Participant and/or the portion of an Award that may be exercised. A Performance Goal may be based on one or more business or numerical or statistical criteria that apply to the Employee, one or more business units, divisions or sectors of the Company, or the Company as a whole, by comparison with a peer group of companies or may be measured on such other basis as determined by the Committee, in its discretion. A Performance Goal may include, but is not limited to, (i) GAAP or non-GAAP financial metrics, (ii) total shareholder return or other return-based metrics, (iii) operational, efficiency-based, strategic or corporate objectives, (iv) sustainability or compliance targets, (v) personal professional objectives relating to a Participant, or (vi) any other metric that is reasonably capable of measurement or determination or calculation, as determined by the Committee. Notwithstanding the foregoing, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards and Performance Goals and any hypothetical funding pool relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, acquisitions and dispositions of businesses and assets) affecting the Company, any subsidiary or other business unit, or the financial statements of the Company or any subsidiary, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee's assessment of the business strategy of the Company, any subsidiary or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant.

9.
Awards to Directors. Subject to the limitations set forth in Section 5(d) hereof, the Board may grant a Director of the Company one or more Awards and establish the terms thereof in accordance with Section 8 and consistent with the provisions therein for the granting of Awards to Employees and Consultants by the Committee. Any such Award shall be subject to the applicable terms, conditions and limitations set forth in this Plan and the applicable Award Agreement. Upon the termination of service by a Participant who is a Director, any unexercised, deferred, unvested or unpaid Awards shall be treated as set forth in the applicable Award Agreement.

10.	Award Payment; Dividends and Dividend Equivalents.

(a)
General. Payment of Awards may be made in the form of cash or Common Stock, or a combination thereof, and may include such restrictions as the Committee shall determine, including, in the case of Common Stock, restrictions on transfer and forfeiture provisions. If payment of an Award is made in the form of Restricted Stock, the applicable Award Agreement relating to such shares shall specify whether such shares are to be issued at the beginning or end of the Restriction Period. In the event that shares of Restricted Stock are to be issued at the beginning of the Restriction Period, the certificates evidencing such shares (to the extent that such shares are so evidenced) shall contain appropriate legends and restrictions that describe the terms and conditions of the restrictions applicable thereto. In the event that shares of Restricted Stock are to be issued at the end of the Restriction Period, the right to receive such shares shall be evidenced by book entry registration or in such other manner as the Committee may determine.

(b)
Dividends, Dividend Equivalents and Interest. Rights to dividends or Dividend Equivalents may be extended to and made part of any Award (other than Options and SARs) consisting of shares of Common Stock or units denominated in shares of Common Stock, subject to such terms, conditions and restrictions as the Committee may establish; provided that in no event shall any Award provide for the Participant’s receipt of payment of dividends or Dividend Equivalents in any form prior to the vesting of such Award (or applicable portion thereof) or otherwise permit the payment of dividends or Dividend Equivalents on an Award to the extent that it has not vested. Dividends and/or Dividend Equivalents shall not be made part of any Options or SARs. The Committee may also establish rules and procedures for the crediting of interest on deferred cash payments, dividends or Dividend Equivalents.

(c)
Deferrals. Amounts payable in respect of Cash Awards to be deferred and paid in accordance with the terms of the Company’s deferred compensation plan that may permit such deferrals (if any), subject to the terms and conditions of such plan as it may be amended from time to time, and provided the Participant is eligible to defer Cash Awards under such plan and such deferrals comply with Section 409A.

11.
Stock Option Exercise. The price at which shares of Common Stock may be purchased under an Option shall be paid in full at the time of exercise in cash or, if permitted by the Committee and elected by the Participant, the Participant may purchase such shares by means of the Company withholding shares of Common Stock otherwise deliverable on exercise of the Award or tendering Common Stock or surrendering another Award, including Restricted Stock, valued at Fair Market Value on the date of exercise, or any combination thereof. The Committee, in its sole discretion, shall determine acceptable methods for Participants to tender Common Stock or other Awards. The Committee may provide for procedures to permit the exercise or purchase of such Awards by use of the proceeds to be received from the sale of Common Stock issuable pursuant to an Award (including cashless exercise involving a broker or dealer approved by the Committee or net-exercise both pursuant to procedures approved by the Committee). Unless otherwise provided in the applicable Award Agreement, in the event shares of Restricted Stock are tendered as consideration for the exercise of an Option, a number of the shares issued upon the exercise of the Option, equal to the number of shares of Restricted Stock used as consideration therefore, shall be subject to the same restrictions as the Restricted Stock so submitted as well as any additional restrictions that may be imposed by the Committee. The Committee may adopt additional rules and procedures regarding the exercise of Options from time to time, provided that such rules and procedures are not inconsistent with the provisions of this Section 11.

12.
Taxes. The Company shall have the right to deduct applicable taxes from any Award payment and withhold an appropriate amount of cash or number of shares of Common Stock or a combination thereof for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. The Committee may also permit withholding to be satisfied by the transfer to the Company of shares of Common Stock theretofore owned by the holder of the Award with respect to which withholding is required. If shares of Common Stock are used to satisfy tax withholding, such shares shall be valued based on the Fair Market Value when the amount of required tax withholding is determined by the Company.

13.
Amendment, Modification, Suspension or Termination. The Board may amend, modify, suspend or terminate this Plan (and the Committee may amend or modify an Award Agreement) for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by applicable law, except that (i) no amendment or alteration that would materially adversely affect the rights of any Participant under any Award previously granted to such Participant shall be made without the consent of such Participant and (ii) no amendment or alteration shall be effective prior to its approval by the stockholders of the Company to the extent stockholder approval is otherwise required by applicable legal requirements or the requirements of the securities exchange on which the Company’s stock is listed, including any amendment that expands the types of Awards available under this Plan, materially increases the number of shares of Common Stock that may be issued or transferred pursuant to Awards under this Plan, materially expands the classes of persons eligible for Awards under this Plan, materially extends the term of this Plan, materially changes the method of determining the Exercise Price of Options or strike price of SARs, deletes or limits any provisions of this Plan that prohibit the repricing of Options or SARs or materially modifies the restrictions on the Committee’s authority pursuant to Section 6(a) and 15(c) hereof. Notwithstanding any provision in this Plan to the contrary, this Plan shall not be amended or terminated in such manner that would cause this Plan or any amounts or benefits payable hereunder to fail to comply with or be exempt from Section 409A, and any such amendment or termination that may reasonably be expected to result in such failure shall be of no force or effect.

14.
Assignability. Unless otherwise determined by the Committee and provided in the Award Agreement, no Award or any other benefit under this Plan shall be assignable or otherwise transferable. Any attempted assignment of an Award or any other benefit under this Plan in violation of this Section 14 shall be null and void.

15.	Adjustments.

(a)
The existence of outstanding Awards shall not affect in any manner the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the Common Stock) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

(b)
In the event of any subdivision or consolidation of outstanding shares of Common Stock, declaration of a dividend payable in shares of Common Stock or other stock split, then (i) the number of shares of Common Stock reserved under this Plan, (ii) the number of shares of Common Stock available under this Plan for Incentive Options and Stock Awards, (iii) the number of shares of Common Stock covered by outstanding Awards in the form of Common Stock or units denominated in Common Stock, (iv) the exercise or other price in respect of such Awards, (v) the Stock Based Award Limitations, and (vi) the appropriate Fair Market Value and other price determinations for such Awards shall each be proportionately adjusted by the Committee to reflect such transaction. In the event of any other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, the adoption by the Company of any plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends or dividends payable in Common Stock), the Committee shall make appropriate adjustments to (1) the number and kind of shares of Common Stock covered by Awards in the form of Common Stock or units denominated in Common Stock, (2) the exercise or other price in respect of such Awards, (3) the appropriate Fair Market Value and other price determinations for such Awards, (4) the number and kind of shares of Common Stock available under this Plan for Incentive Options and Stock Awards, and (5) the Stock Based Award Limitations to give effect to such transaction; provided that such adjustments shall only be such as are necessary to maintain the proportionate interest of the holders of the Awards and preserve, without exceeding, the value of such Awards.

(c)
In the event of a Change in Control, corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Committee may make such adjustments to Awards or other provisions for the disposition of Awards as it deems equitable, and shall (i) if available pursuant to the terms of the transaction, provide for the substitution of a new Award or other arrangement (which, if applicable, may be exercisable for such property or stock as the Committee determines) for an Award or the assumption of the Award (and for awards not granted under this Plan), regardless of whether in a transaction to which Code Section 424(a) applies, or (ii), to the extent that Awards cannot be substituted or assumed pursuant to subsection (i) above: (A) provide, prior to the transaction, for the acceleration of the vesting and exercisability of, or lapse of restrictions with respect to, the Award and, if the transaction is a cash merger, provide for the termination of any portion of the Award that remains unexercised at the time of such transaction, (B) provide for the acceleration of the vesting and exercisability of an Award and the cancellation thereof in exchange for such payment as the Committee, in its sole discretion, determines is a reasonable approximation of the value thereof, (C) cancel any Awards and direct the Company to deliver to the Participants who are the holders of such Awards cash in an amount that the Committee shall determine in its sole discretion is equal to the Fair Market Value of such Awards as of the date of such event, which, in the case of any Option, shall be the amount equal to the excess of the Fair Market Value of a share as of such date over the per share exercise price for such Option (for the avoidance of doubt, if such exercise price is less than such Fair Market Value, the Option may be canceled for no consideration), or (D) cancel Awards that are Options and give the Participants who are the holders of such Awards notice and opportunity to exercise prior to such cancellation. Notwithstanding anything to the contrary in the above, with respect to Performance Awards, the Committee shall only accelerate exercisability, nonforfeitability and transferability of such Awards upon the Change in Control: (x) to the extent of actual achievement of the applicable performance conditions or (y) on a prorated basis for time elapsed in ongoing performance period(s).

(d)	No adjustment authorized by this Section 15 shall be made in such manner that would result in this Plan or any amounts or benefits payable hereunder to fail to comply with or be exempt from Section 409A, and any such adjustment that may reasonably be expected to result in such failure shall be of no force or effect.

16.
Restrictions. No Common Stock or other form of payment shall be issued or made with respect to any Award unless the Company shall be satisfied based on the advice of its counsel that such issuance or other payment will be in compliance with all applicable federal and state securities laws. Certificates evidencing shares of Common Stock delivered under this Plan (to the extent that such shares are so evidenced) may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Common Stock is then listed or to which it is admitted for quotation and any applicable federal or state securities law. The Committee may cause a legend or legends to be placed upon such certificates (if any) to make appropriate reference to such restrictions.

17.
Unfunded Plan. This Plan is unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, Common Stock or rights thereto under this Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Common Stock or rights thereto, nor shall this Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any cash, Common Stock or rights thereto to be granted under this Plan. Any liability or obligation of the Company to any Participant with respect to an Award of cash, Common Stock or rights thereto under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Award Agreement, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. None of the Company, the Board or the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.

18.	Section 409A.

(a)
Notwithstanding anything in this Plan to the contrary, if any Plan provision or Award under this Plan would result in the imposition of an additional tax under Section 409A, that Plan provision or Award will be reformed to avoid imposition of the additional tax, including that any Award subject to 409A held by a specified employee that is settled upon termination of employment (for reasons other than death) shall be delayed in payment until the expiration of six months, and no action taken to comply with Section 409A shall be deemed to adversely affect the Participant’s rights to an Award. Awards made under this Plan are intended to comply with or be exempt from Section 409A, and ambiguous provisions hereof, if any, shall be construed and interpreted in a manner consistent with such intent. No payment, benefit or consideration shall be substituted for an Award if such action would result in the imposition of taxes under Section 409A.

(b)
Unless the Committee provides otherwise in an Award Agreement, each Restricted Stock Unit Award or Cash Award (or portion thereof if the Award is subject to a vesting schedule) shall be settled no later than the 15th day of the third month after the end of the first calendar year in which the Award (or such portion thereof) is no longer subject to a “substantial risk of forfeiture” within the meaning of Section 409A. If the Committee determines that a Restricted Stock Unit Award or Cash Award is intended to be subject to Section 409A, the applicable Award Agreement shall include terms that are designed to satisfy the requirements of Section 409A.

(c)	If the Participant is identified by the Company as a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) on the date on which the Participant has a

“separation from service” (other than due to death) within the meaning of Treasury Regulation Section 1.409A 1(h), any Award payable or settled on account of a separation from service that is deferred compensation subject to Section 409A shall be paid or settled on the earliest of (1) the first business day following the expiration of six months from the Participant’s separation from service, (2) the date of the Participant’s death, or (3) such earlier date as complies with the requirements of Section 409A.

19.
Governing Law. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Texas.

20.
Right to Continued Service or Employment. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or any of its Subsidiaries to terminate any Participant’s employment or other service relationship with the Company or its Subsidiaries at any time, nor confer upon any Participant any right to continue in the capacity in which he is employed or otherwise serves the Company or its Subsidiaries.

21.
Clawback Right. Notwithstanding any other provisions in this Plan, any Award shall be subject to recovery or clawback by the Company under any clawback policy adopted by the Company whether before or after the date of grant of the Award and to any clawback provision as may be set forth in an Award Agreement or required by applicable law or stock exchange listing requirement.

22.
Usage. Words used in this Plan in the singular shall include the plural and vice versa, and words of one gender shall be construed to include the other gender and the neuter, in each case as the context requires.

23.	Headings. The headings in this Plan are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Plan.

24.
No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional shares of Common Stock or whether such fractional shares of Common Stock or any rights thereto shall be forfeited or otherwise eliminated.

25.
Participants Based Outside of the United States. Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company operates or has Employees, Directors or Consultants, the Committee, in its sole discretion, shall have the power and authority to:

(a)	Determine which affiliates and Subsidiaries shall be covered by this Plan;

(b)	Determine which Employees, Directors, and/or Consultants outside the United States are eligible to participate in this Plan;

(c)	Modify the terms and conditions of any Award granted to Employees, Directors, and/or Consultants outside the United States to comply with applicable foreign laws;

(d)	Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 25 by the Committee shall be attached to the Plan document as appendices; and

(e)	Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

26.
Effective Date. The Plan originally became effective as of the Effective Date and the First Amendment to the Plan became effective upon its approval by the Company’s stockholders on May 23, 2018. The Plan, as amended and restated by the Board on March 24, 2020, will become effective on the date it is approved by the Company’s stockholders (the “Restatement Effective Date”). This Plan shall continue in effect for a term of 10 years from the Effective Date, unless earlier terminated by action of the Board, and no further Awards may be granted under this Plan after the tenth anniversary of the Effective Date or, if earlier, termination by action of the Board, except as to Awards then outstanding under this Plan. Such outstanding Awards shall remain in effect until they have been exercised or terminated, or have expired.

The adoption of this amendment and restatement of the Plan is expressly conditioned upon the approval by a majority of the votes cast by holders of shares of Common Stock present, or represented, and entitled to vote at the Company’s 2020 annual stockholders meeting, or any adjournment or postponement thereof (or such other voting threshold as may be required by stock exchange listing requirements). If the stockholders of the Company should fail to so approve the amendment and restatement of the Plan at such meeting, such amendment and restatement shall not be of any force or effect and the Plan, as in effect prior to the Restatement Effective Date, shall continue in force and effect.

27.
Outstanding Qualified Performance Awards. All provisions of the Plan governing Outstanding Qualified Performance Awards that were in effect prior to the Restatement Effective Date shall continue in effect with respect to Outstanding Qualified Performance Awards, notwithstanding the elimination of such provisions from the Plan as of the Restatement Effective Date. Further, no amendment or restatement of the Plan shall affect the terms and conditions of any Outstanding Qualified Performance Award or any other award that the Company intends to qualify for grandfathering under P.L. 115-97, Section 13601(e)(2), to the extent that it would result in a material modification of such award within the meaning of such Section 13601(e)(2). For purposes of this Section 27, “Outstanding Qualified Performance-Based Award” means any award granted prior to the Restatement Effective Date that is outstanding as of the Restatement Effective Date and that is intended to constitute “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code, as in effect prior to its amendment by the Tax Cuts and Jobs Act, P.L. 115-97.

ANNEX B
NON-GAAP RECONCILIATIONS

Adjusted EBITDA and Consolidated Net Debt
We consider Adjusted EBITDA and Consolidated Net Debt to be important supplemental measures of our performance and believe they are frequently used by investors, securities analysts, and other interested parties in the evaluation of our performance and/or that of other companies in our industry, including period-to-period comparisons. In addition, management uses these measures to evaluate operating performance, and our incentive compensation plan bases incentive compensation payments on our Adjusted EBITDA performance and achievement of net debt reduction, along with other factors. Adjusted EBITDA and Consolidated Net Debt have limitations as analytical tools and in some cases can vary substantially from other measures of our performance. You should not consider any of them in isolation, or as substitutes for analysis of our results under U.S. generally accepted accounting principles (“U.S. GAAP”).

Year ended December 31,
2019
(in thousands)
Consolidated Net Debt (1)	$1,355,629
Adjusted EBITDA (2)(3)	320,592
__________________________________________________

(1)
We define consolidated net debt as total consolidated debt (including debt of Kraton Formosa Polymers Corporation ("KFPC") a 50% joint venture which we consolidate) less consolidated cash and cash equivalents. Management uses consolidated net debt to determine our outstanding debt obligations that would not be readily satisfied by its cash and cash equivalents on hand. Management believes that using consolidated net debt is useful to investors in determining our leverage since we could choose to use cash and cash equivalents to retire debt.We also present Consolidated Net Debt, as adjusted for foreign exchange impact accounts for the foreign exchange effect on the Euro-denominated tranche of our senior secured term loan facility and the effect of our share buyback program.

(2)
The majority of our consolidated inventory is measured using the FIFO basis of accounting. As part of our pricing strategy, we measure our business performance using the estimated current replacement cost (“ECRC”) of our inventory and cost of goods sold. Our ECRC is based on our current expectation of the current cost of our significant raw material inputs. ECRC is developed monthly based on actual market-based contracted rates and spot market purchase rates that are expected to occur in the period. We then adjust the value of the significant raw material inputs and their associated impact to finished goods to the current replacement cost to arrive at an ECRC value for inventory and cost of goods sold. The result of this revaluation from the U.S. GAAP carrying value creates the spread between U.S. GAAP and ECRC. We maintain our perpetual inventory in our global enterprise resource planning system, where the carrying value of our inventory is determined. With inventory valued under U.S. GAAP and ECRC, we then have the ability to report cost of goods sold and therefore Adjusted EBITDA under both our U.S. GAAP convention and ECRC.

(3)
Adjusted EBITDA is EBITDA net of the impact of the spread between the FIFO basis of accounting and ECRC and net of the impact of items we do not consider indicative of our ongoing operating performance. EBITDA represents net income before interest, taxes, depreciation and amortization. We explain how each adjustment is derived and why we believe it is helpful and appropriate in the reconciliation below. You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to the following limitations:

•	Adjusted EBITDA does not reflect the significant interest expense on our debt;

•	Adjusted EBITDA does not reflect the significant depreciation and amortization expense associated with our long-lived assets;

•	other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure; and

•
due to volatility in raw material price, Adjusted EBITDA may, and often does, vary substantially from EBITDA, net income and other performance measures, including net income calculated in accordance with US GAAP.

Because of these and other limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business.
Our presentation of non-GAAP financial measures and the adjustments made therein should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items, and in the future we may incur expenses or charges similar to the adjustments made in the presentation of our non-GAAP financial measures. We compensate for the above limitations by relying primarily on our GAAP results and using Adjusted EBITDA and net debt only as supplemental measures.
We reconcile debt to consolidated net debt as follows:

As of December 31, 2019
(In thousands)
Kraton debt	1,288,277
KFPC loans(1)(2)	102,385
Consolidated debt (non-GAAP)	1,390,662

Kraton cash	24,631
KFPC cash(1)	10,402
Consolidated cash	35,033

Consolidated net debt (non-GAAP)	$1,355,629

Effect of foreign currency on consolidated net debt	10,277
Consolidated net debt, excluding effect of foreign currency	$1,365,906
Effect of share buyback program	(10,000)
Consolidated net debt, excluding effect of foreign currency and share buyback program	$1,355,906

(1)
This amount includes all of the indebtedness of our Kraton Formosa Polymers Corporation (KFPC) joint venture, located in Mailiao, Taiwan, which we own a 50% stake in and we consolidate within our financial statements.

(2)	KFPC executed revolving credit facilities to provide funding for working capital requirements and/or general corporate purposes. These are in addition to the 5.5 billion NTD KFPC Loan Agreement.

We reconcile consolidated net income attributable to Kraton to EBITDA, and Adjusted EBITDA as follows:

Year Ended December 31, 2019
$ in thousands
Net income attributable to Kraton	$51,305
Net income attributable to noncontrolling interest	4,512
Consolidated net income	55,817
Add (deduct):
Income tax benefit (expense)	(11,813)
Interest expense, net	75,782
Earnings of unconsolidated joint venture	(506)
Loss on extinguishment of debt	3,521
Other (income) expense	(3,339)
Operating income	119,462
Add:
Depreciation and amortization expenses	136,171
Other income (expense)	3,339
Loss on extinguishment of debt	(3,521)
Earnings of unconsolidated joint venture	506
EBITDA (a)	255,957
Add (deduct):
Transaction, acquisition related costs, restructuring, and other costs (b)	11,421
Loss on disposal of fixed assets	535
Loss on extinguishment of debt	3,521
Hurricane related costs (c)	15,025
Hurricane reimbursements (d)	(26,561)
KFPC startup costs (e)	3,019
Sale of emissions credits (f)	(4,601)
Non-cash compensation expense	9,493
Spread between FIFO and ECRC	52,783
Adjusted EBITDA (non-GAAP) (a)	320,592

(a) Included in EBITDA is a $32.9 million gain on insurance, fully offsetting the lost margin in the first quarter of 2019, and reimbursement for a portion of the direct costs we have incurred to date related to Hurricane Michael.
(b) Charges related to the evaluation of acquisition transactions, severance expenses, and other restructuring related charges, which are recorded primarily in selling, general and administrative expenses.
(c) Incremental costs related to Hurricane Michael, which are recorded in cost of goods sold. As we finalized our claim for reimbursement of incremental costs incurred, we have identified an additional $14.2 million of costs incurred during the year ended December 31, 2019. Additionally, we incurred direct costs due to the impacts of Hurricane Dorian of $0.8 million which are recorded in cost of goods sold.

(d) Reimbursement of incremental costs related to Hurricane Michael, which is recorded in gain on insurance proceeds.
(e) Startup costs related to the joint venture company, KFPC, which are recorded in cost of goods sold for 2019, selling, general, and administrative expenses for 2018, and cost of goods sold for 2017.
(f) We recorded a gain of $4.6 million in other income (expense) related to the sale of emissions credits accumulated by our Swedish Chemical legal entity.